As filed with the Securities and Exchange Commission on __________, 2005
Registration Statement No. ________

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEW HARVEST CAPITAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	6552	50-0015673
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

101 NE 3rd Avenue, Suite 1220
Fort Lauderdale, Florida
954-763-1515
(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Donald Winfrey
President
101 NE 3rd Avenue, Suite 1220
Fort Lauderdale, Florida
954-763-1515
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Darren Ofsink, Esq.
Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, New York 10022

     Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed share exchange described herein have been satisfied.

     If any of the Securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price Per	Aggregate	Registration
Securities to be Registered	Registered	Unit(1)	Offering Price	Fee

Common Stock, par value $.0001 Per share	24,307,185	$.002	$48,614	$5.72

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act, as amended.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this Information Statement/Proxy Statement/Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Information Statement/Proxy Statement/Prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

Subject to completion                     , 2005

A SHARE EXCHANGE PROPOSAL

Azur International, Inc.	New Harvest Capital Corporation
101 NE 3rd Avenue, Suite 1220	101 NE 3rd Avenue, Suite 1220
Fort Lauderdale, Florida 33301	Fort Lauderdale, Florida 33301

TO THE STOCKHOLDERS OF AZUR INTERNATIONAL, INC.

AND NEW HARVEST CAPITAL CORPORATION

      New Harvest Capital Corporation, a Delaware corporation (“Harvest”) and Azur International, Inc., a Nevada corporation (“Azur”) have entered into a Plan and Agreement to Exchange Stock (the “Share Exchange Agreement”), whereby Azur common stockholders will receive one share of Harvest common stock for every two shares of Azur common stock they own (the “Share Exchange”). Upon completion of the Share Exchange, Harvest’s name will be change to Azur International, Inc. and Azur’s name shall be changed to “Azur 2004, Inc.” After the Share Exchange, Harvest intends to apply to change its symbol on the OTC Bulletin Board to “AZZR.OB.” The Boards of Directors of both corporations believe that the Share Exchange will benefit the stockholders of both corporations.

      Harvest’s common stock is listed on the OTC Bulletin Board under the symbol “HVST” and closed at $.0022 per share on July 15, 2005.

      The Board of Directors of Azur and Board of Directors and stockholders of Harvest have approved the Share Exchange Agreement and the Board of Directors of Azur has recommended that its stockholders approve the Share Exchange Agreement as described in the attached materials. In addition, the Board of Directors and majority of the stockholders of Harvest have approved various amendments to Harvest’s Articles of Incorporation, which include a 1-for-1,370 reverse split of Harvest’s common stock, which has already been effected, a change in the name of Harvest to Azur International, Inc. after the consummation of the Share Exchange and the elimination of liability of directors of Harvest for monetary damages for breach of fiduciary duty as a director, with certain exceptions and to provide indemnification to officers and directors of Harvest to the fullest extent permitted under Delaware law.

      Azur’s shareholders will receive a total of 24,307,185 shares of Harvest in the Share Exchange, and will own approximately 99.5% of the aggregate issued and outstanding common stock of Harvest immediately following the Share Exchange. The current shareholders of Harvest will retain approximately 0.5% of the aggregate issued and outstanding stock on a fully-diluted basis.      Based on the closing prices of Harvest common stock on _________, 2005, the day before the Share Exchange Agreement was executed, and _______ , 2005, the date of this Information Statement/ Proxy Statement/ Prospectus, which were $____and $_____, respectively, and an exchange ratio of one share of Harvest for every two shares of Azur, Azur shareholders will receive a number of shares of Harvest common stock with a per share value of $_____or $______, respectively, and a total transaction value of $_____and $_____ , respectively. As of _______, 2005, Azur had $_________ in assets and $_________ in liabilities.

      The Board of Directors of Harvest and Azur have recommended that their shareholders approve the foregoing. Information concerning all of the foregoing is contained in this Information Statement/ Proxy Statement/ Prospectus. We urge you to read this material, including the Section describing “Risk Factors” that begins on page [     ].

Donald Winfrey	Donald Winfrey
President	President
Azur International, Inc.	New Harvest Capital Corporation

      THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR THE MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      This Information Statement/ Proxy Statement/ Prospectus is dated [                ], 2005, and is first being mailed to Harvest and Azur stockholders on or about [                ], 2005.

Information Statement/Prospectus

NEW HARVEST CAPITAL CORPORATION

1O1 NE 3rd Avenue, Suite 1220
Fort Lauderdale, Florida 33301

      WE ARE NOT ASKING YOU FOR YOUR PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ACTIONS DESCRIBED BELOW HAVE ALREADY BEEN APPROVED BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF NEW HARVEST CAPITAL CORPORATION’S OUTSTANDING SHARES OF VOTING STOCK. A VOTE OF THE REMAINING STOCKHOLDERS IS NOT NECESSARY. PLEASE DO NOT SEND IN ANY OF YOUR SHARE CERTIFICATES AT THIS TIME.

      Pursuant to the requirements of Section 14(c) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 228(d) of the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”), this information statement is being mailed on or about________ , 2005 to holders of record as of _________, 2005 (the “Record Date”) of shares of common stock, par value $0.0001 (“Common Stock”), of New Harvest Capital Corporation, a Delaware corporation (the “Company” or “Harvest”). It is being furnished in connection with the following:

1. The approval of the Share Exchange Agreement and issuance of up to 24,307,185 shares of Harvest common stock to the stockholders of Azur International, Inc. (“Azur”) in exchange for all of the shares of the outstanding common stock of Azur (the “Share Exchange”). As a result of the Share Exchange, Azur will become a wholly-owned subsidiary of Harvest, Harvest’s Certificate of Incorporation will be amended to change the name of the Company to Azur International, Inc. and Azur’s Articles of Incorporation will be amended to change the name of that company to “Azur 2004, Inc.” after the consummation of the Share Exchange.

2. The approval of an amendment to the Certificate of Incorporation of Harvest to eliminate the liability of directors of Harvest for monetary damages for breach of fiduciary duty as a director, with certain exceptions, and to provide indemnification to officers and directors of Harvest to the fullest extent permitted under Delaware law.

      A written consent executed by the holders of a majority of the outstanding shares of common stock of Harvest approving (a) the Share Exchange Agreement, (b) an amendment to the Certificate of Incorporation of Harvest to change of name of Harvest to Azur International, Inc. after the consummation of the Share Exchange and (c) an amendment to the Certificate of Incorporation of Harvest to eliminate the liability of directors of Harvest for monetary damages for breach of fiduciary duty as a director, with certain exceptions, and to provide indemnification to officers and directors of Harvest to the fullest extent permitted under Delaware law, was executed on _____________, 2005.

     The closing date of the Share Exchange Agreement is dependent upon the completion and satisfaction of required shareholder consents and notifications.

By Order of the Board of Directors,

DONALD WINFREY
President

[               ], 2005

Azur International, Inc.

101 NE 3rd Avenue, Suite 1220
Fort Lauderdale, Florida 33301

NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS

To Be Held [                        ],

To the Stockholders of Azur International, Inc.

      NOTICE IS HEREBY GIVEN THAT a special meeting of stockholders of Azur International, Inc., will be held at [               ] on [               ], at [               ] local time, to consider and vote upon the following matters:

      A. To approve and adopt the Plan and Agreement to Exchange Stock by and between New Harvest Capital Corporation (“Harvest”) and Azur International, Inc. (“Azur”), dated as of _______, 2005, in accordance with the terms of the Plan and Agreement to Exchange Stock (the “Share Exchange Agreement”) and the transactions contemplated by the Share Exchange Agreement. A copy of the Share Exchange Agreement is attached as Exhibit A to the Information Statement/ Proxy Statement/ Prospectus. As a result of the Share Exchange, Azur will become a wholly-owned subsidiary of Harvest, Harvest’s Certificate of Incorporation will be amended to change the name of the company to Azur International, Inc. and Azur’s Articles of Incorporation will be amended to change the name of the company to “Azur 2004, Inc.”. The approval of the Share Exchange shall constitute the approval of the amendment to Azur’s Articles of Incorporation to change the name of the company to “Azur 2004, Inc.”

B. To transact such other business as may properly come before the special meeting.

      The Board of Directors has fixed the close of business on [               ], 2005 as the record date for determination of stockholders entitled to notice and to vote at the special meeting.

      It is important that the enclosed proxy card be signed, dated and promptly returned in the enclosed envelope so that your shares will be represented whether or not you plan to attend the special meeting. Do not send your stock certificates with your proxy card.

By Order of the Board of Directors,

DONALD GOREE
Chairman

[               ], 2005

      HARVEST FILES DOCUMENTS FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE AT THE INTERNET WEBSITE THE SEC MAINTAINS AT HTTP:// WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. SEE “WHERE YOU CAN FIND MORE INFORMATION” ON PAGE ____  .

      YOU MAY ALSO REQUEST COPIES OF THESE DOCUMENTS FROM US, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO HARVEST OR AZUR AT 101 NE 3rd AVENUE, SUITE 1220, FORT LAUDERDALE, FLORIDA 33301, ATTENTION: ALBERT LAZO. IN ORDER TO RECEIVE TIMELY DELIVERY OF THESE DOCUMENTS BEFORE THE SPECIAL MEETING, YOU MUST MAKE YOUR REQUESTS NO LATER THAN  _________ .

FORWARD-LOOKING STATEMENTS

      The statements contained in this Information Statement/ Proxy Statement/ Prospectus that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Harvest and Azur undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, increased or unexpected competition, costs related to the proposed share exchange, failure to obtain required stockholder or regulatory approvals or the share exchange not closing for any other reason, failure of the combined company to retain and hire key employees, difficulties in successfully integrating the parties’ businesses, the effects of incurring and servicing substantial debt and other matters disclosed in Harvest’s filings with the Securities and Exchange Commission.

QUESTIONS AND ANSWERS ABOUT THE SHARE EXCHANGE
AND RELATED TRANSACTIONS

Q:	WHAT IS THE SHARE EXCHANGE AGREEMENT?

A:
New Harvest Capital Corporation will acquire Azur International, Inc. in a stock exchange whereby the shareholders of Azur will receive shares of Harvest. Azur will become a wholly owned subsidiary of Harvest and the Azur shareholders as a group will receive 24,307,185 shares of Harvest common stock, or approximately 99.5% ownership of Harvest on a fully-diluted basis. For more information on the Share Exchange Agreement, see “Exhibit A: Plan and Agreement to Exchange Stock.”

Q:	WHY DID HARVEST AND AZUR AGREE TO THE SHARE EXCHANGE AGREEMENT?

A:	New Harvest Capital Corporation

Harvest has had no operations since April 30, 1991and has been seeking acquisition or merger candidates with operating businesses since March 1, 2002. Harvest’s Board of Directors believes that the terms and provisions of the Share Exchange Agreement which provide Harvest with an opportunity to acquire an operating company are fair and in the best interests of Harvest and its stockholders.

However, Harvest’s shareholders are cautioned that they will suffer significant dilution as a result of the Share Exchange (see “Risk Factors — Current Harvest shareholders will suffer immediate and substantial dilution under terms of the Share Exchange Agreement”). In addition, because Azur’s business will become that of Harvest after the Share Exchange, Harvest’s shareholders are urged to carefully read the information provided in this Information Statement/ Proxy Statement/ Prospectus, including the financial statements provided herein.

For more information on the reasons Harvest has approved the Share Exchange Agreement, see “The Acquisition of Azur International, Inc. — Reasons for the Approval of the Harvest Board.”

Azur International, Inc.

Azur’s board of directors determined that an acquisition of a controlling interest in public company and reverse merger with such company was the best vehicle to position Azur in the public market. After evaluating a number of public companies, Azur’s board of directors agreed to acquire a controlling interest in Harvest through a private purchase of approximately 50.4% of the outstanding common stock of Harvest from one stockholder (see “the Acquisition of Azur International, Inc. - Background of the Agreement”) with the intention of thereafter causing Harvest to enter into a share exchange agreement with Azur on terms and conditions which the board considers to be fair to the stockholders of both Harvest and Azur. The board of directors believes that the acquisition of a controlling interest in Harvest followed by the consummation of the Share Exchange Agreement, provides Azur with the least expensive and best opportunity to achieve its goal of reaching the public market.

However, Azur’s shareholders are cautioned that Harvest’s stock price may be adversely affected because it trades on the OTC Bulletin Board (see Risk Factors —“Our common stock is traded on the over the counter bulletin board and, as a result, there may be limited trading volume in the stock, as well as a greater spread between “bid” and “asked” prices”).

For more information on the reasons Azur has approved the Share Exchange, see “The Acquisition of Azur International, Inc. — Reasons for the Approval of the Azur Board.”

Q:	WHAT APPROVALS ARE REQUIRED?

A:	New Harvest Capital Corporation

The approval of the Share Exchange Agreement and related transactions required the affirmative vote of the holders of a majority of the shares issued, outstanding and entitled to vote. On __________, 2005, Harvest had [100,000] shares of common stock issued and outstanding and no shares of its authorized preferred stock issued or outstanding. A written consent of the holders of a majority of the outstanding common stock of Harvest representing 50,336 shares of the common stock, which approved the foregoing was executed on ________, 2005.

Azur International, Inc.

The approval of the Share Exchange Agreement requires the affirmative vote of the holders of a majority of the shares issued, outstanding and entitled to vote.

On __________, 2005, Harvest had [100,000] shares of common stock issued and outstanding and no shares of its authorized preferred stock issued or outstanding. A written consent of the holders of a majority of the outstanding common stock of Harvest representing 50,336 shares of the common stock, which approved the foregoing was executed on ________, 2005.

Azur International, Inc.

The approval of the Share Exchange Agreement requires the affirmative vote of the holders of a majority of the shares issued, outstanding and entitled to vote.

Q:	WHAT IS THE PURPOSE OF THIS INFORMATION STATEMENT/ PROXY STATEMENT/ PROSPECTUS?

A:
This document serves as Harvest’s Information Statement and Prospectus and as Azur’s Proxy Statement. As an Information Statement, this document is being provided to Harvest’s shareholders to inform them that the holders of shares of Harvest representing approximately 50.4% of the voting power of Harvest stock have delivered to Harvest a written consent approving the Share Exchange Agreement. Under Delaware law, the holders of a majority of the outstanding common stock of Harvest, acting by written consent, can approve the Share Exchange Agreement.

As a Proxy Statement, this document is being provided to Azur’ shareholders by Azur because Azur’s Board of Directors is soliciting the Azur’s shareholders approval for the Share Exchange Agreement. As a Prospectus, this document is being provided by Harvest because Harvest is offering Azur shareholders shares of Harvest common stock in exchange for their shares of Azur common stock if the Share Exchange is completed.

Q:	WHAT DO I NEED TO DO NOW?

A:	New Harvest Capital Corporation

Shareholders of Harvest do not need to do anything at this time. The board of directors and a majority of the shareholders of Harvest have already approved the Share Exchange and amendments to Harvest’s articles of incorporation changing its name to Azur International, Inc. upon consummation of the Share Exchange and to eliminate the liability of directors of Harvest for monetary damages for breach of fiduciary duty as a director, with certain exceptions, and to provide indemnification to officers and directors of Harvest to the fullest extent permitted under Delaware law. However, Harvest’s shareholders are urged to carefully read and consider the information contained in this Information Statement/ Proxy Statement/ Prospectus.

Azur International, Inc.

After carefully reading and considering the information contained in this Information Statement/ Proxy Statement/ Prospectus, indicate on your proxy card how you want to vote and sign and mail it in the enclosed return envelope as soon as possible so that your shares will be represented at the shareholders meeting.

The special meeting will be at [     ] on [     ] at [     ] local time. If you are a holder of record, you may attend the special meeting and vote your shares in person rather than signing and mailing your proxy.

Q:	WHAT IF I DO NOT VOTE?

A:
Pursuant to Section 92A.120(4) of the Nevada Revised Statutes, shareholders of Azur must approve the Share Exchange by a majority of the voting power of the stockholders of Azur. Accordingly, a failure to respond or an abstention will have the same effect as a vote AGAINST adoption of the Share Exchange Agreement. If you return your proxy signed but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the Share Exchange.

Q:	CAN AZUR SHAREHOLDERS CHANGE THEIR VOTE AFTER THEY HAVE MAILED THEIR PROXY?

A:
Yes. You can change your vote by sending in a later-dated, signed proxy card before the shareholders meeting of Azur, or by attending the meeting in person and voting differently. You can also revoke any proxy before the shareholders meeting by sending a written notice to Azur.

Q:	WHY ARE HARVEST’S SHAREHOLDERS BEING PROVIDED WITH THIS INFORMATION STATEMENT?

A:
The Securities and Exchange Commission and federal securities laws require that Harvest provide its holders of voting securities with notice of corporate action undertaken by written consent if proxies were not solicited. We are providing you with this Information Statement because the amendments to the Certificate of Incorporation to change the name of Harvest to Azur International, Inc. and to limit the liability of directors and the Share Exchange Agreement were approved by the written consent of the holders of a majority of Harvest’s stock and proxies were not required to be solicited.

Q:	WHAT RIGHTS DO I HAVE IF I OPPOSE THE SHARE EXCHANGE?

A:
Azur shareholders may dissent and seek an appraisal of the fair market value of their shares, but only if they comply with all Nevada laws and procedures, as appropriate. Harvest shareholders do not have any appraisal rights in connection with the Share Exchange. For more information, see “Outstanding Stock and Appraisal Rights” and “Exhibit B: Nevada Appraisal Rights Statute.”

Q:	WHEN DO YOU EXPECT THE SHARE EXCHANGE TO BE COMPLETED?

A:
If all conditions to closing have been satisfied, the parties will close the Share Exchange as soon as possible, but not before the greater of 20 days after this Information Statement/ Proxy Statement/ Prospectus is mailed to the Harvest shareholders and the approval of greater than 50% of the Azur shareholders is received.

Q:	WHERE SHOULD I SEND MY STOCK CERTIFICATE?

A:
Azur shareholders should not send in their stock certificates with their proxy. You must keep your stock certificate until after the Share Exchange has been approved, at which time you will receive a letter of transmittal describing how you may exchange your Azur stock certificate for certificates representing shares of Harvest common stock. At that time, you will have to submit your Azur stock certificates to the exchange agent with your completed letter of transmittal. Harvest stockholders do not need to do anything with their stock certificates.

Q:	ARE THEIR RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE SHARE EXCHANGE?

A:
Yes. The section entitled “Risk Factors” beginning on page [       ] of this Information Statement/ Proxy Statement/ Prospectus describes a number of risks that you should consider in connection with the Share Exchange.

Q:	WHY DID HARVEST EFFECT THE REVERSE SPLIT?

A:
In order to facilitate a proper exchange ratio of Harvest common stock for Azur common stock in the Share Exchange, during the period from June 24, 2005 to June 28, 2005, Harvest’s Board of Directors approved an amendment to the Company’s Certificate of Incorporation to effect a 1-for-1,370 reverse stock split of the Company’s issued outstanding Common Stock (the “Reverse Split”). The amendment was approved in a written consent executed by all of the directors of Harvest and Azur, the holder of a majority of the outstanding common stock of Harvest. Pursuant to the Reverse Split, on August ___ , 2005 each of the 1,370 shares of Harvest’s Common issued and outstanding were reclassified as, and exchanged for, one share of newly issued Common Stock.

Q:	WHOM SHOULD I CALL WITH ANY QUESTIONS:

A:	If you have more questions about the Share Exchange, or you need additional copies of this Information Statement/ Proxy Statement/ Prospectus or the enclosed proxy card, please contact:

Albert Lazo, Esq.	Albert Lazo, Esq.
Secretary	Secretary
Azur International, Inc.	New Harvest Capital Corporation
Telephone: 954-763-1515	Telephone: 954-763-1515

SUMMARY

      This summary highlights very important information in this Information Statement/ Proxy Statement/ Prospectus and may not contain all of the information that is important to you. Even though we have highlighted what we believe is the most important information, you should carefully read the entire Information Statement/ Proxy Statement/ Prospectus for a more complete understanding of the Share Exchange and related transactions, including the Exhibits and other documents to which we have referred you. You should also review the additional information about Harvest on file with the Securities and Exchange Commission referred to in “Where You Can Find More Information”, which begins on page [       ] of this Information Statement/ Proxy Statement/ Prospectus.

The Share Exchange

      The acquisition of Azur will be effected as a stock exchange whereby the shareholders of Azur will receive shares of Harvest and Azur will become a wholly-owned subsidiary of Harvest. The shareholders of Azur will hold approximately 99.5% of the outstanding shares of Harvest and the current shareholders of Harvest will retain approximately .5% ownership of Harvest on a fully-diluted basis. The Share Exchange Agreement is attached as Exhibit A to this Information Statement/ Proxy Statement/ Prospectus. We encourage you to read the Share Exchange Agreement. It is the principal document governing the Share Exchange. See “The Acquisition of Azur International, Inc.” and “Exhibit A: Plan and Agreement to Exchange Stock.”

The Companies

      New Harvest Capital Corporation is a Delaware corporation with its principal offices located at 101 NE 101 3rd Avenue, Suite 1220, Fort Lauderdale, Florida 33301. Its telephone number is 954-763-1515. Harvest was incorporated on August 29, 1985 under the name Harvest Capital Corporation. On March 1, 1993 the certificate of incorporation became inoperative due to the failure of the company to file annual reports with the State of Delaware and to pay franchise taxes. On August 3, 2000 the company filed a Certificate of Renewal and Revival of its certificate of incorporation and changed its name to New Harvest Capital Corporation.

      Azur International, Inc. is a Nevada corporation with its principal offices also located at NE 101 3rd Avenue, Suite 1220, Fort Lauderdale, Florida 33301. Its telephone number is 954-763-1515. Azur is a holding company which owns luxury residential, hotel and resort development companies, a company that manufactures safety systems for large construction sites and a company which is one of the United Kingdom’s largest crane operators. Azur’s business plan consists of golf resort and residential communities development, residential and commercial land acquisition for development, acquisition of developable land holdings for use or future sale, acquisition of existing resort and golf club communities and acquisition and operation of businesses which will complement Azur’s core businesses. See “Background Information on Azur International, Inc.”

Certain Consequences of the Share Exchange

Change in Corporate Offices

      In June 2005, the corporate offices of Harvest were transferred to Azur’s corporate offices. Until the closing of the Share Exchange, Azur has agreed to allow Harvest to use Azur’s offices on a rent free basis, although the parties have not entered into a formal agreement. Upon completion of the Share Exchange, Harvest and Azur will share their corporate office space.

Change in Senior Management

      Currently, Harvest has no operations. In connection with the purchase by Azur of approximately 50.4% of the outstanding shares of common stock of Harvest on June 1, 2005, Donald Goree, the Charman and CEO of Azur, and Donald Winfrey, the President of Azur, were appointed as directors of Harvest and Chairman and President, respectively, of Harvest. Albert Lazo, the General Counsel, Secretary and a director of Azur was also appointed as a director and the Secretary of Harvest. Upon completion of the Share Exchange, it is anticipated that certain additional executive officers of Azur shall be appointed to equivalent offices with Harvest. See “Background Information on New Harvest Capital Corporation - Directors and Officers.”

Change in Board of Directors

      Upon completion of the Share Exchange, Otto Reich and John Duggan will be appointed to the Board of Directors of Harvest. Following the Share Exchange, Harvest’s Board of Directors will consist of Donald Goree, Donald Winfrey, Otto Reich, John Duggan and Albert Lazo.

Change in Business Operations

      Upon completion of the Share Exchange, Harvest’s operations will consist of the operations of Azur. Azur is a holding company which owns luxury residential, hotel and resort development companies, a company that manufactures safety systems for large construction sites and a company which is one of the United Kingdoms largest crane operators. Azur’s business plan consists of golf resort and residential communities development, residential land acquisition for development, acquisition of developable land holdings for use or future sale, acquisition of existing resort and golf club communities and the acquisition and operation of businesses which will complement Azur’s core business. See “Background Information on Azur International, Inc. — Description of Business.”

Dilution of Current Harvest Shareholders

      In connection with the Share Exchange, Harvest will assign, transfer and deliver to the Azur shareholders 24,307,185 shares of Harvest common stock, representing approximately 99.5% ownership of Harvest on a fully-diluted basis. After issuance of the Harvest common stock to the shareholders of Azur, current Harvest shareholders will hold as a group, approximately .5% of the fully-diluted Harvest common stock.

     Stock Ownership of Officers and Directors

      Harvest’s current officers and directors beneficially own none of the Harvest common stock prior to the Share Exchange and 20% of the Azur common stock prior to the Share Exchange. Harvest’s current officers and directors will beneficially own approximately 20% of the combined company’s common stock after the Share Exchange.

      Azur’s current officers and directors beneficially own none of the Harvest common stock prior to the Share Exchange and approximately 20% of the Azur common stock prior to the Share Exchange. Azur’s current officers and directors will beneficially own approximately 20% of the combined company’s common stock after the Share Exchange.

Reasons for the Approval of the Share Exchange Agreement by the Harvest Board

      On ______, 2005, the Harvest Board of Directors, unanimously approved the Share Exchange Agreement and determined that the acquisition of Azur, and the transactions contemplated thereby are in the best interests of Harvest and its shareholders.

      In reaching its decision to approve the Share Exchange Agreement, the Harvest Board of Directors considered a number of factors. See “The Acquisition of Azur — Reasons for the Approval of the Harvest Board.”

Written Consent

      Under Section 228 of the Delaware General Corporation Law the above actions can be authorized, provided shareholders holding at least a majority of the outstanding shares of Harvest entitled to vote on the matter at the Record Date give their written consent thereto. On _______, 2005, Azur, the majority shareholder of Harvest, approved the Share Exchange Agreement and the other actions. Accordingly, a vote of the remaining stockholders of Harvest is not necessary to complete the Share Exchange or other actions.

Reasons for the Approval of the Share Exchange by the Azur Board

      On _______, 2005 the Azur Board of Directors unanimously approved the Share Exchange Agreement and determined that Harvest’s acquisition of Azur was in the best interest of Azur and its shareholders.

      In reaching its decision to approve the Share Exchange, the Azur Board of Directors considered a number of factors. See “The Acquisition of Azur — Reasons for the Approval of the Azur Board.

Azur Shareholder Vote

      If you are an Azur shareholder, you may vote at the special meeting if you owned shares of Azur common stock at the close of business on ___________ , 2005. As of the close of business on that day, ________ shares of Azur common stock were outstanding.

      Approval and adoption of the Share Exchange Agreement and the Share Exchange and approval of the proposal regarding further solicitation of proxies upon adjournment or postponement of the special meeting requires the affirmative vote of the holders of at least a majority of the outstanding shares of Azur common stock.

Voting by Directors and Executive Officers

      On __________, 2005, directors and executive officers of Azur and their affiliates (some of whom are also directors and executive officers of Harvest) were entitled to vote approximately 9,157,960 shares of Azur common stock, or approximately 20% of the shares of Azur common stock outstanding on that date. Each of such persons has informed Azur that he or she intends to vote FOR approval of the Share Exchange Agreement and each of the directors of Azur has stated that he recommends approval of the Share Exchange Agreement by the other stockholders of Azur.

Conflicts of Interest

      The interests of certain members of the Board and Management of Harvest and Azur could be different than those of other Harvest and Azur shareholders. For example, three of the directors (constituting all of the members of the Harvest Board and 60% of the members of the Azur Board) were members of both boards during a period of time when the companies were conducting their due diligence and prior to the negotiation of the Share Exchange Agreement, and certain officers and directors of Harvest and Azur own stock in Azur. Azur owns a majority of the voting stock of Harvest. See “Risk Factors —“Various conflicts of interest existed during the negotiation of the Share Exchange Agreement.”

Closing and Conditions of the Share Exchange

      The acquisition of Azur shall become effective at such time as the Conditions Precedent for closing the Share Exchange Agreement have been either satisfied or waived, and the required Shareholder consents and notifications are completed. See “Exhibit A: Plan and Agreement to Exchange Stock.”

Termination of the Share Exchange Agreement

      The Share Exchange Agreement may be terminated by either Harvest or Azur prior to the closing under certain circumstances. See “Exhibit A: Plan and Agreement to Exchange Stock.”

The Share Exchange Consideration

      On the date that the Boards of Directors of Harvest and Azur approved the Share Exchange Agreement, ____________, 2005, Harvest had _____________ shares of common stock outstanding, on a fully-diluted basis, after having effected a 1-for 1,370 reverse stock split on ____________, 2005. On such date there were ____ holders of record of the outstanding shares of Harvest common stock, although the respective Boards estimated that there were more than ________ beneficial owners of Harvest common stock whose shares are held in street name. The Boards of Directors of Azur and Harvest agreed upon a valuation of Harvest of approximately $600,000 based on (a) the purchase price of $550,000 and other consideration (the issuance to a finder in the transaction of 600,000 shares of Azur common stock pursuant to a consulting agreement entered into between Azur and the finder in connection with the stock purchase and the payment by Harvest of a $75,000 fee to such finder) that Azur paid for a controlling interest in Harvest in a stock purchase transaction which closed on June 1, 2005, (b) the lack of any significant trading activity in Harvest’s common stock, (c) that Harvest had no assets no business operations as of ____ 2005, but did have a shareholder base and (d) was a reporting company under the Exchange Act whose common stock was quoted on the OTC Bulletin Board. As of ____________ , 2005 Azur had a total of ___________ shares of its common stock issued and outstanding or reserved for issuance pursuant to agreements that Azur had entered into, and the Boards of Directors of Harvest and Azur had agreed upon a valuation of Azur, based on the value of real property and businesses that Azur then had and which it had agreements to acquire, in a range of $___________ to $_________. In order to maintain the respective valuations, Harvest and Azur agreed to an exchange ratio of one share of Harvest for every two shares of Azur.

      Accordingly, pursuant to the Share Exchange Agreement, the Azur shareholders will receive 23,333,720 shares of Harvest Common Stock constituting approximately 99.5% of the post exchange fully-diluted shares of Harvest Common Stock, and will dilute the current shareholders of Harvest Common Stock to approximately .5% fully-diluted ownership post-exchange.

      Based on the closing prices of Harvest common stock on _________, 2005, the day before the Share Exchange Agreement was executed, and _______, 2005, the date of this Information Statement/ Proxy Statement/ Prospectus, which were $____ and $______, respectively, and the reverse split of 1,370 to 1 for the Harvest common stock and exchange ratio of one share of Harvest for every two shares of Azur, Azur shareholders will receive a number of shares of Harvest common stock with a per share value of $____ or $                    , respectively, and a total transaction value of $_________and $__________, respectively. As of _____________, 2005, Azur had $__________ in assets and $_____________ in liabilities.

Federal Income Tax Consequences

      The acquisition of Azur and the included transactions contemplated in connection therewith have been structured with the intent that they be tax-free to Harvest, Azur and holders of Azur stock for federal income tax purposes. See “The Acquisition of Azur International, Inc. — Federal Income Tax Consequences.”

      The federal income tax discussion set forth above is included for general information and may not apply to particular categories of holders of Azur stock or options subject to special treatment under the federal income tax laws, such as foreign holders and holders whose stock or options were acquired pursuant to the exercise of an employee stock option or otherwise as compensation. In addition, there may be relevant foreign, state, local or other tax consequences, which are not described above. The Azur shareholders are urged to consult their tax advisors to determine the specific tax consequences of the Share Exchange, including the applicability and effect of foreign, state, local and other tax laws.

Accounting Treatment

      The transaction will be accounted for as a reverse acquisition of the fair market value of Harvest’s stock by Azur in accordance with generally accepted accounting principles. “See the Acquisition of Azur — Accounting Treatment.”

Dissenter’s Rights

      Under Delaware law, Harvest shareholders do not have the right to seek an appraisal of the fair market value of their shares in connection with the Share Exchange.   Under Nevada law, Azur shareholders have the right to seek an appraisal of the fair market value of their shares in connection with the Share Exchange. See “Outstanding Stock and Appraisal Rights” and “Exhibit B: Appraisal Rights Statutes.”

Market for Harvest Common Stock

  Since March 22, 1986, Harvest common stock has been listed on the OTC Bulletin Board under the symbol “HVST.”

      Upon completion of the Share Exchange, and the name change of Harvest to Azur International, Inc., Harvest expects to obtain a new symbol for trading on the OTC Bulletin Board.

Amendment to Harvest’s Certificate of Incorporation to Change its Name

     On ________, 2005, Harvest’s Board of Directors approved an amendment to Harvest’s Certificate of to change the name of Harvest from New Harvest Capital Corporation to Azur International, Inc. after consummation of the Share Exchange.  A written consent has been executed by the holders of a majority of the outstanding common stock approving the Share Exchange and the amendment if the Share Exchange is consummated. An amendment to Harvest’s Certificate of Incorporation reflecting the foregoing will be filed with the Secretary of the State of Delaware if the Share Exchange is consummated.

Amendment to Harvest’s Certificate of Incorporation to Limit Liability of Directors and Provide Indemnification

 On ________ , 2005 Harvest’s Board also approved an amendment to Harvest’s Certificate of Incorporation to add an article which reads as follows:

“No director shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the Corporation’s directors to the corporation or its stockholders to the fullest extent permitted by Section 102 (b)(7) of the Delaware General Corporation Law, as amended from time to time. The Corporation shall indemnify to the fullest extent permitted by Sections 102 (b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the corporation the power to indemnify.”

Harvest is a Delaware corporation. Section 145 of the Delaware General Corporation Law generally provides that a corporation is empowered to indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the company or is or was serving, at the request of the company, in any of such capacities of another corporation or other enterprise, if such director, officer, employee or agent acted in good faith and in a manner he reasonable believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. This statute describes in detail the right of a Delaware company, such as Harvest, to indemnify any such person.

The effect of the amendment will be to provide significant protection to individuals who serve as directors and officers of the Company and encourage individuals possessing the skills and abilities required by the Company in conducting its business to accept such offices.

A written consent has been executed by the holders of a majority of the outstanding common stock approving the amendment.. An amendment to Harvest’s Certificate of Incorporation reflecting the foregoing will be filed with the Secretary of the State of Delaware if the Share Exchange is consummated.

RISK FACTORS

      The Share Exchange involves a high degree of risk. By approving the Share Exchange, current Azur shareholders will be choosing to invest in Harvest Common Stock. Additionally, as a result of the Share Exchange, current Harvest shareholders will face dilution of their ownership interest in Harvest. In addition to the other information contained in this Information Statement/ Proxy Statement/ Prospectus, you should carefully consider all of the following risk factors relating to the proposed Share Exchange, Harvest, Azur and the combined company in deciding whether to consent for the Share Exchange and other actions.

Risks Related to the Business

Azur is in default of its reporting obligations under the U.S. federal securities laws for the period from 1998 to 2003 and potentially has substantial liability in such regard.

As discussed below in “The Acquisition of Azur International, Inc. - Background of Azur,” Azur is subject to the periodic reporting requirements of the Exchange Act and has failed to file any reports thereunder since 1998, when a predecessor to the company registered its stock under the Exchange Act. The current controlling shareholders and management of Azur were unaware that Azur was subject to such reporting requirements when a controlling interest in Azur was acquired by them in January 2004. On ______ 2005 Azur filed the following reports with the SEC: Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2003 and 2004; Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004; and a Current Report on Form 10-QSB to report Azur’s acquisition of the Shell Landing Golf Course on November 17, 2004. Azur believes that, due to its lack of financial and other records relating to the operations of its predecessors during the period from 1998 to 2003, it is not in a position to make any of the required filings for such periods, despite Azur’s willingness to spend the money and employ the resources necessary to make such filings if it were possible.

As a result of the failure by Azur and its predecessors of to file reports required to be filed under the Securities Exchange Act of 1934, Azur and its controlling persons may be subject to substantial civil and criminal penalties, including fines that in the case of Azur can be up to $25 million. Azur does not believe that its failure to file reports involves any fraud, deceit, unjust enrichment or deliberate disregard of regulatory requirements. These could all be factors to be considered in determining whether the matters should be prosecuted and, if prosecuted, the extent of the penalties sought or imposed. However, there can be no assurance that Azur will not be prosecuted for such violations or that substantial penalties for such violations will not be imposed upon Azur.

If Azur is prosecuted and sanctioned, there could be material adverse consequences to Azur, including the incurrence of substantial liability and damage to the company’s reputation.

One of the purposes and effects of the Share Exchange is to enable Azur to terminate the registration of its common stock under the Exchange Act and thereby terminate Azur’s obligation to file reports with the SEC thereunder. However, after the Share Exchange Harvest will continue to have its common stock registered under the Exchange Act and will continue to file reports with the SEC, which reports shall include the operations of Azur.

Our cash flows and capital resources may be insufficient to service our substantial indebtedness and future indebtedness and such cash flows, and our ability to refinance all or a portion of our indebtedness or obtain additional financing, depend on many factors beyond our control.

As of March 31, 2005, on a consolidated basis, Azur had (i) approximately $12.41 million of outstanding long-term debt (net of current portion, including capital lease obligations of approximately $17.53 million, including approximately $11.25 million due to former stockholders of Airtek Safety Limited which is required to be paid in August 2005 to pay the deferred purchase price for the stock Azur acquired in February 2005) and (ii) a debt to equity ratio of approximately 16.7:1.0. We also plan to incur substantial additional indebtedness in the future in order to make acquisitions and fund the planned development of our existing properties.

Because we have substantial debt, we will require significant amounts of cash from our operations and from borrowings and the sale of our equity and debt securities in order to fund our debt service obligations. Our ability to generate cash to meet scheduled payments or to refinance our obligations with respect to our debt depends on our financial and operating performance which, in turn, is subject to prevailing economic and competitive conditions and to the following financial and business factors, some of which may be beyond our control.

If our cash flow and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and might be forced to reduce or delay capital expenditures, dispose of material assets or operations, seek to obtain additional equity capital, or restructure or refinance our indebtedness. Such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In particular, in the event that we are required to dispose of material assets or operations to meet our debt service obligations, we cannot be sure as to the timing of such dispositions or the proceeds that we would realize therefrom. The value realized from such dispositions will depend on market conditions and the availability of buyers, and, consequently, any such disposition may not, among other things, result in sufficient cash proceeds to repay our indebtedness. Also, the credit facilities which govern or will govern our credit facilities may contain covenants that may limit our ability to dispose of material assets or operations or to restructure or refinance our indebtedness. Further, we cannot assure you that we will be able to restructure or refinance any of our indebtedness or obtain additional financing, given the uncertainty of prevailing market conditions from time to time, our high levels of indebtedness and the various debt incurrence restrictions that may imposed by our credit facilities. If we are able to restructure or refinance our indebtedness or obtain additional financing, the economic terms on which such indebtedness is restructured, refinanced or obtained may not be favorable to us.

Required repayments of debt and related interest can adversely affect our operating performance. As of March 31, 2005, approximately $11.3 million of our debt bears interest at a variable rate. Interest rates are currently at historic lows and may increase significantly. Failure to hedge effectively against interest rate changes may adversely affect our results of operations. If our interest expense increased significantly, it would adversely affect our results of operations.

         We also intend to incur additional debt in connection with future developments and acquisitions of properties. We may borrow new funds to develop or acquire properties. In addition, we may incur or increase our mortgage debt by obtaining loans secured by some or all of the real estate properties we develop or acquire. Our substantial debt may harm our business and operating results by:

•	requiring us to use a substantial portion of our funds from operations to pay interest, which reduces the amount available for distributions or other purposes;

•	making us more vulnerable to economic and industry downturns and reducing our flexibility in responding to changing business and economic conditions; and

•	limiting our ability to borrow more money for operating or capital needs or to finance acquisitions in the future.

        In addition to the risks discussed above and those normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest, we also are subject to the risk that we will not be able to refinance the existing indebtedness on our properties (which, in most cases, will not have been fully amortized at maturity) or obtain permanent financing on development projects we financed with construction loans or mezzanine debt, and that the terms of any refinancing we could obtain would not be as favorable as the terms of our existing indebtedness. If we are not successful in refinancing this debt when it becomes due, we may be forced to dispose of properties on disadvantageous terms, which would adversely affect our ability to service other debt and meet our other obligations.

We expect to continue to experience rapid growth and may not be able to adapt our management and operational systems to respond to the integration of additional properties without significant disruption or expense.

        We are currently in a period of rapid growth. Azur’s initial portfolio of properties have all been acquired since January 2004. We also expect to continue to pursue additional acquisition and development opportunities.

        As a result of the rapid growth of our portfolio, we cannot assure you that we will be able to adapt our management, administrative, accounting and operational systems or hire and retain sufficient operational staff to integrate these properties into our portfolio and manage any future acquisitions of additional properties without operating disruptions or unanticipated costs. As we develop or acquire additional properties, we will be subject to risks associated with managing new properties, including tenant retention and mortgage defaults. In addition, acquisitions or developments may cause disruptions in our operations and divert management's attention away from day-to-day operations. In addition, our profitability may suffer because of acquisition- related costs or amortization costs for acquired goodwill and other intangible assets. Our failure to successfully integrate any future properties into our portfolio could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our shareholders, although it is not our present intention to make distributions to shareholders in the immediately foreseeable future.

Our future developments, acquisitions and investment opportunities may not yield the returns we expect or may result in shareholder dilution.

        We expect to develop and/or acquire a number of real estate properties in the future. Although we generally have described Azur’s investment and market selection process (which will become Harvest’s processes upon consummation of the Share Exchange) in the "Background Information on Azur International, Inc. - Description of Business" section below, the location or other relevant economic and financial data of any real properties, other assets or other companies we may develop or acquire in the future may not be different than described. New developments are subject to a number of risks, including, but not limited to, construction delays or cost overruns that may increase project costs, financing risks, the failure to meet anticipated occupancy or rent levels, failure to receive required zoning, occupancy, land use and other governmental permits and authorizations and changes in applicable zoning and land use laws If any of these problems occur, development costs for a project will increase, and there may be significant costs incurred for projects that are not completed. In deciding whether to acquire or develop a particular property, we made certain assumptions regarding the expected future performance of that property. If a number of these new properties do not perform as expected, our financial performance will be adversely affected. In addition, if we issue equity securities for any such acquisitions, such issuances could be substantially dilutive to our shareholders.

Our results of operations will be significantly influenced by the economies of the markets in which we operate, and the market for luxury residential and resort space generally.

        We are susceptible to adverse developments in the markets in which we operate, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics, infrastructure quality, state budgetary constraints and priorities, increases in real estate and other taxes, costs of complying with government regulations or increased regulation and other factors. In addition, all of our real property is currently located in either Fort Lauderdale, Florida or Gautier, Mississippi, which exposes us to greater economic risks than if we owned properties in numerous geographic regions. Any adverse economic or real estate developments in Fort Lauderdale, Florida, Gautier, Mississippi and the surrounding regions or any of the markets in which we may operate, or any decrease in demand for luxury residential housing and hotel space resulting from the local regulatory environment, business climate or fiscal problems, could adversely affect our financial condition, results of operations, cash flow, the trading price of our common shares and our ability to satisfy our debt service obligations.

 We may not be successful in identifying suitable development projects or acquisitions that meet our criteria, which may impede our growth.

        A central part of our business strategy is expansion through development projects and acquisitions, which requires us to identify suitable development or acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategy. We may not be successful in identifying suitable real estate properties or other assets that meet our development or acquisition criteria or in completing developments, acquisitions or investments on satisfactory terms. Failure to identify or complete developments or acquisitions could slow our growth, which could in turn adversely affect our financial condition and results of operations.

Our performance and value are subject to risks associated with real estate assets and with the real estate industry.

        Our ability to make distributions to our shareholders depends on our ability to generate substantial revenues from our properties. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our properties. These events include:

•	local oversupply, increased competition or reduction in demand for space;

•	inability to collect rent from tenants;

•	vacancies or our inability to rent space on favorable terms;

•	inability to finance property development, tenant improvements and acquisitions on favorable terms;

•	increased operating costs, including insurance premiums, utilities and real estate taxes;

•	costs of complying with changes in governmental regulations;

•	the relative illiquidity of real estate investments;

•	changing demographics; and

•	changing traffic patterns.

        In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in sales prices or rents, which would adversely affect our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to satisfy our debt service obligations and to make distributions to our shareholders.

We could incur significant costs related to government regulation and environmental matters.

     All of our real estate properties are currently located in Florida and the Mississippi Gulf Coast. The occurrence there of natural disasters such as hurricanes, floods, fires, unusually heavy or prolonged rain and droughts, could have a material adverse effect on our ability to develop and sell properties or realize income from our projects. The occurrence of natural disasters could also cause increases in property insurance rates and deductibles which could reduce demand for our properties.

Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on a co-venturer’s financial condition and disputes between us and our co-venturers.

We may co-invest with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. In these situations, we will not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals that are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses. Consequently, actions by or disputes with partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may, in certain circumstances, be liable for the actions of our third-party partners or co-venturers.

Harvest does not anticipate paying any dividends in the foreseeable future.

      Harvest presently anticipates that it will retain all available funds for use in the operation and expansion of its business and does not anticipate paying any dividends in the foreseeable future. Any future payment of dividends to its stockholders will depend on decisions that will be made by its board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, capital requirements and business prospects.

Azur may be unable to raise additional funding to pursue our strategies which may harm our business.

      Azur anticipates the need for additional capital as it pursues its business strategy. Based on Azur’s development plans for properties that it currently has under contract, Azur will need approximately $135 million over the next 12-24 months and a total of $620 million over the next five years. Azur expects to raise additional capital through a combination of new debt issuances and equity sales, from private as well as public sources, and traditional acquisition and development loans potentially utilizing any largely unencumbered properties as collateral for such loans. Issuance of any convertible debt and/or the sale of equity will likely have a dilutive effect on Azur and its shareholders. Implementation of Azur’s strategy and its business plans is contingent upon the availability of such funding sources. No assurance can be given that Azur will be able to raise capital, at terms that are acceptable to Azur, or at all, in order to fund its operations as set forth above.

Azur’s business plan may never be implemented.

      Azur’s business plan includes the acquiring, owning, developing, managing and selling of parcels of undeveloped property and existing hotel and resort properties. Azur has entered into agreements concerning various real property; however, there is no assurance that any of the transactions contemplated by the agreements will ever be completed.

Azur’s business plan includes the acquisition of real property and/or businesses.

      Azur’s business plan includes future acquisitions or investments in real property, other companies and facilities. Azur may not realize the anticipated benefits of any acquisition or investment. If Azur makes any acquisitions, it will be required to assimilate the operations, products and personnel of the acquired businesses and train, retain and motivate key personnel from the acquired businesses. Similarly, acquisitions may cause disruptions in Azur’s operations and divert management’s attention from day-to-day operations, which could impair Azur’s relationships with its employees, customers and strategic partners. In addition, Azur’s profitability may suffer because of acquisition-related costs, amortization costs for certain intangible assets, and impairment losses related to goodwill.

Azur’s real estate investments are relatively illiquid.

      Because real estate investments are relatively illiquid, Azur’s ability to vary its portfolio promptly in response to economic or other conditions will be limited. The foregoing may impede the ability of Azur to respond to adverse changes in the performance of its investments and could have an adverse effect on the company’s financial condition and results of operations.

Risks Related to the Transaction

Current Harvest shareholders will suffer immediate and substantial dilution under terms of the Share Exchange Agreement.

      Under the terms of the Share Exchange Agreement, Harvest will issue shares of Harvest’s Common Stock to the shareholders of Azur. As a result, current shareholders of Harvest will suffer substantial dilution. In addition, although after the Share Exchange less than 25 million shares of Harvest Common Stock shall be issued and outstanding or reserved for issuance upon exercise or conversion of outstanding warrants, options or convertible securities, Harvest will have 300 million authorized shares of Common Stock (300,000,000). Harvest’s ability to issue a large number of additional shares of Common Stock after the completion of the Share Exchange will therefore subject current Harvest shareholders to additional dilution.

No investment banker was hired to review the fairness of the transaction.

      No investment banker, appraiser or other independent third party has been consulted concerning this offering or the fairness of the terms of the Share Exchange. Thus, you may have less protection than if an investment banker were involved in the transaction. For example, the consideration to be received by the shareholders of Harvest and Azur were determined to be fair only by the directors of Azur and Harvest (who may have conflicts of interest), and there has been less due diligence performed on Harvest and Azur than would have been the case if an investment banker were involved in the transaction. As a result, shareholders of Harvest and Azur are cautioned to rely on their own determination of the reasonableness of the terms of the proposed transaction and the consideration they will receive.

Various conflicts of interest existed during the negotiation of the Share Exchange Agreement.

      Azur acquired a controlling interest in Harvest on June 1, 2005 when Azur purchased approximately 50.4% of the outstanding Common Stock of Harvest. In connection with such purchase, officers and directors of Azur were appointed as the directors and officers of Harvest and all persons not affiliated with Azur resigned as officers and directors of Harvest.

      On the date that the Board of Directors of each company approved the Share Exchange Agreement, the Harvest board consisted of:

•	Donald Goree;

•	Donald Winfrey; and

•	Albert Lazo,

and the Azur board consisted of:

•	Donald Goree;

•	Donald Winfrey;

•	Albert Lazo;

•	Otto Reich; and

•	John Duggan

On that same date, the officers of Harvest were:

•	Donald Goree, Chief Executive Officer;

•	Donald Winfrey, President; and

•	Albert Lazo, Secretary,

and the officers of Azur included:

•	Donald Goree, Chairman and Chief Executive Officer;

•	.Donald Winfrey, President; and

•	Albert Lazo, Secretary

      Accordingly, during the period from June 1, 2005 to the present, a period during which the Share Exchange Agreement was executed, Harvest and Azur were under common control.

      In addition, on the date that the Boards of Directors of Harvest and Azur approved the Share Exchange Agreement, certain of the officers and directors of the companies owned stock in the other company as follows:

• Donald Goree.	Approximately 1.46% of the outstanding common stock of Azur
• Donald Winfrey.	Less than 1% of the outstanding common stock of Azur
• Albert Lazo.	Less than 1% of the outstanding common stock of Azur

      The directors of each of Harvest and Azur have an independent obligation to ensure that the participation in the share exchange of each individual company is fair and equitable, considering all factors unique to each company and without regard to whether the share exchange is fair and equitable to the other company. While the directors sought to discharge faithfully this obligation to each of the companies, you should bear in mind that all three of the directors of Harvest were members of both boards during a period of time when the companies were conducting their due diligence and during the negotiation of the Share Exchange Agreement. As a result, these directors may not have had a totally independent perspective during the negotiations of the Share Exchange Agreement, which may have led them to advocate positions during such negotiations different from what they may have advocated had they not had the same perspective and the Share Exchange should not be viewed as being agreed upon at “arms-length.”

Our common stock is traded on the over the counter bulletin board and, as a result, there may be limited trading volume in the stock, as well as a greater spread between “bid” and “asked” prices.

      Our common stock is traded on the Over-the-Counter Bulletin Board (the “OTC Bulletin Board”). While a public market currently exists for our common stock, trading of relatively small blocks of stock can have a significant impact on the price at which the stock is traded. In addition, the over the counter market has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance.

      Issuers whose securities are traded on the OTC Bulletin Board may experience a greater spread between the “bid” and “asked” prices of their securities compared with securities traded on a national securities exchange or Nasdaq, and a limited liquidity in their securities. In addition, many investors have policies against the purchase or holding of securities traded in the over-the-counter markets. Trading in an over-the-counter market such as OTC Bulletin Board has, and will continue to, affect both the trading volume and the market value of our common stock for the foreseeable future.

We will be subject to the penny stock rules which may adversely affect trading in our stock.

      Because our common stock is not listed on any securities exchange or the Nasdaq Stock Market and does not have a trading price of at least $5.00 per share, our common stock is subject to penny stock regulations. As a result, the market liquidity for the shares received in this offering could be adversely affected because these regulations require broker-dealers to make a special suitability determination for the purchase and to have received the purchaser’s written consent to the transaction prior to the sale. This makes it more difficult administratively for broker-dealers to buy and sell stock subject to the penny stock regulations on behalf of their customers. As a result, it may be more difficult for a broker-dealer to sell the shares received in this offering.

PRO FORMA FINANCIAL INFORMATION

       Assuming the Share Exchange is completed, New Harvest Capital Corporation will be the legal parent of Azur International, Inc. For accounting purposes, Azur will be the acquirer and its financial information will be reported from the effective date of the Share Exchange. Accordingly, the operations of Harvest will no longer be reported and all historical financial information and results of operations will be that of Azur International, Inc.

On June 1, 2005 Azur acquired approximately 50.4% of the outstanding common stock of Harvest.

The accompanying unaudited pro forma financial statements includes Harvest, Azur and proforma adjustments. The balance sheet for Harvest has been presented as of April 30, 2005 and March 31, 2005 for Azur. The pro forma annual statement of operations is for the year ended April 30, 2005 for New Harvest and March 31, 2005 for Azur.

The condensed pro forma financial statements should be read in conjunction with the audited financial statements of Harvest and Azur.

The unaudited pro forma consolidated balance sheet of the Azur as of March 31, 2005 and the audited Harvest balance sheet as of April 30, 2005 are based on historical balance sheets. The adjustments are provided to reflect, on a pro forma basis, the allocation of the purchase price for the fair market value of the acquisition, and the elimination of the subsidiary common stock, the pre- acquisition accumulated deficit and the acquisition goodwill.

The unaudited pro forma statements of operations are the historical financial statements of  Azur and Harvest. The pro forma information is not necessarily indicative of the results of operations that would have been reported had such events occurred on the dates indicated, nor is it indicative of the results of Registrant's future operations.

New Harvest Capital Corporation
Proforma Consolidated Balance Sheet (unaudited)
April 30, 2005

	New	Azur		Proforma	Proforma
	Harvest	International		Acquisition	Consolidated
ASSETS

CURRENT ASSETS
Cash and Cash Equivalents	$139,556	$671,077	f	$(139,556)	$671,077
Accounts Receivable	-	2,646,354			2,646,354
Inventory	-	414,884			414,884
Prepaid Expenses	-	901,015		-	901,015
Other Receivables	-	872,666		-	872,666
.
Total current assets	139,556	5,505,996		(139,556)	5,505,996

PROPERTY AND EQUIPMENT
Property & equipment	-	18,887,469		-	18,887,469
Accumulated depreciation	-	190,850			190,850
Net property & Equipment	-	18,696,619		-	18,696,619

OTHER NON-CURRENT ASSETS
Loan Acquisition Costs-net	-	242,145		-	242,145
Investments in Real Estate	-	240,000			240,000
Goodwill	-	9,322,846	e	551,800	9,874,646
Construction Deposits	-	1,675,509		-	1,675,509
Deposits- Land Purchase	-	1,250,309			1,250,309
Security Deposits	-	11,416			11,416
Total non-current assets	-	12,742,225		551,800	13,294,025

Total assets	$139,556	$36,944,840		$412,244	$37,496,640

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Notes & Mortgages Payable-Current Portion	$1,800	$6,048,002		$-	$6,049,802
Capital Lease Obligation-Current Portion	-	260,839			260,839
Accounts Payable and Accruals	-	2,566,705		-	2,566,705
Due to Airtek Stockholders	-	11,224,000			11,224,000
Other Current Liabilities	-	97,284			97,284

Total current liabilities	1,800	20,196,830		-	20,198,630

LONG TERM LIABILITIES
Notes & Mortgages Payable-Net of Current Portion	-	11,012,270		-	11,012,270
Allocated Acquisition Debt			b	550,000	550,000
Capital Lease Obligation-Net of Current Portion	-	647,634		-	647,634
Liabilites Subject to Compromise from Bankruptcy	-	752,971		-	752,971

Total long term liabilities	-	12,412,875		550,000	12,962,875

OTHER LIABILITIES
Deposits Held	-	2,020,000		-	2,020,000
Deferred Income Tax	-	231,840		-	231,840

Total other liabilities	-	2,251,840		-	2,251,840

Total liabilities	1,800	34,861,545		550,000	35,413,345

STOCKHOLDERS' EQUITY
Common stock, $0.0001 par value, 300,000,000
shares authorized	10	-	c	(10)	-
Common stock, 10,000,000 shares authorized		419,723		-	419,723
Additional Paid In Capital	606,670	2,037,884	c	(606,670)	2,037,884
(Accumulated Deficit)	(468,924)	(3,073,604)	c	468,924	(3,073,604)
Non Controlling Interest In Subsidiaries	-	2,736,576	d	-	2,736,576
Accumulated Other Comprehensive income (loss)	-	(37,284)		-	(37,284)

Total Stockholders' Equity (Deficit)	137,756	2,083,295		(137,756)	2,083,295

Total Liabilities and Stockholders' Equity (Deficit)	$139,556	$36,944,840		$412,244	$37,496,640

New Harvest Capital Corporation
Pro Forma Consolidated Statement of Operations
For the year April 30, 2005
Unaudited

	New	Azur		Proforma	Proforma
	Harvest	International		Adjustments	Consolidated

SALES AND REVENUES	$-	$11,590,228		$-	$11,590,228

COST OF SALES	-	4,225,662		-	4,225,662

Gross Profit	-	7,364,566		-	7,364,566

OPERATING EXPENSES	9,470	7,282,484		-	7,291,954

Net income (loss) before other income (expenses) and
provision for income taxes	(9,470)	82,082		-	72,612

OTHER INCOME (EXPENSE)
Other Income		427			427
Other Expense		(100,767)			(100,767)
Interest income	798	1,769			2,567
Interest (expense)	-	(627,860)	b	(66,000)	(693,860)

Total other income (expense)	798	(726,431)		(66,000)	(791,633)

Net income (loss) before provision for income taxes	(8,672)	(644,349)		(66,000)	(719,021)

Provision for income taxes	-	323,826		-	323,826

Net income (loss) before minority share	(8,672)	(968,175)		(66,000)	(1,042,847)

Minority share of Income (Loss)		(38,563)			(38,563)

Net income (loss)	$(8,672)	$(929,612)		$(66,000)	$(1,004,284)
Net income (loss) per weighted average share	($0.09)	($0.03)			($0.04)
Weighted average number of shares	95,372	27,581,601		(95,372)	27,581,601

New Harvest Capital Corporation
Pro Forma Adjustments

a) Payment by Azur of $550,000 for the purchase of 50.4% of the common shares of New Harvest.
b) Allocation of normal working capital debt of $550,000 at 12% to fund the acquisition. Annual interest expense $66,000
c) Elimination of New Harvest common stock and accumulated deficit.
d) Minority share of New Harvest-nil balance after acquisition costs
e) Goodwill created via acqusition of common stock for cash.
f) Estimated legal and professional costs of acquisition paid by New Harvest.

THE ACQUISITION OF AZUR INTERNATIONAL, INC.

Background of the Offer and the Acquisition

     Background of Harvest

     Since its incorporation in August 1985, except for capital raising activities and the ownership and disposition of interests in certain companies, Harvest has had no business activities. For more than three years Harvest has been seeking an appropriate acquisition or merger candidate with an operating business with which Harvest could merge, or engage with in an acquisition transaction in order to obtain some value for the shareholders of Harvest.

    Background of Azur

      Azur was incorporated in Nevada in June 1997 as "Union Chemical Corporation." The company was formed to be a partner in a joint venture that was never consummated and had no operations as Union Chemical Corporation. Its operations commenced in June 1999, when it acquired an internet domain name HotYellow98.com, and a related webmaster hosting business and other assets in exchange for shares of its capital stock. The company changed its name to Hotyellow98.com, Inc. after the acquisition.

On August 23, 1998 the company filed with the SEC a Registration Statement on Form 10-SB to register its Common Stock under the Exchange Act. The registration statement automatically became effective under Section 12(g) (1) of the Exchange Act 60 days after it was filed. However, after the registration became effective, the company never filed any periodic reports or made any other filings with the SEC as required by the Exchange Act.

On February 6, 2001 the company filed a voluntary Chapter 7 bankruptcy petition with the United States Bankruptcy Court for the District of Arizona. On July 24, 2003 the court ordered the case closed after the net assets of the estate were distributed.

On January 15, 2004 St. James Group Limited acquired approximately 51% of the issued and outstanding stock of the company in a private stock purchase. The buyer was not aware that the company had a class of its securities registered under the 1934 Act or that the company was delinquent in filing reports required to be filed by registered companies. On January 23, 2004 the company changed its name to Azur International, Inc. and approved a 1 for 100 reverse stock split of its common stock pursuant to which 36,906,335 shares were reduced to 369,086 shares after the split. On February 9, 2004 Azur issued to the four stockholders of Mingo Bay Development Corp. (“Mingo Bay ”) an aggregate of 9,050,000 shares in exchange for all of the outstanding common stock of Mingo Bay, valued at $90,050. By virtue of the exchange, Mingo Bay, a Florida corporation which was engaged in real estate development through several subsidiaries, became a wholly owned subsidiary of Azur and Mingo Bay changed its name to Azur Development Corp.

In December 2004 the management of Azur learned that Azur’s common stock had been registered under the Exchange Act in 1998, but that Azur and its predecessors had not filed any required reports or made any other filings under the 1934 Act. Management consulted with legal counsel and public accounting firms regarding a course of action to cure such filing deficiencies. Azur determined, however, for all periods prior to the closing of the Chapter 7 bankruptcy case, Azur lacked the financial and other records required to prepare or file any required reports under the Exchange Act regarding Azur. Management of Azur was informed by the bankruptcy attorney for its predecessor, Hotyellow98.com, Inc., that in connection with the bankruptcy case, all of the records of the company had been turned over to the trustee appointed for the bankruptcy estate. The trustee further informed Azur that in accordance with the trustee’s records retention policies, the trustee had destroyed all of such records six months after the conclusion of the case.

In light of the foregoing, counsel for Azur had discussions with members of the staff of the Chief Counsel’s Office and the Office of the Chief Accountant of the Division of Corporation Finance of the Securities and Exchange Commission regarding the possibility of Azur obtaining a waiver or some other relief from complying with some or all of its filing requirements for the period from 1998 to December 2003 based on its lack of records, the fact that Azur’s current business was unrelated to the business of its predecessors during all of the 1998-2003 period and the fact that none of Azur’s current management was associated with the predecessor companies. However, the staff indicated that it was not prepared to grant any relief to Azur and that Azur should, to the maximum extent possible, file all delinquent reports.

Without any records, other than the financials statements of its predecessor, Union Chemical Corporation as of December 31, 1998 and 1997 and for the years then ended and as of April 30, 1999 and the four months then ended, as well as the corporate charter and by-laws of the company, certain records from the original transfer agent of the company and several contracts to which the company was a party which were filed as exhibits to its Form 10-SB filed in 1998, Azur management believes that Azur is not in a position to file any periodic reports relating to Azur and its predecessors for all periods prior to January 2003.

As a result of its perceived inability to cure previous filing deficiencies, but the desire of management of Azur to operate as a fully reporting public company to provide liquidity to its stockholders, in early 2005 the management of Azur determined to seek to acquire a reporting company into which Azur could contribute its businesses.

     Background of the Agreement

In February 2005 Donald Goree, the Chief Executive Officer of Azur, was informed by Michael Fearnow, an acquaintance of Mr. Goree, who represented the majority stockholder of Harvest, that a controlling interest in Harvest might be available for purchase. During the period from February 2005 to May 2005, Mr. Goree negotiated the terms of a purchase of the controlling interest with Mr. Fearnow. The negotiations focused on the purchase price for the interest as well as the parameters for post-acquisition transactions in which, subject to the approval of Harvest’s Board and shareholders, a reverse stock split of the Harvest common stock would be effected and a share exchange transaction would be consummated in which Harvest would acquire all of the outstanding common stock of Azur in exchange for the issuance of Harvest common stock. During such period Mr. Fearnow and Mr. Goree also negotiated the terms of a consulting agreement between Azur and a company controlled by Mr. Fearnow under which shares of Azur common stock would be issued to the company for investment banking and consulting services.

During the period from March to May 2005 Azur and Harvest each conducted due diligence investigations, including reviews by their respective legal counsel and financial advisors. In addition legal counsel for the seller, HVST Acquisition Corp., and Azur drafted a definitive stock purchase agreement relating to the purchase of all 68,960,000 shares of Harvest common stock (approximately 50.4% of the outstanding shares of Harvest common stock) held by HVST Acquisition Corp. The stock purchase was consummated on June 1, 2005. On such date the officers of Harvest resigned and designees of Azur were elected as officers of Harvest to replace them. In addition three designees of Azur were elected as directors of Harvest and the three directors of Harvest in office prior to the stock purchase resigned as directors effective 10 days after the filing with the SEC and dissemination to holders of record of Harvest common stock of an Information Statement concerning the stock purchase and the election of new directors and officers of Harvest which was prepared in accordance with SEC Rule 14f-1. Such information statement was filed with the SEC on June 23, 2005 and disseminated to holders of record of Harvest common stock on June 24, 2005. Therefore, the resignations of the directors of Harvest immediately prior to the stock purchase took effect on July 4, 2005.

During the period from June 24, 2005 to June 28, 2005 the directors of Harvest (including the three directors whose resignations took effect on July 4, 2005) and Azur, as the majority shareholder of Harvest, approved a 1 for 1,370 reverse stock split of the Harvest common stock. A definitive information statement regarding such reverse stock split was filed with the SEC on July 11, 2005 and disseminated to stockholders of Harvest commencing on such date. On August , 2005 Harvest filed a Certificate of Amendment to its Certificate of Incorporation to effect the reverse stock split.

During the period from June 1, 2005 to July 18, 2005 the management of Harvest and Azur authorized and directed legal counsel for such companies to prepare a registration statement relating to the proposed Share Exchange of which this Information Statement/Proxy Statement/Prospectus comprises a part. The preliminary registration statement was filed with the SEC on July ______ , 2005. Certain of the terms of the Share Exchange were omitted from the registration statement pending approval of the transaction by the Boards of Azur and Harvest.      On _________ , 2005, the Harvest and Azur Board of Directors held meetings to consider the proposed agreement. Prior to the meetings, the directors were provided with a draft of the Share Exchange Agreement and related documents. On that date, Harvest had ________ shares of common stock outstanding, on a fully-diluted basis, and the most recent closing price for Harvest’s common stock was $0.01 per share. Accordingly, the Boards of Directors of Azur and Harvest agreed upon a valuation of Harvest of approximately $_______. Azur had a total of ________ shares of its common stock issued and outstanding or reserved for issuance pursuant to agreements that Azur had entered into, and the Boards of Directors of Harvest and Azur agreed upon a valuation of Azur, based on the value of the real property and businesses that Azur had agreements to purchase, in a range of $__________ to $_________. In order to maintain these respective valuations an exchange ratio of one share of Harvest for every two shares of Azur.

      Both the Harvest and Azur Board of Directors held separate discussions and determined that the transactions contemplated by the Share Exchange Agreement and related documents were advisable and in the best interest of their respective companies and stockholders. On __________2005, both the Harvest and Azur Boards of Directors approved the Share Exchange Agreement, directed their executive officers to execute the Share Exchange Agreement and recommended the Share Exchange Agreement to their respective shareholders.

      On ____________, 2005, the Share Exchange Agreement and related documents were executed by the parties.

      On ___________, 2005, the Share Exchange Agreement and related documents were approved by a majority of the shareholders of Harvest by written consent.

Approval of the Harvest Board

      The Harvest Board of Directors, on __________ 2005, unanimously approved the Share Exchange Agreement and the transactions contemplated thereby, including the amendments of Harvest’s Certificate of Incorporation to change its name to Azur International, Inc. and to limit the liability of directors of the company, and determined that the Share Exchange, and the transactions contemplated thereby are in the best interests of Harvest and its shareholders. On the Record Date, Azur held approximately 50.4% of the voting power of Harvest.

Reasons for the Approval of the Harvest Board

      In approving the Share Exchange Agreement, Harvest’s Board considered a number of factors, including, but not limited to, the following:

1. The financial condition, results of operations, business and prospects of Harvest and concluded that Harvest’s financial condition, results of operations, business and prospects made it very doubtful that it was strong enough to sustain itself, if an acquisition was not consummated.

2. The Share Exchange was expected to be tax free to the shareholders of Harvest.

3. Its familiarity with the management and business plan of Azur.

4. The fact that Azur could produce audited financial statements and other information necessary for the filing of the registration statement of which this Information Statement/Proxy Statement/Prospectus is a part.

5. The acquisition of all of the outstanding shares of common stock of Azur by Harvest would enable Azur to terminate its reporting obligations under the Exchange Act, although Harvest would remain subject to such obligations.

6. The fact that Azur had agreed to pay all fees and expenses associated with the registration statement of which this Information Statement/Proxy Statement/Prospectus is a part .

      Harvest’s Board also considered the following possible negative factors in reaching its decision to approve the Share Exchange Agreement:

1. The significant dilution that the Harvest shareholders will suffer as a result of the Share Exchange.

2. The fact that since the exchange ratio is fixed, fluctuations in the share price of Harvest’s common stock could increase or decrease the value of the consideration received by Harvest’s shareholders.

3. The risk that Azur would not be able to successfully implement its business plan.

4. The risk that the Share Exchange would not be completed.

5. The potential substantial liabilities that Azur has for its failure to file periodic reports required to be filed by the company under the Exchange Act. See “Rick Factors --  Azur is in default of its reporting obligations under the U.S. federal securities laws for the period from 1998 to 2003 and potentially has substantial liability in such regard.”

6. The risk that the interests of its officers and directors may be different from, or in addition to, those of its shareholders generally. See “Background Information of New Harvest Capital Corporation — Conflicts of Interest.”

      The foregoing discussion of the information and factors considered and given weight by Harvest’s Board is not intended to be exhaustive. Members of Harvest’s Board evaluated these factors in light of their knowledge of Azur’s business, the industries in which Azur operate and their business judgment. In view of the variety of factors considered in connection with its evaluation of the foregoing, the Harvest Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Harvest Board may have given different weights to different factors.

      The Board of Directors of Harvest has not requested or received, and will not receive, an opinion of an independent investment banker as to whether the Share Exchange is fair from a financial point of view to Harvest and its shareholders.

Approval of the Azur Board

      The Azur Board of Directors, on __________ 2005, unanimously approved the Share Exchange Agreement and the transactions contemplated thereby, including the acquisition of Azur by Harvest, and determined that the acquisition, and the transactions contemplated thereby are in the best interests of Azur and its shareholders. On the Record Date, the Board of Directors as a group held approximately 20% of the voting stock of Azur.

Reasons for the Approval of the Azur Board

      In approving the Share Exchange Agreement, the Azur Board considered a number of factors, including, but not limited to, the following:

1. That Azur’s investors, shareholders and management have requested and desire liquidity as soon as possible.

2. That Azur’s ability to implement its business plan would increase if it became a subsidiary of a fully reporting public company.

      3. That a reverse merger and filing of a registration statement under the Securities Act would treat all of its shareholders equally as they would be able to sell their shares without the expense and paperwork burden that would be imposed if their stock was not fully registered.

4. Its familiarity with the financial condition and management of Harvest.

5. The fact that the Share Exchange was expected to be tax free to the shareholders of Azur.

      Azur’s Board also considered the following possible negative factors in reaching its decision to approve the Share Exchange Agreement:

1. The fact that, under the terms of the Share Exchange Agreement, the fees and expenses associated with the Share Exchange and the filing of this registration statement would be borne by Azur.

      2. The risk that the announcement of the Share Exchange and the efforts necessary to complete the Share Exchange and this registration statement could result in a disruption of the operations of Azur by, among other things, diverting management and other resources of Azur from their day-to-day operations.

3. Harvest’s low stock price, volume and trading market.

      4. The risk that the interests of its officers and directors may be different from, or in addition to, those of its shareholders generally. See “Background Information of Azur International, Inc. — Conflicts of Interest.”

      The foregoing discussion of the information and factors considered and given weight by Azur’s Board is not intended to be exhaustive. Members of Azur’s Board evaluated these factors in light of their knowledge of Azur’ business, the industries in which Azur operates and their business judgment. In view of the variety of factors considered in connection with its evaluation of the foregoing, the Azur Board did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Azur Board may have given different weights to different factors.

      The Board of Directors of Azur has not requested or received, and will not receive, an opinion of an independent investment banker as to whether the Share Exchange is fair from a financial point of view to Azur and its shareholders.

Accounting Treatment

      The transaction will be accounted for as a reverse acquisition of the fair market value of Harvest’s stock by Azur in accordance with generally accepted accounting principles. The accounting treatment applied in the reverse merger transaction differs from the legal form of the transaction and the continuing legal parent is Harvest.

Regulatory Matters

      Harvest does not believe that any material federal or state regulatory approvals, filings or notices are required by Harvest or Azur in connection with the Share Exchange other than such approvals, filings or notices required pursuant to federal and state securities laws. Under Delaware law, approval of the Share Exchange and the related amendments to Harvest’s Certificate of Incorporation, must be obtained from the shareholders of Harvest that own a majority of the outstanding shares. Under Nevada law, approval of the Share Exchange must be obtained from the shareholders of Azur that own a majority of the outstanding shares.

Federal Income Tax Consequences

      The Acquisition and the included transactions contemplated in connection therewith have been structured with the intent that they be tax-free to New Harvest Capital Corporation, Azur International, Inc. and holders of New Harvest Capital Corporation stock for federal income tax purposes. Assuming that the Share Exchange constitutes a tax-free reorganization for federal income tax purposes, the following are the general federal income tax consequences:

      No gain or loss will be recognized by Harvest, current stockholders of Harvest or Azur in connection with the Share Exchange and the included transactions contemplated in connection therewith.

      The receipt of one share of Harvest common stock for every two shares share of Azur common stock held by Azur shareholders on the Record Date for the Share Exchange should not result in any taxable gain or loss to Azur stockholders for federal income tax purposes.

      In addition, the Share Exchange may result in the limitation on the use of net operating losses or the loss of the use of net operating losses of Harvest under section 382 of the Internal Revenue Code.

      The federal income tax discussion set forth above is included for general information and may not apply to particular categories of holders of Azur stock or options subject to special treatment under the federal income tax laws, such as foreign holders and holders whose stock or options were acquired pursuant to the exercise of an employee stock option or otherwise as compensation. In addition, there may be relevant foreign, state, local or other tax consequences, which are not described above. The Azur shareholders are urged to consult their tax advisors to determine the specific tax consequences of the Share Exchange, including the applicability and effect of foreign, state, local and other tax laws.

General Terms of Share Exchange Agreement

      The following is a summary of the material provisions of the Share Exchange Agreement by and between Azur and Harvest. This summary does not purport to be complete and is qualified in its entirety by reference to the Share Exchange Agreement, which is attached hereto as Exhibit A.

Exchange and Purchase of Shares

      On the terms and subject to the conditions set forth in the Share Exchange Agreement, at the closing Harvest shall assign, transfer, and deliver to the Azur shareholders, in their pro rata percentages based upon their percentage ownership of Azur common stock pre-closing, one (1) share of Harvest Common Stock for every two (2) shares of Azur common stock held by the Azur shareholders. The pre-closing holders of Harvest Common Stock shall retain their shares which, immediately following the issuance of Harvest Common Stock to the Azur shareholders in connection with the closing of the Acquisition shall constitute approximately .5% of the fully-diluted shares of Harvest Common Stock post-closing.

Closing

      The “Closing” shall mean the consummation of the exchange of shares of Harvest Common Stock and shares of Azur common stock, as well as the consummation of any other transactions which are included in the Share Exchange Agreement and required to occur at or before Closing. The Closing shall take place no later than within three business days following the date upon which all of the conditions precedent contained in the Share Exchange Agreement have occurred and all regulatory matters have been complied with.

Representations and Warranties

      The Share Exchange Agreement contains various customary representations and warranties of the parties thereto, without limitation, representations (a) by Harvest and Azur as to their respective corporate status, capitalization, accuracy of financial statements, the authorization and the enforceability of the Share Exchange Agreement against each such party, absence of legal proceedings, the absence of certain changes or events concerning their respective businesses since December 31, 2004, certain tax matters, certain employee benefit and pension plan matters, certain environmental matters, quality of assets, certain labor matters, insurance matters and the absence of material adverse changes with respect to their material contracts, and (b) by Harvest as to its compliance concerning SEC filings. The representations and warranties contained in the Share Exchange Agreement will survive the Closing.

Covenants

      The Share Exchange Agreement contains various customary covenants of the parties thereto. A description of certain of these covenants follows.

Conduct of Business Prior to Closing

      From ___________, 2005 until Closing, Azur covenants to, among other things, except to the extent that Harvest gives written consent to the contrary:

(a) operate its business substantially as previously operated and only in the regular ordinary course;

(b) maintain its assets and properties in good order and condition;

(c) pay all accounts payable and collect all accounts receivable in accordance with prudent business practice;

(d) comply with all laws applicable to the conduct of its business; and

(e) maintain its books and records in the usual, regular, and ordinary manner, on a basis consistent with past practices.

      From ____________, 2005 until Closing, Harvest covenants that unless the prior written consent of Azur shall have been obtained, and except as otherwise expressly contemplated in the Share Exchange Agreement, Harvest shall:

(a) use reasonable commercial efforts to preserve intact its business organization and licenses; and

      (b) notify Azur of (i) any event or circumstance which has caused or constituted, or is reasonably likely to have a Harvest Material Adverse Effect (as defined in the Exchange Agreement) or would cause or constitute, a breach of any of Harvest’s representations, warranties or covenants contained in the Exchange Agreement; or (ii) any material change in the normal course of business or in the operation of Harvest’s assets, and of any material governmental complaints, investigations or hearings or communications indicating that the same may be contemplated) or adjudicatory proceedings.

Actions Prior to Closing

      From ____________, 2005 until Closing, Azur covenants not to, among other things, without prior written consent of Harvest:

(a) take any action that affects the ability of any party to obtain its consents to or perform its covenants and agreements under the Share Exchange Agreement;

(b) amend any of its organizational or governing documents;

(c) incur any additional debt or other obligation except in the ordinary course of business;

(d) repurchase, redeem, or otherwise acquire or exchange Azur common stock or issue, sell, pledge or otherwise permit to become outstanding any additional Azur common stock;

(e) purchase, acquire, sell or dispose of any assets or properties, except in the ordinary course of business;

      (f) grant any increase in compensation or benefits to the employees or officers of Azur, enter into or amend any employment contract between Azur and any person or entity, or adopt any new employee benefit plan or make a material change in or to any existing employee benefit plan;

(g) make any significant change in any tax or accounting methods;

(h) commence any litigation other than in accordance with post practice; or

(i) modify, amend or terminate any material contract.

      From ________, 2005 until Closing, Harvest covenants and agrees that Harvest will not do any of the following without the prior written consent of Azur:

      (a) take any action which would (i) adversely affect the ability of any party to the Share Exchange Documents (as defined in the Exchange Agreement) to obtain any consents required for the transactions contemplated thereby, or (ii) adversely affect the ability of any party hereto to perform its covenants and agreements under the Share Exchange Documents;

(b) take any action, or omit to take any action, which would cause any of the representations and warranties contained in the Share Exchange Agreement to be untrue or incorrect.

Supplemental Disclosure

      From ___________, 2005 until Closing, Harvest and Azur covenant that they each have the continuing obligation to disclose in writing to the other party any matter or information hereafter arising or becoming known that, if known on the date of execution of the Agreement, would have been required to be set forth or listed in a Schedule thereto.

Conditions Precedent

      Harvest and Azur shall each use its best efforts to satisfy its respective conditions precedent for Closing.

Other Transactions

      Harvest and Azur shall deal exclusively and in good faith with each other with regard to the transactions contemplated by the Share Exchange Agreement and will not enter into any agreement or understanding that would have the effect of preventing the consummation of the transactions contemplated by the Share Exchange Agreement.

Conditions Precedent to Obligations of Harvest and Azur to Consummate the Share Exchange Agreement

      The obligation of Harvest and Azur to consummate the transactions as contemplated by the Share Exchange Agreement are subject to the fulfillment and satisfaction at Closing of, among others, each of the following conditions precedent, any or all of which may be waived in whole or in part at or prior to the Closing by the other party.

      (a) All information required to be furnished by the parties pursuant to the Share Exchange Agreement shall have been furnished as of the Closing Date and such representations and warranties shall be true and correct in all material respects on and as of the Closing Date;

      (b) Harvest and Azur shall have performed and complied in all material respects with all covenants, agreements and conditions required by the Share Exchange Agreement to be performed by them prior to or as of the Closing;

(c) The Share Exchange Agreement and all other documents and instruments to be delivered in connection therewith, shall have been approved by a majority of the Harvest and Azur shareholders; and

(d) The Form S-4 shall have been declared effective and no stop order shall have been issued and no proceedings for that purpose shall have been initiated or threatened.

Termination

      The Share Exchange Agreement may be terminated and the exchange of stock contemplated hereby may be abandoned at any time prior to the completion of the Closing: (a) by mutual consent in writing of Harvest and Azur; (b) by either Harvest or Azur if any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the exchange of stock and such order, judgment or decree shall have become final and non-appealable; provided that the right to terminate the Share Exchange Agreement on this basis shall not be available to any party whose failure to fulfill any obligation under the Share Exchange Agreement has been the cause of, or resulted in, the failure of the Closing to occur; (c) by Harvest if there has been a material breach of any covenant or agreement or of a representation or warranty on the part of Azur which has not been cured, or adequate assurance (acceptable to Harvest in its sole discretion) of cure given, in either case, within 15 business days following receipt of notice of such breach; (d) by Azur if (i) there has been a material breach of any covenant or agreement or of a representation or warranty on the part of Harvest which has not been cured, or adequate assurance (acceptable to Azur in its sole discretion) of cure given, in either case, within 15 business days following receipt of notice of such breach or (ii) at Closing shares of Harvest Common Stock shall not be listed on the Over-the-Counter Bulletin Board (OTC:BB); or (e) by either Harvest or Azur (and Azur Shareholders) if either of such party’s due diligence investigation has disclosed the existence of (i) any matter relating to the other party or its business that is materially and adversely (to the investigating party) at variance with those matters theretofore disclosed to the investigating party, or (ii) any matter which, in the investigating party’s reasonable judgment, (A) indicates a material adverse change in the condition, assets or prospects of the other party, or (B) would make it inadvisable to consummate the exchange of stock and other transactions contemplated by the Share Exchange Agreement.

Termination of Azur’s Reporting Obligations under Exchange Act

If the Share Exchange is consummated Azur will become a wholly owned subsidiary of Harvest. In such event Azur intends to terminate the registration of its common stock under the Exchange Act and thereby terminate its obligation to file periodic reports under the Exchange Act. However, after the consummation of the Share Exchange Harvest will continue to have its common stock registered under the Exchange Act and will continue to file periodic reports under the Exchange Act. Such reports will contain information concerning Harvest and its subsidiaries, including Azur.

RECOMMENDATION OF BOARDS OF DIRECTORS AND
FAIRNESS OF THE SHARE EXCHANGE

General

The Boards of Directors of Azur and Harvest believe that the proposed Share Exchange is fair to the stockholders of each of Azur and Harvest and the Board of Directors of Azur recommends that the stockholders of Azur vote for approval of the Share Exchange Agreement. See "The Acquisition of Azur International, Inc. - Reasons for Approval of the Harvest Board” and The Acquisition of Azur International, Inc. - Reasons for Approval of the Azur Board” for information concerning factors the respective Boards of Directors considered in approving the Share Exchange in addition to those discussed in this section. Each Director of Azur and Harvest is an employee of Azur.

The principal structural element affecting the respective stockholders of Azur and Harvest in connection with the Share Exchange are the valuations placed on each company in determining the exchange ratio of common stock of Harvest to be issued for common stock of Azur.

 Except for Azur’s purchase on June 1, 2005 of approximately 50.4% of the outstanding common stock of Harvest for $550,000 and certain additional consideration paid to a finder in the transaction, no firm offer has been made by any person during the preceding 18 months regarding the merger or consolidation of either Azur or Harvest or the sale or transfer of all or any substantial part of the assets of either entity which would enable the holder of securities to exercise control over such entity.

Fiduciary Duties of Directors of Azur and Harvest

General

 Each Board of Directors’ fiduciary duties to the stockholders include legal responsibilities of loyalty, care and good faith. Directors may not profit by any conduct or transaction in contravention of their fiduciary obligations to stockholders. Rights of action by or on behalf of the stockholders for any breach of these duties are provided under the corporation laws of Delaware and Nevada. If a stockholder believes that the proposed Share Exchange would constitute a breach of the fiduciary duties of the Directors of the company whose stock is owned by him, the stockholder could institute legal action to enjoin the consummation of the Share Exchange or to recover damages resulting from the consummation of the Share Exchange. In appropriate circumstances, a stockholder may institute a class action against the Directors on behalf of himself and the other similarly situated stockholders or a derivative action against the Directors on behalf of the corporation to recover damages for a breach of the Directors’ fiduciary duties. A stockholder who votes to approve the Share Exchange may not be able to assert claims for breaches of fiduciary duty by the Directors in the absence of a claim that all facts necessary for the stockholder to make an informed decision were not properly disclosed. This is a developing area of the law, and limited partners who have questions concerning the duties of the respective Boards of Directors should consult with their own legal counsel.

Conflicts of Interest

 The Directors of Azur and Harvest have conflicts of interest with respect to the Share Exchange arising from, among other things:

 The Board of Directors of each corporation determined the structure of the proposed Share Exchange and the exchange ratio without any independent third party representing the stockholders of either corporation partnership. As a result, the determination of the exchange ratio and the other terms of the Share Exchange may not reflect the allocation of relative value that would result if the Share Exchange were negotiated with an unaffiliated third party in an arms length transaction.

 Officers and directors of Azur and Harvest will continue to serve as officers and directors of such companies after the Share Exchange. They may receive compensation and other benefits associated with this employment as determined by the Board of Directors and which may be higher than their current compensation arrangements.

 Legal counsel engaged to assist with the preparation of the documentation for the Share Exchange, including this Information Statement/Proxy Statement/Prospectus was engaged by Azur and Harvest and did not serve, or purport to serve, as legal counsel for the stockholders of either company.

No Independent Representative or Fairness Opinion

 No independent representative of the stockholders was engaged for purposes of negotiating the terms of the combination transactions, nor was a fairness opinion obtained from an unaffiliated third party. The absence of these protections was considered, but was not judged to be significant by the Boards of Directors of Azur and Harvest, in determining the fairness of the proposed Share Exchange to the stockholders of Azur and Harvest. The respective Boards determined that the likelihood that such an unaffiliated representative of the directors or a fairness opinion would add value to the process of structuring the combination transactions was minimal and outweighed the costs of retaining such a representative or fairness opinion. As a result, the terms of the Share Exchange may not be as favorable as the terms that might have been obtained had an independent representative been retained or a fairness opinion requested.

BACKGROUND INFORMATION ON NEW HARVEST CAPITAL CORPORATION

      You should read the following summary financial data together with the discussion in “Harvest’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Harvest’s consolidated financial statements and related notes contained elsewhere in this information statement/proxy statement/prospectus.

      The following operational data for the years ended April 30, 2005 and 2004 have been derived from Harvest’s audited consolidated financial statements, which are contained elsewhere in this Information Statement/Proxy Statement/Prospectus.

Description of Business

Development of Business

New Harvest Capital Corporation ("Harvest"), formerly known as Harvest Capital Corporation, was organized under the laws of the State of Delaware on August 29, 1985. In February 1986, Harvest completed a public offering of 50,000,000 shares of its Common Stock par value $.0001 per share (the "Harvest Common Stock"). In October 1988, Harvest formed a wholly-owned subsidiary, Exclusives for the Bride, Inc. ("Exclusives"). During its fiscal year ended April 30, 1991 ("Fiscal 1991"), Harvest sold substantially all of the assets of Exclusives and since then it has had no substantial revenues.

   From October 31, 1990 until February 2002, the Company's assets consisted primarily of Common Stock of JLM Couture, Inc. ("JLM"), a company registered under the Exchange Act which is engaged in the business of marketing bridal gowns and bridesmaids' gowns.

   On February 1, 2002, JLM acquired these shares from the Company for $161,883. On March 7, 2002, Harvest conducted a private offering of 25,000,000 shares of Harvest common stock for an aggregate considerate of $62,500, from six purchasers. Harvest also issued 13,860,000 shares to Mr. Joseph L. Murphy in payment of $69,300 owed to him for services rendered to Harvest. These steps were taken to enable Harvests to implement its plan to acquire an operating entity.

On January 14, 2005, eight shareholders of Harvest completed the sale of their restricted common shares of Harvest to two purchasers, Ruth Shepley and HVST Acquisition Corporation, a Nevada corporation, owned and controlled by James A. Ditanna of King of Prussia, Pennsylvania (“HVST Acquisition”).  Under the terms of purchase agreement with the selling shareholders, Shepley acquired 8,200,000 restricted common shares (approximately 6.0% of the then issued and outstanding shares) of Harvest and HVST Acquisition acquired 68,960,000 restricted common shares (approximately 50.4% of the then issued and outstanding shares).  In connection with the acquisition the officers and director of Harvest resigned and James Ditanna and two other persons were appointed as the directors and officers of Harvest.

On June 1, 2005, pursuant to a Stock Purchase Agreement dated as of June 1, 2005 between HVST Acquisition and Azur, HVST Acquisition sold to Azur 68,960,000 shares of common stock of Harvest, constituting approximately 50.4% of the outstanding Harvest common stock of Harvest. The purchase price for the Harvest common stock was $550,000 paid in cash. The source of funds used by Azur to purchase the Harvest Shares was the working capital of Azur.

   By virtue of its acquisition of a majority of the voting securities of Harvest on such date, Azur acquired from HVST Acquisition control of Harvest on June 1, 2005.

   At June 30, 2005, Harvest had no assets (See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements elsewhere herein).

Property

Since June 1, 2005 Harvest’s offices have been located at the offices of Azur at 101 NE 3rd Avenue, Suite 1220, Fort Lauderdale, Florida 33301. Such offices have been provided at Harvest by Azur at no charge under an oral arrangement. Prior to the acquisition of a controlling interest in Harvest by Azur, Harvest’s offices were located at the offices of its former attorneys, Heskett & Heskett, 501 South Johnstone, Suite 501, Bartlesville, Oklahoma 74003 from January 18, 2005 to May 31, 2005 and Kalin Levine Weinberg, LLC, 494 Eighth Avenue, Suite 800, New York, New York 10001prior thereto.

Market For Common Equity and Related Stockholder Matters.

The Harvest common stock is traded in the over-the-counter market and has been quoted on the "Electronic Bulletin Board" since March 22, 1986. There is a very limited public market for the Harvest common stock. As of July 18, 2005, 136,959,999 shares of common stock were outstanding.

The following table sets forth, for the respective periods indicated, the high and low bid quotations for the Harvest common stock. The market quotations represent prices between dealers, do not include retail markup, markdown, or commissions and may not represent actual transactions. The quotations have not been adjusted for the one for 1,370 reverse stock effected on _____________, 2005.

Quarter Ended	High Bid	Low Bid
2004
July 31, 2003	.01	.01
October 31, 2003	.01	.01
January 31, 2004	.01	.01
April 30, 2004	.01	.01

2005
July 31, 2004	.01	.01
October 31, 2004	.01	.01
January 31, 2005	.01	.01
April 30, 2005	.01	.01

2006
Through ____, 2005	.01	.01

No dividends have been paid on the Harvest common stock and Harvest does not anticipate paying dividends in the foreseeable future.

 At ___________, 2005, there were approximately 245 holders of record of Harvest's securities. Harvest believes that it has more shareholders since many of its shares are held in "street" name.

Directors and Officers

The following sets forth information regarding Harvest’s current executive officers and directors.

Donald Goree, Director, Chairman and Chief Executive Officer, Age 47

Mr. Goree was elected as a director and Chief Executive Officer of Harvest on June 1, 2005. He has been Chairman and CEO of Azur since January 2004. Mr. Goree has over 25 years of experience in commercial real estate investment, finance and development.

Donald C. Winfrey, Director and President, Age 38

Mr. Winfrey was elected a director and President of Harvest on June 1, 2005. He has been President and a director of Azur since January 1, 2005. From 1997 to December 31, 2004 he held various positions with Xentel, Inc., including Vice President of its U.S. operations; from 1992 to 1997 he held various positions with CD3 Storage Systems, including President. He has also served as Chairman to various strategic planning and client development committees.

Albert Lazo, Director and Secretary, Age 32

Mr. Lazo was elected as a director and Secretary of Harvest on June 1, 2005. He has been General Counsel and Secretary of Azur since April 2004 and a director of Azur since January 2005. From February 2000 to April 2004, Mr. Lazo was an associate attorney with the law firm of Richards and Polansky, P.C. in Miami, Florida. From June 1999 to February 2000, he was an associate attorney at the law firm of John G. Shieley, P.A., based in Miami, Florida.

There are no family relationships among any of the Company’s directors and officers, except that Donald Goree and Donald Winfrey are first cousins.

Ownership of Harvest Common Stock

The following table sets forth certain information as of June 2, 2005, with respect to the ownership of Harvest Common Stock by each director and executive officer of Harvest, and each person known by Harvest to be the owner of more than five percent of any class of Harvest's voting securities.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT OF AND NATURE OF BENEFICIAL OWNERSHIP	PERCENTAGE OF CLASS

Donald Goree (1)	0	0

Donald Winfrey (1)	0	0

Albert Lazo (1)	0	0

Azur International, Inc.	68,960,000	50.4%

Ruth Shepley	8,200,000	6.0%
15318 Climbing Branch Drive,
Houston, Texas 77068
_____________________

(1)	The address of such person is 101 NE 3rd Avenue, Fort Lauderdale, Florida 33301.

Section 16 Reporting

No person who, during the year ended April 30, 2005, was a director, officer or beneficial owner of more than ten percent of the Company's Common Stock (which is the only class of securities of the Company registered under Section 12 of the Exchange Act (a "Reporting Person") failed to file on a timely basis, reports required by Section 16 of the Exchange Act during the most recent fiscal year or prior years. The foregoing is based solely upon a review by the Company of Forms 3 and 4 during such fiscal year as furnished to the Company under Rule 16a-3(d) under the Exchange Act, and Forms 5 and amendments thereto furnished to the Company with respect to such fiscal year, and any representation received by the Company from any reporting person that no Form 5 is required.

Executive Compensation

Harvest did not pay any compensation to any of its officers and directors during the three fiscal years ended April 30, 2005.

Committees of Harvest’s Board of Directors

Because our board of directors currently consists of only three members, we do not have a standing nominating, compensation or audit committee. Rather, our full board of directors performs the functions of these committees. Also, we do not have a financial expert on our board of directors as that term is defined by Item 401(e)(2) of Regulation S-B. We do not believe it is necessary for our board of directors to appoint such committees because the volume of matters that come before our board of directors for consideration permits each director to give sufficient time and attention to such matters to be involved in all decision making. Additionally, because our Common Stock is not listed for trading or quotation on a national securities exchange, we are not required to have such committees. All of our directors are executive officers of Harvest and therefore none of our directors are independent.

It is the view of the Board of Directors that it is appropriate for Harvest not to have a nominating committee because Harvest only has three directors and they are the only individuals who participate in the consideration of director nominees. Harvest's three directors perform the functions of a nominating committee.

In considering candidates for membership on the Board of Directors, the Board of Directors will take into consideration the needs of the Board of Directors and the candidate's qualifications. The Board will request such information as:

The name and address of the proposed candidate;

The proposed candidates resume or a listing of his or her qualifications to be a director of Harvest;

A description of any relationship that could affect such person's qualifying as an independent director, including identifying all other public company board and committee memberships;

A confirmation of such person's willingness to serve as a director if selected by the Board of Directors; and

Any information about the proposed candidate that would, under the federal proxy rules, be required to be included in Harvest's proxy statement if such person were a nominee.

Once a person has been identified by the Board of Directors as a potential candidate, the Board of Directors may collect and review publicly available information regarding the person to assess whether the person should be considered further. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors and the Board of Directors believes that the candidate has the potential to be a good candidate, the Board of Directors would seek to gather information from or about the candidate, including through one or more interviews as appropriate and review his or her accomplishments and qualifications generally, including in light of any other candidates that the Board of Directors may be considering. The Board of Director's evaluation process does not vary based on whether the candidate is recommended by a shareholder.

The Board of Directors will, from time to time, seek to identify potential candidates for director nominees and will consider potential candidates proposed by the Board of Directors and by management of Harvest.

Meetings of the Harvest Board

During its fiscal year ended April 30, 2005, Harvest’s Board of Directors held one meeting attended by all members of the Board and on one occasion approved resolutions by unanimous written consent in lieu of a meeting.

Stockholder Communications with the Board of Directors of Harvest

Stockholders may send communications to Harvest’s board of directors by writing to: New Harvest Capital Corporation, 101 NE 3rd Avenue, Suite 1220, Fort Lauderdale, Florida 33301, Attn.: Board of Directors or any specified director. Any correspondence received at the foregoing address to the attention of one or more directors is promptly forwarded to such director or directors.

Financial Statements

      You should read the following summary financial data together with the discussion in “Harvest’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Harvest’s financial statements and related notes contained elsewhere in this Information Statement/Proxy Statement/Prospectus.

      The following operational and balance sheet data for the years ended April 30, 2005 and 2043 have been derived from Harvest’s audited financial statements, which are contained elsewhere in this Information Statement/Proxy Statement/Prospectus.

	Fiscal Year Ended
	April 30, 2005	April 30, 2004
Statement of Operations Data:
Revenue	$798	$746
Operating expenses	9,470	38,664
Net loss	(8,672)	(37,918)

	April 30, 2005	April 30, 2004
Balance Sheet Data:
Total assets	139,556	149,428
Total liabilities	1,800	22,500
Shareholders' equity	137,756	126,928

Results of Operations for the Fiscal Years Ended April 30, 2005 and April 30, 2004

Harvest had limited operations in both years and a loss of $37,918 for the fiscal year ended April 30, 2004 and $8,672 for the fiscal year ended April 30, 2005. The losses were the result of Harvest incurring $38,664 and $9,470 in general and administrative expenses in the fiscal years ended April 30, 2004 and 2005, respectively, which were only partially offset by interest revenue of $746 and $798 in such years.

Certain Relationships and Related Transactions

Except for the ownership of Azur’s securities, none of the directors, executive officers, holders of five percent of the outstanding Harvest common stock, or any associate or affiliate of such person, have, to the knowledge of Harvest, had a material interest, direct or indirect, during the two fiscal years ended April 30, 2005 and 2004, in any transaction or proposed transaction which may materially affect Harvest.

No executive officer, present director, proposed director or any member of these individuals' immediate families or any corporation or organization with whom any of these individuals is an affiliate is or has been indebted to Harvest since the beginning of its last fiscal year.

Legal Proceedings

Harvest is not a party to any pending legal proceedings nor is it aware that any proceeding are threatened.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On June 2, 2005, Harvest dismissed Goldstein Golub Kessler LLP as its independent accountant. Goldstein Golub Kessler LLP had been previously engaged as the principal auditor to audit the financial statements of Harvest. The reason for the termination was that Azur, which on such date acquired a controlling interest in Harvest, requested a change in auditors.

Goldstein Golub Kessler LLP’s reports on the financial statements of Harvest as of April 30, 2004 and 2003 and the related statements of operations, shareholders' equity and cash flows for each of the two years in the period ended April 30, 2004 did not contain an adverse opinion or disclaimer of opinion, nor were they modified as to uncertainty, audit scope, or accounting principles.

The decision to change auditors was approved by Harvest's Board of Directors.

During Harvest's two most recent fiscal years, and the subsequent interim periods, there were no disagreements with Goldstein Golub Kessler LLP on any matter of accounting principles or practices, financial statement disclosure, auditing scope, or procedure, which disagreements, if not resolved to the satisfaction of Goldstein Golub Kessler LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

On June 3, 2004, the Company retained Baum & Company, P.A. (“Baum”) as its new independent accountant. Baum is located at 1515 University Drive, Coral Springs, Florida 33071.

BACKGROUND INFORMATION ON AZUR INTERNATIONAL, INC.

     Description of Business

       Azur was incorporated in Nevada in June 1997 as "Union Chemical Corporation." The company was formed in order to be a partner in a joint venture that was never consummated and had no operations as Union Chemical Corporation. Its operations commenced in June 1999, when it acquired an internet domain name HotYellow98.com, and a related webmaster hosting business and other assets in exchange for shares of its capital stock. The company changed its name to Hotyellow98.com, Inc. after the acquisition.

On February 6, 2001 the company filed a voluntary Chapter 7 bankruptcy petition with the United States Bankruptcy Court for the District of Arizona. On July 24, 2003 the court ordered the case closed after the net assets of the estate were distributed.

On January 15, 2004 St. James Group Limited acquired approximately 51% of the issued and outstanding stock of the company in a private stock purchase. On January 23, 2004 the company changed its name to Azur International, Inc. and approved a 1 for 100 reverse stock split of its common stock pursuant to which 36,906,335 shares were reduced to 369,086 shares after the split. On February 9, 2004 Azur issued to the four stockholders of Mingo Bay Development Corp. (“Mingo Bay Development”) an aggregate of 9,050,000 shares in exchange for all of the outstanding common stock of Mingo Bay, valued at $90,050. By virtue of the exchange, Mingo Bay, a Florida corporation which was engaged in real estate development through several subsidiaries, became a wholly owned subsidiary of Azur and Mingo Bay changed its name to Azur Development Corp.

 Since its acquisition of Mingo Bay, Azur has assembled a management team, continued to develop and operate the properties owned by Mingo Bay, researched resort and commercial locations, completed extensive marketing research, acquired Shell Landing Golf Course in Gautier, Mississippi and a master planned resort community, acquired Airtek Safety Limited, a United Kingdom corporation which designs and manufactures safety systems for the construction industry and which has a 50% interest in a joint venture which distributes tower construction cranes, entered into a letter of intent to acquire A.V.I. Contractors, Inc., a construction company, acquired approximately 50.4% of the outstanding common stock of Harvest and entered into the Share Exchange Agreement with Harvest.

  Azur’s business plan includes golf resort and residential communities development, residential and commercial land acquisition for development, acquisition of developable land holdings for use or future sale, acquisition of existing resort and golf club communities and acquisitions of companies in complementary industries. Through its subsidiaries, Azur currently owns:

•
The Shell Landing Golf Club, a 225 acre public course located in Gautier, Mississippi (near Biloxi) and designed by Davis Love III, the rights to acquire up to 1,800 acres which surround the golf course, including Shell Landing Resort, a master planned resort community with significant infrastructure already in place;

•	a 3% interest in Place des Arts, a 10 unit luxury waterfront condominium project downtown Fort Lauderdale near Los Olas Boulevard;

•	a 63% interest in Meritage, a 16 unit luxury waterfront condominium project located in the Las Olas Isles area of Fort Lauderdale;

•	a 53% interest in Rio Vista, a residential property located on North Rio Vista Boulevard, Fot Lauderdale, which Azur has improved and is currently marketing for sale;

•
Airtek Safety Limited, a United Kingdom corporation, which designs and manufactures safety systems for the construction industry, including patented air bag safety systems, staircase safety systems, leading edge protection, vertical side netting, stairwell platforms and ladder safety devices; and

•
Airtek Cranes Ltd., a United Kingdom joint venture in which Airtek Safety Limited has a 50% interest, which distributes a line of remote-controlled, self-erecting tower cranes manufactured by Arcomet of Belgium, the holder of the other 50% interest in the joint venture.

Azur also has engaged in preliminary discussions to acquire AVI Contractors Inc., a south Florida-based construction company which is the contractor for the Meritage project.

Real Estate Holdings

To date, Azur has entered into and/or closed agreements relating to the acquisition of interests in the following:

Shell Landing Resort Community

Azur acquired a 100% interest in the Shell Landing Golf Course in November 2004 when Azur’s wholly owned subsidiary, The Grand Shell Landing, Inc., purchased the golf course for $8,000,000. The 225 acre course designed by Davis Love III is located in Gautier, Mississippi approximately 13 miles east of Biloxi, which has become a world class entertainment and gambling center with 12 casinos. Between Gautier and Biloxi there are more than 8,000 hotel rooms. There are more than 18,000 hotel rooms along the Mississippi Gulf Coast and an additional 1,500 hotel rooms are under construction

Golf Digest named Shell Landing among America’s Best New Courses in 2002. The January 2002 issue ranked the course #5 in America in the Best New Upscale Public category, the only course in the top five located in the South. Shell Landing includes a clubhouse with locker rooms, a restaurant and catering facilities and a golf shop; a driving range and practice area; a deck and a maintenance building.

There were 36,139 rounds of golf played on the course in 2004 and through June 30, 2005 20,391 rounds were played in 2005.

The purchase was financed with a $6,400,000 first mortgage loan from an institution and a $1,600,000 second mortgage from the seller. The outstanding principal balance of the first mortgage loan accrues interest at a variable rate equal to prime rate of J.P Morgan Chase & Co. announced, quoted or published from time to time plus 1.5% per annum. Monthly payments of principal and interest based on a 20 year amortization of principal and a seasonal adjustment for each month in question commenced in January 2005 and shall continue until December 1, 2009 when all outstanding principal and interest on the promissory note evidencing the loan shall be due. The note is secured by, among other things, a deed of trust, security agreement and fixture filing on the golf course property and an assignment to the lender of leases, rents and contracts. As of June 30, 2005 the outstanding principal balance of the loan was $6,322,053.

The second mortgage loan is evidenced by a purchase money promissory note in the principal amount of $1,600,000. Such note provides for interest at the rate of 6% per annum and is due in one balloon payment on November 17, 2005. Pursuant to an agreement between Azur and the shareholders of the seller, a $529,188.90 credit against the note was taken in November 2004. As of June 30, 2005, the outstanding principal amount of the note was $1,070,811.10

Shell Landing Resort

On May 4, 2005 Azur Shell Landing Development II LLC (“ASLD II”), a Mississippi limited liability company, acquired 1,200 acres of land which surrounds the Shell Landing Golf Course for a purchase price of $7,752,000. A credit of $1,139,849 was given to ASLD II due to the sales of lots prior to closing. The purchase price was partially financed with a $7,413,000 mortgage loan obtained from an institutions. The outstanding principal balance of the loan accrues interest at the rate of 14% per annum. Monthly interest payments commenced on June 1, 2005 and shall be paid while principal on the loan remains outstanding. Assuming no principal is prepaid, the monthly interest payments shall be $86,485. The entire principal amount of the loan is due on June 1, 2007. The land includes approximately 455 acres plus 48 completed, but unsold residential lots ranging in size from .6 to 1.25 acres, 230 platted but undeveloped lots, 129 of which will be premier lots (larger acreage, better views) and 101 of which will be estate lots a proposed 12.75 acre condominium site, a proposed 18.9 acre condominium site, a proposed 20.0 acre apartment site, approximately 330 acres planned for a resort village, various residential lots, town homes and cluster homes and approximately 61 acres of commercial land (95% of which is wetlands). ASLD II intends to develop such land.

ASLD II is wholly owned by Azur Shell Landing Resort, Inc., a Mississippi corporation. Azur has entered into an agreement to acquire up to an 80% equity interest in this corporation. Azur intends to construct on the 12.75 acre site located between the 9th and 18th fairways of the golf course, a 200 unit luxury condominium project called The Islands at Shell Landing, consisting of 7 buildings surrounding a pool, spa and eight tennis courts and overlooking the Shell Landing Golf Course. The units range from 1,250 to 1,851square feet and are being offered at prices currently ranging from $349,625 to $527,577. As of June 24, 2005 ASLD II had received deposits on 150 units.

A second phase of development on the 18.9 acre site located between the 3rd, 4th and 5th fairways of the golf course contemplates construction of 253 condominium units in 11 buildings. In addition, construction of approximately 400 apartment units is planned for the 20.0 acre site.

Place des Arts

Azur acquired a 3% interest in Place des Arts in January 2004 for a $240,000 promissory note which was converted in its entirety to 120,000 shares of Azur common stock in February 2004. Place des Arts is a 10 unit luxury waterfront condominium project located in downtown Fort Lauderdale, Florida near Las Olas Boulevard. Each unit has luxury amenities including a private fully equipped boat dock giving direct access to the Inter Coastal Waterway, access by elevator to a private foyer, underground secure parking, a large balcony facing the water, a rooftop community pool, European cabinet, slate or limestone countertops, top of the line appliances, high speed internet access and cable television. The size of the units range from 3,037 to 4,235 square feet and contracts for the units have been entered into at prices ranging from $1,059,900 to $1,566,950. As of June 24, 2005, all of the units have been sold. Construction of the project is scheduled to be completed in September 2005.

Meritage

Azur acquired a 63% interest in Meritage in February 2004 when its wholly owned subsidiary, Azur Development Corp., acquired 63% of the membership interests in 48 Hendricks LLC, a Florida limited liability company which owns Meritage. Subsequently, the subsidiary tranferred ownership of the interest directly to Azur. The purchase price for the membership interests was $2,300,000 of which $1,000,000 was paid in cash during the period from February 2004 to January 2005 and the remaining $1,300,000 was paid by the issuance to the sellers of an aggregate of 650,000 shares of common stock of Azur. Meritage is a 16 unit luxury waterfront condominium project located on Hendricks Isle of Las Olas Boulevard between the Fort Lauderdale beach and the Las Olas shopping district. The project consists of two 5 story buildings with eight units in each building. All of the units have the same design plan with three bedrooms, 3-1/2 baths and a total of 2,458 square feet. Each building will have a private elevator access for each unit and a swimming pool fronting the water. The interior of the units will have luxury appointments, including European cabinets, granite countertops and top-of-the-line appliances. Each unit has a corner view and an individual boat dock with an ocean access that can handle boats up to 50 feet in length. As of June 24, 2005, 11 of the units have been sold for prices ranging from $1,128,250 to $1,236,250. The project began construction in March 2005 and is scheduled to be completed by June 2006. A $10,685,000 18 month loan commitment was provided by a bank to 48 Hendricks LLC in January 2005 to fund the construction of the project. All principal and accrued interest on loans made pursuant to the commitment shall be due and payable to the lender on July 5, 2006. The commitment may be extended by the borrower for an additional six months upon the satisfaction of certain conditions, including payment of an extension fee equal to .25% of the then outstanding principal balance of the loan. Interest on the loan at the rate of the bank’s base rate plus 1.00% per annum (but not less than 6.25% per annum) is payable monthly and at maturity. The loan is guaranteed by certain principals of the borrower, including Eduardo Naranjo and Elizabeth Naranjo. As of June 30, 2005 the outstanding principal balance of the loan was $3,815,000.

Rio Vista

During the period from November 2003 to February 2004 Azur acquired a 53% interest in a general partnership which owns a home located on North Rio Vista Boulevard, Fort Lauderdale, Florida. The property is held subject to two mortgages with an aggregate outstanding principal balance of approximately $1,186,000 as of June 30, 2005. During the period from January 2004 to December 2004 Azur rented the property to various tenants for total rental revenues of approximately $39,740. Azur is currently offering the property for sale at a price of $2,995,000.. Pending the sale, Azur is providing the use of the property to its Chairman of the Board on a rent-free basis.

Airtek

On February 24, 2005 Azur purchased all of the outstanding shares of Airtek Safety Limited, a United Kingdom corporation which designs and manufactures safety systems for the construction industry, including air bag safety systems, staircase safety systems, leading edge protection, vertical side netting, stairwell platforms and ladder safety devices. Airtek also owns 50% of Airtek Cranes, Ltd., a United Kingdom joint venture which distributes a line of remote-controlled, self-erecting tower cranes manufactured by Arcomet of Belgium, the holder of the other 50% interest in the joint venture.

Pursuant to the purchase agreement with the sellers, Azur has agreed to pay the sellers an aggregate of £6.1 million (approximately $11,224,000) on August 21, 2005. The sellers have the option to acquire an aggregate of 3,741,333 shares of Azur common stock in lieu of the cash consideration. The shares of Airtek purchased by Azur are being held in escrow pending payment of the purchase consideration.

Airtek’s AirMat Safety System is comprised of a series of interlinked modular air mattresses designed to provide “soft fall” arrest to reduce and minimize injuries and fatalities due to falls from height on construction, civil engineering, maintenance and refurbishment projects. The modules are manufactured in a range of standard sizes, which with simple planning, allows for configuration to accommodate any project. The system is patented in the European Union and marketed throughout Europe and the United States. Airtek also manufactures and markets related safety systems, including a stairsafe system designed to give workers protection while working around open stairwells, and a laddersafe system which is designed to prevent unauthorized access to elevated work areas Airtek also has installed a safety barrier system at the British Speedway. Airtek Cranes, Ltd. markets in the United Kingdom the Arcomet line of pedestrian-operated remote controlled self-erecting tower cranes. Unlike conventional cranes the Arcomet cranes arrive at the worksite as self-contained units and can be operable within four hours.

Airtek also has a division which provides training services for managers and workers in the construction and allied industries.

Executive Office

Since March 1, 2005 Azur’s executive offices have been located at 101 NE 3rd Avenue, Suite 1220, Fort Lauderdale, Florida 33301. Azur leases such premises under a 36 month lease. The lease may be terminated by Azur after 18 months if Azur gives the landlord 90 days prior written notice and pays a $1,000 termination fee. Azur currently pays a base monthly rental of $5,708 under the lease. The base rent shall increase by 4% on March 1 of each year during the term of the lease. Azur also is obligated to pay as additional rent, Azur’s proportionate share (based on a fully occupied building) of the operating expenses of the building in which the premises are located.

Market For Common Equity and Related Stockholder Matters.

The Azur common stock has been quoted on Pinksheets.com under the symbol “AZRI” since March 2004. There is a very limited public market for the Azur common stock. As of July 12, 2005, 48,614,369 shares of common stock were outstanding.

The following table sets forth, for the respective periods indicated, the high and low quotations for the Azur common stock. The market quotations represent prices between dealers, do not include retail markup, markdown, or commissions and may not represent actual transactions.

Quarter Ended	High Bid	Low Bid
2004
March 31	3.70	3.10
June 30	3.90	1.30
September 30	5.10	2.80
December 31	3.48	0.90

2005
March 31	2.15	1.06
June 30	1.75	0.78

No dividends have been paid on the Azur common stock and Azur does not anticipate paying dividends in the foreseeable future.

At July 12, 2005, there were 476 holders of record of Azur's common stock.

Directors and Officers

The following sets forth information regarding Azur’s current executive officers and directors.

Donald Goree, Director, Chairman and Chief Executive Officer, Age 47

Mr. Goree was elected Chief Executive Officer of Azur in January 2004. He has been Chairman and CEO of Harvest since June 1, 2005. Mr. Goree has over 25 years of experience in commercial and real estate investment, finance and development.

Donald C. Winfrey, Director and President, Age 38

Mr. Winfrey has been President and a director of Azur since January 1, 2005. He was elected President of Harvest on June 1, 2005. From 1997 to December 31, 2004 he held various positions with Xentel, Inc., including Vice President of its U.S. operations; from 1992 to 1997 he held various positions with CD3 Storage Systems, including President. He has also served as Chairman to various strategic planning and client development committees.

Jeffrey Grene, Chief Operating Officer, Age 62

Mr. Grene has been Chief Operating Officer of Azur since July 1, 2005. Mr. Grene was Vice President of Development of Azur and President of its subsidiary, Azur Development Corp., from March 2004 to June 2005. Since December 1993 he has engaged in property development in Florida. From March 1990 to November 1993 he was Senior Vice President and Founding Partner of Regency Management, Inc., a firm which managed over 2,500 apartment units. Prior to that he was a founding partner and Senior Vice President of GMD, Inc., a real estate syndication and development firm formed in 1981, based in Washington, D.C. GMD owned and managed over 5,000 apartment units in North Carolina, Georgia, Tennessee and Florida.

Albert Lazo, Secretary, General Counsel and Director, Age 32

Mr. Lazo has been General Counsel, Secretary of Azur since April 2004 and a director of Azur since January 2005. He was elected as a director and Secretary of Harvest on June 1, 2005. From February 2000 to April 2004, Mr. Lazo was an associate attorney with the law firm of Richards and Polansky, P.C. in Miami, Florida. From June 1999 to February 2000, he was an associate attorney at the law firm of John G. Shieley, P.A., based in Miami, Florida.

Carl Crawford, Vice President of Golf Operations and President of The Grand Shell Landing, Inc., Age 61

Mr. Crawford has been Vice President of Golf Operations and the President of Azur’s subsidiary, The Grand Shell Landing, Inc., since Azur acquired the Shell Landing Golf Course in November 2004. Mr. Crawford was a part owner of the entity which sold the course to Azur and has been actively involved in operations of the golf course since 2002. Prior thereto he was a partner in HAM Marine, Inc., which was merged into Freide Goldman, Inc., a naval architect and marine engineering company. Since July 2000 he has been the sole proprietor of GME, a firm which operates a manufacturing facility for medical devices.

John Duggan, Director, Age 56

Mr. Duggan has been a Director of Azur since October 2004. Mr. Duggan leads Azur’s focus on U.K. home building and commercial development and is on the Board of Azur’s U.K. subsidiary, Airtek Safety Limited. He has extensive experience in home building and commercial property development. He has held the position of chief executive officer of two large London Stock Exchange listed home building companies in the United Kingdom with valuations up to 1.6 billion pounds sterling.

Otto Reich, Director, Age 59

Mr. Reich has been a director of Azur since November 30, 2004. Since June 2004 he has been President of Otto Reich & Associates, LLC a private consulting firm. From January 2002 to June 2004 he was a Special Envoy for the United States National Security Counsel. From January 11, 2002 to June 30, 2004 he was an Assistant Secretary of State for Western Hemisphere Affairs. Mr. Reich has been Ambassador to Venezuela, a Special Advisor to the Secretary of State and an Alternate U.S. Representative to the United Nations Human Rights Commission in Geneva, Switzerland. He has spent over 30 years in hemispheric affairs, in government, private enterprise and the U.S. military.

There are no family relationships among any of the Company’s directors and officers, except that Donald Goree and Donald Winfrey are first cousins.

Ownership of Azur Common Stock

The following table sets forth certain information as of June 2, 2005, with respect to the ownership of Azur Common Stock by each director and executive officer of Azur, and each person known by Azur to be the owner of more than five percent of any class of Azur's voting securities.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT OF AND NATURE OF BENEFICIAL OWNERSHIP	PERCENTAGE OF CLASS

John Duggan	4,262,073(1)	9.25%
Laila, Ashley Rise
Walton-on-Thames
Surrey K-T121, England

Aaron Baer	4,225,000	9.17%
147 South Franklin Avenue
Valley Stream, New York

Carl Crawford	3,493,939	7.58%
3499 Shell Landing Boulevard
Gautier, Mississippi 39553

Naranjo Family L.P.	3,216,633	6.98%
3326 Mary Street, Suite 601
Coconut Grove, Florida 33133

Philip Salice	2,901,101	6.30%
One South Court
Bayshore, New York 11706

Donald Goree (2)	700,000(3)	1.52%

Donald Winfrey (2)	371,666.80%

Albert Lazo (2)	175,000.38%

Jeffrey Grene (2)	100,000.28%

Otto Reich	50,000.14%
1101 30th Street, N.W., Suite 200
Washington, D.C. 20007
______________________________

(1)	Includes 1,262,073 shares held by Spread Trustee, Ltd., as trustee of the John Duggan Settlement, a trust of which Mr. Duggan and certain other of his family members are beneficiaries.

(2)	The address of such person is 101 NE 3rd Avenue, Fort Lauderdale, Florida 33301.

(3)	Does not include 80,000 shares owned by Mr. Goree’s wife, as to which he disclaims beneficial ownership.

Executive Compensation

2004 Compensation Table

The following table provides information relating to compensation for the fiscal year ended December 31, 2004 for our Chief Executive Officer and compensation payable to other highly compensated executive officers whose total salary and bonus (as determined pursuant to SEC rules) exceeded $100,000.

	Long Term Compensation				Awards		Payouts

Name and Principal Position	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All other Compensation ($)

Donald Goree, Chairman and CEO	0	0	2,581	(1)	1,400,900	0	0	0

Donald Winfrey, President	0	0	0		381,710	0	0	0

Jeffrey Grene, Vice President of Development	40,000	0	0		345,900	0	0	0

Albert Lazo, General Counsel and Secretary	80,000	0	738		202,950	0	0	0

_____________________________

(1) Commencing December 15, 2004 and pending the sale of such property, which Azur is currently marketing, Azur has provided to Mr. Goree the rent-free use of a 2 bedroom house located on North Rio Vista Boulevard, Fort Lauderdale, Florida. The property is owned by a general partnership in which Azur has a 53% interest. Azur is carrying all costs for the property, including debt service, taxes and utilities. The value of the benefit to Mr. Goree of living in such property on a rent-free basis for two weeks in 2004 is not included in the table.

Director Compensation

Otto Reich was issued 50,000 shares of Azur common stock upon his election as a director of Azur. Eduardo Naranjo, who served as a director of Azur from February 11, 2004 to December 31, 2004 was awarded 3,000,000 shares of common stock of Azur on February 11, 2004 and 500,000 shares of common stock of Azur on October 27, 2004 for services to Azur.

Employment and Consulting Agreements

Donald Goree

Mr. Goree entered into a Consulting Agreement with Azur on February 1, 2004 for a three year term expiring on February 1, 2007. Under the agreement Azur issued to Mr. Goree 500,000 shares of Azur common stock in full payment of his services for the 12 months ended February 1, 2005, Azur is obligated to issue to Mr. Goree an additional 500,000 shares of Azur common stock and $360,000, payable in bi-weekly installments, for his services to Azur for the 12 months ended February 1, 2006 and an additional 500,000 shares of Azur common stock and $480,000, payable in bi-weekly installments, for his services to Azur for the 12 months ended February 1, 2007. In addition, Azur provides to Mr. Goree health insurance and the use of a company automobile. The agreement terminates upon the death or disability of Mr. Goree and may be terminated by Azur for “cause” (defined as a material breach of the agreement by Mr. Goree or if Mr. Goree commits an act of fraud, gross negligence or dishonesty which has a material adverse effect on Azur). In such events Azur shall pay to Mr. Goree all compensation accrued through the day preceding the date of termination. The consulting agreement was amended on March 28, 2005 to provide that Mr. Goree may accept shares of Azur common stock or ten year warrants to purchase common stock in lieu of cash compensation under the agreement. The amendment specifies how such securities shall be valued.

Donald Winfrey

Mr. Winfrey entered into an Employment Agreement with Azur effective September 1, 2004 for a term of three years.Under the agreement Mr. Winfrey is employed as the President of Azur commencing September 1, 2004 at salary payable at the rate of $240,000 per annum in bi-weekly installments. In addition, Mr. Winfrey received a signing bonus of 166,666 shares of Azur common stock and is entitled to a $400 per month stipend for health insurance. The employment agreement shall be extended for additional terms of one year unless the agreement is terminated by either party within 30 days prior to the end of the initial term or any succeeding term. If extended, Mr. Winfrey’s salary shall be increased by at least 10% over the salary paid in the preceding term of the agreement. The agreement may be terminated without cause by Azur or by Mr. Winfrey for “good reason” (defined to include Azur’s material violation of the agreement which is not cured within 10 days after written notice to Azur of the violation), in which case Mr. Winfrey’s salary shall continue only for the shorter of three months after the date of termination or the remaining balance of the current term of the agreement. Azur may also terminate the agreement for “cause” (defined to include Mr. Winfrey’s willful appropriation or conversion of Azur property for his own use, a material violation of the agreement by Mr. Winfrey which is not cured within 10 days after written notice to him, substance abuse and/or a refusal to submit to periodic substance screening tests or if a case is brought against Mr. Winfrey for violation of any securities or corporate laws). If the agreement is terminated for cause, Mr. Winfrey shall receive his salary only through the termination date. Similarly, if he dies or becomes disabled, Mr. Winfrey’s estate shall be paid his salary through the date of his death or he will be paid through the effective date of his disability (as defined in the agreement).

Albert Lazo

Mr. Lazo entered into an Employment Agreement with Azur effective April 15, 2004 to be employed as Corporate Secretary and General Counsel of Azur for a term of three years, which term shall be successively extended for additional one year terms if neither party terminates the agreement within 30 days prior to the end of the initial or succeeding terms. The agreement was amended on January 13, 2005, Under the agreement, as amended, Mr. Lazo is paid a salary at the rate of $180,000 per annum in bi-weekly installments. In addition, Mr. Lazo received a signing bonus of 50,000 shares of Azur common stock and is entitled to a $400 per month stipend for health insurance. If the term of his agreement is extended, Mr. Lazo’s salary shall be increased by at least 10% over the salary paid in the preceding term of the agreement. The agreement may be terminated without cause by Azur or by Mr. Lazo for “good reason” (defined to include Azur’s material violation of the agreement which is not cured within 10 days after written notice to Azur of the violation), in which case Mr. Lazo’s salary shall continue only for the shorter of three months after the date of termination or the remaining balance of the current term of the agreement. Azur may also terminate the agreement for “cause” (defined to include Mr. Lazo’s willful appropriation or conversion of Azur property for his own use, a material violation of the agreement by Mr. Lazo which is not cured within 10 days after written notice to him, substance abuse and/or a refusal to submit to periodic substance screening tests or if a case is brought against Mr. Lazo for violation of any securities or corporate laws). If the agreement is terminated for cause, Mr. Lazo shall receive his salary only through the termination date. Similarly, if he dies or becomes disabled, Mr. Lazo’s estate shall be paid his salary through the date of his death or he will be paid through the effective date of his disability (as defined in the agreement).

Jeffrey Grene

Mr. Grene and Azur entered into a Consulting Agreement dated as of November 1, 2004 under which Mr. Grene provides consulting services on special assignments, including on-site supervision of the projects. The term of the agreement is from November 1, 2004 to October 31, 2005. The term of the agreement shall be automatically extended for successive one year periods if neither Mr. Grene nor Azur gives the other written notice of termination within 30 days prior to the expiration of the current term of the agreement. Mr. Grene is entitled under the agreement to receive 10% of the net profits derived by Azur from the projects Mr. Grene supervises which is to be paid 50% in cash and 50% in restricted stock of Azur. The initial cash consideration paid to Mr. Grene shall be $20,000 monthly which shall be credited against any cash consideration owed or paid to him under the agreement in the future. The first project on which Mr. Grene has worked under the agreement is the Meritage project. The agreement terminates upon the death or disability of Mr. Grene and may be terminated by Azur for “cause” (defined as a material breach of the agreement by Mr. Grene or if Mr. Grene commits an act of fraud, gross negligence or dishonesty which has a material adverse effect on Azur). In such events Azur shall pay to Mr. Grene all compensation accrued through the day preceding the date of termination.

Mr. Grene has also entered into an Employment Agreement with Azur effective July 1, 2005 for a term of one year. Under the agreement, Mr. Grene is employed as the Chief Operating Offier of Azur at a salary payable at the rate of $60,000 per annum in bi-weekly installments. In addition, Mr. Grene received a signing bonus of 50,000 shares of Azur common stock.

The employment agreement shall be extended for additional terms of one year unless the agreement is terminated by either party within 30 days prior to the end of the initial term or any succeeding term. The agreement may be terminated without cause by Azur or by Mr. Grene for “good reason” (defined to include Azur’s material violation of the agreement which is not cured within 10 days after written notice to Azur of the violation), in which case Mr. Grene’s salary shall continue only for the shorter of six months after the date of termination or the remaining balance of the current term of the agreement. Azur may also terminate the agreement for “cause” (defined to include Mr. Grene’s willful appropriation or conversion of Azur property for his own use, a material violation of the agreement by Mr. Grene which is not cured within 10 days after written notice to him, substance abuse and/or a refusal to submit to periodic substance screening tests or if a case is brought against Mr. Grene for violation of any securities or corporate laws). If the agreement is terminated for cause, Mr. Grene shall receive his salary only through the termination date. Similarly, if he dies or becomes disabled, Mr. Grene’s estate shall be paid his salary and any shares due to him through the date of his death or he will be paid through the effective date of his disability (as defined in the agreement).

In addition, Mr. Grene shall receive on the first day of each month for the term of the Agreement $5,000 in restricted shares of Azur. The value of the shares shall be determined by averaging the closing price of the shares of Azur for the trailing 21 days prior to the first of each month. Under the agreement Azur also has given Mr. Grene the following guarantee: Under his consulting agreement described above, Mr. Grene is currently receiving compensation either directly or through an entity controlled by him in the amount of $20,000 monthly (the “Meritage Developer Fees”) for his services as developer of 48 Hendricks LLC, a Florida limited liability company, known as the “Meritage” in which Azur has a 63% interest. If Mr. Grene no longer receives the Meritage Developer Fees not due to his actions but due to the finality of the Meritage Developer Fees in the normal course of business, Azur agrees to either increase the salary of Mr. Grene by the amount of the Meritage Developer Fees or place Mr. Grene as developer, in a project that will guarantee that Mr. Grene shall continue receiving such $20,000 monthly conpensation.

As a performance bonus under the employment agreement, Mr. Grene shall receive 5% of the net profits derived by Azur from any project which has been directly originated by Mr. Grene (the “Consideration”). The Consideration shall be payable 1% in cash payments (“Cash Consideration”) and 4% shall be paid in restricted shares of Azur (the “Share Consideration”). The Cash Consideration and the Share Consideration shall be paid within fifteen days after Azur actually receives and recognizes the actual net profit of the certain project. In addition, Mr. Grene shall receive 5% of the net profits derived by Azur from the leasing of cranes to contractors, which has been directly referred by Mr. Grene (the “Crane Consideration”). The Crane Consideration shall be payable 1% in cash payments (“Cash Crane Consideration”) and 4% shall be paid in restricted shares of Azur (the “Share Crane Consideration”). The CashCrane Consideration and the Share Crane Consideration shall be paid within fifteen days after Azur actually receives and recognizes the actual net profit from the leasing of the cranes to the contractors referred by Mr. Grene.

John Duggan

Mr. Duggan entered into a Consulting Agreement with Azur on October 5, 2004 under which he has been retained to be a director of Azur and the Chairman of the Board and Chief Executive Officer of Azur Development (UK) Plc, a company currently in the planning stage, to assist that company in acquiring United Kingdom- based home builders and other business and to assist Azur in acquiring Airtek Safety Limited. For his services under the agreement Mr. Duggan was paid a base fee of 3,000,000 shares of Azur common stock.

Committees of Azur’s Board of Directors

Because our board of directors currently consists of only five members, we do not have a standing nominating, compensation or audit committee. Rather, our full board of directors performs the functions of these committees. Also, we do not have a financial expert on our board of directors as that term is defined by Item 401(e)(2) of Regulation S-B. We do not believe it is necessary for our board of directors to appoint such committees because the volume of matters that come before our board of directors for consideration permits each director to give sufficient time and attention to such matters to be involved in all decision making. Additionally, because our Common Stock is not listed for trading or quotation on a national securities exchange, we are not required to have such committees. Otto Reich is Azur’s sole independent director. Donald Goree, Donald Winfrey and Albert Lazo are each officers of Azur and John Duggan is a consultant to Azur.

It is the view of the Board of Directors that it is appropriate for Azur not to have a nominating committee because Azur only has five directors and they are the only individuals who participate in the consideration of director nominees. Azur's five directors perform the functions of a nominating committee.

In considering candidates for membership on the Board of Directors, the Board of Directors will take into consideration the needs of the Board of Directors and the candidate's qualifications. The Board will request such information as:

The name and address of the proposed candidate;

The proposed candidates resume or a listing of his or her qualifications to be a director of Azur;

A description of any relationship that could affect such person's qualifying as an independent director, including identifying all other public company board and committee memberships;

A confirmation of such person's willingness to serve as a director if selected by the Board of Directors; and

Any information about the proposed candidate that would, under the federal proxy rules, be required to be included in Azur's proxy statement if such person were a nominee.

Once a person has been identified by the Board of Directors as a potential candidate, the Board of Directors may collect and review publicly available information regarding the person to assess whether the person should be considered further. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors and the Board of Directors believes that the candidate has the potential to be a good candidate, the Board of Directors would seek to gather information from or about the candidate, including through one or more interviews as appropriate and review his or her accomplishments and qualifications generally, including in light of any other candidates that the Board of Directors may be considering. The Board of Director's evaluation process does not vary based on whether the candidate is recommended by a shareholder.

The Board of Directors will, from time to time, seek to identify potential candidates for director nominees and will consider potential candidates proposed by the Board of Directors and by management of Azur.

Meetings of the Azur Board

During its fiscal year ended December 31, 2004, Azur’s Board of Directors held six meetings attended by all members of the Board and on 27 occasions approved resolutions by unanimous written consent in lieu of a meeting.

Stockholder Communications with the Board of Directors of Azur

Stockholders may send communications to Azur’s board of directors by writing to: Azur International, Inc., 101 NE 3rd Avenue, Suite 1220, Fort Lauderdale, Florida 33301, Attn.: Board of Directors or any specified director. Any correspondence received at the foregoing address to the attention of one or more directors is promptly forwarded to such director or directors.

Financial Statements

       You should read the following summary financial data together with the discussion in “Azur’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Harvest’s financial statements and related notes contained elsewhere in this Information Statement/Proxy Statement/Prospectus.

       The following operational and balance sheet data for the years ended December 31, 2004 and 2003 have been derived from Azur’s audited financial statements, which are contained elsewhere in this Information Statement/Proxy Statement/Prospectus. The data for the three months ended March 31, 2005 and 2004 and the balance sheet data as of March 31, 2005 have been derived from Azur’s accounting records and have not been audited. This interim data contains all adjustments, consisting only of those that are of a normal recurring nature, necessary to present fairly the financial position and results of operation for the interim reporting periods. Operating results for the three months ended March 31, 2005 are not necessarily indicative of results that may be expected for any future periods.

	Three Months Ended		Fiscal Year Ended

	March 31, 2005	March 31, 2004	December 31, 2004	December 31, 2003

Statement of Operations Data:
Sales	$1,529,855	--	$229,496	--
Rents	$2,263,895	22,791	210,693	--
Cost of sales	$1,391,813	--	33,379	--
Gross income	$2,401,937	22,791	406,810	--
Operating expenses	$2,444,032	219,559	1,830,761	--
Net loss before other income and expense	$(42,095)	(196,768)	(1,423,952)	--
Total other income and expense	$(213,445)	(15,371)	(452,695)	--
Net loss before adjustments for minority interest	$(255,540)	(212,139)	(1,876,647)	--
Non-controlling interest in subsidiary	$(34,493)	5,121	150,843	--
Net loss	$(364,947)	(207,018)	(1,725,804)	--

	March 31, 2005	December 31, 2004

Balance Sheet Data:

Cash and cash equivalents	$671,077	$611,763
Working capital	$(14,690,833)	(2,699,473)
Total assets	$36,944,831	16,530,161
Long-term debt	$12,412,876	11,485,303
Stockholders' Equity	$2,083,295	611,820

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Introduction

Azur is a diversified real estate development company with operations in the United States and the United Kingdom. Our lines of business include real estate development and operation, and the sale and rental of capital equipment to the construction industry. The year 2004 was effectively Azur’s initial year of significant operations, much of which was spent on organizational and administrative matters.

In 2004 we made initial acquisitions of interests in real estate properties and development projects that now comprise our real estate activities. These acquisitions, included among other things, interests in the Place des Arts and Meritage condominium development projects, and the Grand Shell Landing Golf Course.

In February, 2005, we acquired Airtek Safety Limited, which provides us with diversified revenue streams related to construction, and provides us with a U.K. - based management team to lead planned efforts to expand our real estate development activities to the United Kingdom and Europe.

In the first quarter of 2005 we commenced development activity on the Meritage condominium project in Ft. Lauderdale, Florida.

During the quarter ended March 31, 2004 and the year ended December 31, 2003, Azur had minimal operations. Accordingly, the analysis below addresses only Azur’s financial results for the quarter ended March 31, 2005 and the year ended December 31, 2004.

Quarter Ended March 31, 2005

Results of Operations

Revenue and Gross Profit

For the quarter ended March 31, 2005, total revenue was $3,793,750 which included approximately $1,494,000 in crane rentals and related income, approximately $1,368,000 from the sale and rental of safety equipment and related consulting services, and approximately $925,000 in sales from golf course operations.

Crane rentals are priced on a weekly basis. Additional revenues come from transportation and set up charges, training, hire of ancillary equipment and operators. During the quarter ended March 31, 2005 we had 74 cranes available for rental of which 53 cranes (71.6%) were deployed. Of the 74 cranes available, 37 were owned by Airtek and 37 were owned by its joint venture partner, Arcomet of Belgium.

Safety equipment is offered for outright sale as well as rent. Safety equipment rentals are priced on a day-rate basis. During the quarter ended March 31, 2005 approximately $315,000 was derived from the sale of equipment, while approximately $1,053,000 was from rentals and other charges.

Golf course revenues are primarily derived from daily greens fees at The Grand Shell Landing Golf Club.  There were 9,546 paid rounds were played during the quarter ended March 31, 2005, yielding revenue of approximately $638,000.  Additional revenues of approximately $277,000 were derived from sales of clothing, equipment, food, and beverages at the retail facilities in the Shell Landing clubhouse.

Cost of Sales

Cost of sales for the quarter ended March 31, 2005 were $1,391,813 and were comprised of approximately $610,000 in costs relating to crane rentals, approximately $688,000 in safety equipment-related production costs, and approximately $94,000 in the cost of inventory for retail items sold at the golf course club house.

In crane rentals, the cost of sales are comprised primarily of rental payments to Acromet and direct labor costs. In safety equipment the cost of sales include the cost of actual equipment sold, in the case of sales, and in the case of the rental business the costs are largely direct labor.

The cost of sales for the golf course business is comprised entirely of inventory costs for equipment, clothing, food, and beverages.

General and Administrative

General and administrative expenses were $2,444,032 in the quarter ended March 31, 2005 and were comprised primarily of: crane and safety equipment rental and sales expenses of approximately $1,163,000, golf-related expenses of approximately $558,000, and corporate overhead and real estate-related expenses of $723,000.

Interest Expense

Interest expense for the quarter ended March 31, 2005 totaled $178,193 and was comprised of approximately $26,000 of interest paid for leased equipment and approximately $153,000 for real property owned.

Net Loss

The net loss for the quarter ended March 31, 2005 of $364,947 reflects the early stage of our business operations as costs are being incurred in connection with acquisition activities and to create management infrastructure, and as pre-development expenses are paid in connection with new real estate development projects.

Liquidity and Capital Resources

At March 31, 2005 we had a net working capital deficit of $14,690,833. Included in liabilities are notes payable totaling in excess of $17,000,000 which come due on or before January 1, 2006, including notes payable of $11,224,000 to former Airtek shareholders in connection with Azur’s acquisition of Airtek which come due in August, 2005. According to the terms of our purchase agreement, we are not allowed to transfer any cash from the Airtek operation to the parent company or to any affiliates prior to the complete satisfaction of these notes payable. Please refer to the schedule of maturities shown below for additional details regarding the maturities of our long-term debt.

Management is currently pursuing multiple financing alternatives with respect to satisfying these obligations, including (a) raising additional equity capital (b) restructuring the terms of these existing debt obligations, and (c) issuing additional debt securities. There can be no assurance, however, that such additional funds will be available, or, if available, available on commercially acceptable terms. If we are unable to raise capital and renegotiate terms of existing debt we may be forced into a substantial liquidation of assets, which may occur on terms unfavorable to Azur and may foreclose future growth opportunities. Please refer to the more detailed schedule of our maturities and debt obligations shown below for information regarding obligations outstanding and security interests that have been granted in connection with those obligations.

There are other factors and risks that could impair our ability to meet current obligations in the future. A significant portion of our expected future cash inflows are dependent upon successfully completing and closing sales on the various condominium development projects that are now planned or underway. These expected cash inflows will not occur until construction is complete and we have closed on the sales of the individual units to the purchasers. As such, our revenues are collected at very irregular intervals and we are required to fund substantial receivables during the construction period. Please refer to the Risk Factors section of this document for a more complete description of the risks attendant to our real estate development and other business activities.

We have identified numerous real estate development opportunities, which, in our opinion offer attractive growth and profit potential, based on the risks involved. However, our expectations for growth in the real estate development business are entirely dependent on our ability to raise additional capital. We are currently seeking a total of approximately $60 million in additional capital from potential equity partners and from conventional construction lenders to finance the construction of The Islands at Shell Landing, a 200 unit condominium project located adjacent to the club house at The Grand Shell Landing Golf Course. We are also seeking to raise approximately $12 million in a form yet to be determined in order to provide necessary working capital for operations and to finance, among other things, the purchase of additional land adjacent to The Grand Shell Landing Golf Course. Currently, there remains significant interest in gulf coast real estate among the investment community. However, our ability to raise the funds we need in order to pursue these opportunities is not assured and may become more difficult if interest rates continue to rise, if a major natural disaster were to hit the area, or if investors begin to perceive real estate prices to have risen beyond the point where attractive future returns are possible. Please refer to the Risk Factors section of this document for other factors that could inhibit our ability to raise the capital necessary to create growth and sustain existing operations.

In a related party transaction, subsequent to March 31, 2005 we acquired from the Crawford Family Limited Partnership (“CFLP”) and from the Naranjo Family Limited Partnership (“NFLP”) up to an 80% interest in approximately 1,200 acres of land that adjoins the Grand Shell Landing Golf Course, on which we have the opportunity to pursue significant real estate development projects well into the future. The purchase agreement between Azur and the sellers contains several conditions that require future performance on the part of Azur. In the event that we are unable to meet these conditions on a timely basis, the sellers have remedies available by contract that may cause our ownership interest in the land to revert back to the sellers, which will significantly reduce our future cash flow and profit potential.

In connection with the above transaction we also acquired from Carl Crawford an option to purchase for $7.5 million up to an 80% interest in an additional 568 acres adjacent to the Grand Shell Landing Golf Course. If acquired, we believe this land will create significant opportunity for growth and profit for our real estate development operations. However, as noted above, there are no assurances that we will be successful in raising the capital necessary to exercise this option.

Our interests in these two land parcels represent substantially all of our existing future opportunity for growth and profit as it relates to our ownership of The Grand Shell Landing resort property.

Discussion of Certain Current Assets and Liabilities

Accounts receivable

Our accounts receivable at March 31, 2005 amounted to $2,646,354 which was comprised primarily of trade receivables in the safety equipment (approximately $1,100,000) and crane rental (approximately $1,200,000) businesses. These accounts are generally due on the 28th day after invoice date.

Inventory

At March 31, 2005, our inventory was $414,884 which consisted primarily of parts and components related to the rental of cranes and safety equipment, and apparel and equipment held in stock in our golf course occupations.

Prepaid expense

At March 31, 2005 our prepaid expenses totaled $901,015, which consisted of approximately $422,000 in prepaid mortgage interest for the construction loan on the Meritage development project, approximately $94,000 in escrow for property taxes associated with the golf course and the Rio Vista property, $42,000 of prepaid insurance related to the golf course, and approximately $343,000 of prepaid expenses related to the Airtek cranes and safety equipment business.

Other receivables

At March 31, 2005 other receivables totaled $872,668, which consisted primarly of loans and other miscellaneous receivables in the crane and safety equipment business.

Accounts Payable

Accounts payable and accrued expenses at March 31, 2005 were $2,566,705 and consisted primarily of $1,585,000 of trade payables and $982,000 of accrued general and administrative expenses.

Analysis of Cash Flow

Cash flow used in operations

Cash used in operations totaled $862,924, comprised primarily of our net loss of approximately $365,000, plus an increase in accounts receivable of approximately $262,000, and in increase in prepaid expenses of approximately $543,000. The increase in accounts receivable is primarily attributable beginning of year membership billings for the golf course and growth in our Airtek operations. The increase in prepaid expenses is primarily attributable to the prepayment of interest expense on the Meritage condominium debt, and general business growth in our Airtek operations.

Cash flow used in investing activities

Cash used in investing activities totaled $1,771,809. As described previously, we are in the beginning phases of our real estate development operations and as such we currently require significant amounts of cash to fund acquisitions of property for development. In connection with these efforts we entered a purchase contract for undeveloped land that adjoins the Grand Shell Landing Golf Course which required a cash deposit of approximately $1,250,000. Other uses of cash in investing activities included construction costs of approximately $246,000, and the acquisition of additional fixed assets, primarily equipment in our Airtek subsidiary, of approximately $300,000.

Cash flow from financing activities

Our financing activities provided net cash of $2,694,047. This cash was raised principally in the form of net new debt of approximately, $2,289,000 and from deposits received in connection with the pre-sale of condominiums. As of March 31, 2005 we have received total condominium deposits of $2,020,000. The total amount of deposits reflected as a source of cash of approximately $345,000 is limited to the amount by which total deposits received exceed the legally-stipulated amount to be held in escrow. Below are additional details with respect to our debt financing at December 31, 2005.

	DUE IN LESS	DUE	DUE
	THAN 1	IN 1-3	AFTER 4
OBLIGATION	YEAR	YEARS	YEARS
Notes Payable	$17,120,642		$6,200,422
Mortgages	151,360	3,750,828	1,061,020
Total cash obligations	$17,272,002	$3,750,828	$7,261,442

Equity Line of credit -Loan is in the name of a partner. Interest rate is variable (currently at 6.375%). Loan secured by Rio Vista property.	151,360

Mortgage Payable - First Mortgage in name of a partner. Interest is at a variable rate, currently 3.250%. Interest only is due monthly until November 1, 2012, and the borrower has the right to prepay with no penalty. Maturity date of the mortgage is October 1, 2027	1,034,822

Mortgage Payable - First mortgage secured by 48 Hendricks property. Bank has a Secured interest in rents, leases, fixed asset and profits. Interest is variable but can never be less than 5%. Current rate is 5.5%. Payments are interest only	3,750,828

Note Payable to finance company, monthly payments are variable, including interest of 6.75%, collateralized by Grand Shell Landing Golf Course and its assets, due November 2009	6,374,767

Note Payable to finance company, monthly payments of $ 278, including imputed interest of 7%, collateralized by equipment, due October 2006	5,650

Note Payable to finance company, monthly payments of $ 277, including imputed interest of 6.49% collateralized by equipment, due May 2007	6,671

Note payable to a finance company, monthly payments of $ 814, including imputed interest of 6.75%, collectivized by equipment, due October 2006	13,845

Note Payable to private investor, due January 1, 2006 with interest payable at 12%	3,000,000

Note Payable to a limited liability company which is 33.3% owned by a related party, with maturity date of August 14, 2005.	700,000

Notes Payable - various installment obligations for cranes and safety equipment.	951,519

Note Payable on acquisition of The Grand Shell Landing Golf Course to former owner. Owner has an option to purchase the Company’s stock, currently held in escrow, in lieu of payment of the note.	1,070,811

Obligation Payable for acquisition of Airtek Safety Ltd. - Non-interest bearing, secured by common stock held in escrow, due on August 21, 2005. At the option Airtek shareholders, common stock of Azur International may be accepted in lieu of cash payment.	11,224,000

Total	$28,284,272

Year Ended December 31, 2004

Azur had minimal operations during the year ended December 31, 2003, as it commenced operations in January 2004. Accordingly, the analysis below addresses only Azur’s financial results for the fiscal year ended December 31, 2004.

Results of Operations

Total Revenue and Gross Profit

For the year ended December 31, 2004, total revenues were $440,189, which were comprised primarily of rents from interests in buildings which were subsequently demolished to make way for the new Meritage project and from a tenant of the house owned by the Rio Vista partnership, as well as $229,000 in revenue from golf course operations from November 15, 2004, the date of the acquisition of The Grand Shell Landing Golf Club, to December 31, 2004.

Cost of Sales

Cost of sales for the fiscal year ended December 31, 2004 were $33,379 and were comprised entirely of inventory costs for equipment, clothing, food, and beverages of items sold through the retail outlets in the golf course clubhouse.

General and Administrative

General and administrative expenses were $1,830,761 for the year ended December 31, 2004 and were comprised primarily of: consulting fees related to capital raising efforts, real estate advisory, and services provided under the terms of consulting agreements with various members of management ($448,000), travel and entertainment ($325,000), salaries ($193,000) and real estate taxes ($169,000).

Net Loss

Azur is substantially in the pre-revenue phase of its business plan. The net loss for the year ended December 31, 2004 of $1,725,804 reflects the early stage of our business operations as costs are being incurred in connection with acquisition activities and to create management infrastructure, and as pre-development expenses are paid in connection with new real estate development projects.

Liquidity and Capital Resources

At December 31, 2004 we had a net working capital deficit of $2,699,473, including the current portions of long term debt and capital lease obligations of $3,174,205.

Management is currently pursuing multiple financing alternatives with respect to satisfying these liabilities, including (a) raising additional equity capital (b) restructuring the terms of these existing debt obligations, and (c) issuing additional debt securities. There can be no assurance, however, that such additional funds will be available, or, if available, available on commercially acceptable terms.

There are other factors and risks that could impair our ability to meet current obligations in the future. A significant portion of our expected future cash inflows are dependent upon successfully completing and closing sales on the various condominium development projects that are now planned or underway. Please refer to the Risk Factors section of this document for a more complete description of the risks attendant to our real estate development and other business activities.

Discussion of Certain Current Assets and Liabilities

Accounts receivable

Our accounts receivable at December 31, 2004 amounted to $37,407 which was comprised primarily of membership dues and charges billed for golf course events.

Inventory

At December 31, 2004, our inventory was $65,441 which consisted of golf apparel and equipment and food and beverage stocks in the retail outlets of The Grand Shell Landing Golf Club.

Accounts Payable

At December 31, 2004 accounts payable and accrued expenses totaled $416,333 and consisted primarily of $37,000 in trade payables, $206,000 of accrued interest and property taxes, $34,000 of accrued payroll and payroll taxes, and $117,000 of accrued general and administrative expenses.

Analysis of Cash Flow

Cash flow used in operations

Cash used in operations totaled $1,154,994, comprised primarily of our net loss of $1,725,804, offset by an increase of approximately $357,000 in accounts payable, a decrease in other current assets of approximately $182,000 and the issuance of common stock in lieu of cash for services provided under various consulting agreements in the amount of approximately $213,000.

Cash flow used in investing activities

Cash flow used in investing activities of $102,808 relates to the early stage activities in our real estate development business, including the payment of cash deposits on acquisitions and early-stage construction costs on our condominium projects.

Cash flow from financing activities

Cash flow from financing activities totaled $1,869,565 during 2004. We issued a total of 5,435,000 shares of common stock for $1,175,000 in cash. An additional 33,421,518 shares were issued in return for services provided and in connection with acquisitions. These were non-cash transactions and thus not reflected in cash flow from financing activities. Additional cash was raised through minority partner contributions in the Rio Vista and Meritage subsidiaries. Below are additional details with respect to our debt financing at December 31, 2004.

	DUE IN LESS	DUE	DUE
	THAN 1	IN 1-3	AFTER 4
OBLIGATION	YEAR	YEARS	YEARS
Notes Payable	$2,970,601 (1)	$--	$6,260,603

Mortgages	$154,182	$3,947,748	$448,199

Total cash obligations	$3,124,783	$3,947,748	$6,708,802

(1)	$695,000 of this amount was repaid in three installments in January and February, 2005 and a separate loan of $150,000 was repaid in January, 2005.

Note Payable -Unsecured revolving line from finance company, with interest payable at 6% per annum, commencing on October 1, 2004. Principal and interest to be paid on January 24, 2005, unless amended in writing. This obligation was paid in full, in 3 installments as follows: 1/15/05 - $295,000, 1/26/05 -$200,000 and 2/16/05 - $200,000.	$695,000
Equity Line of credit -Loan is in the name of a partner. Interest rate is variable (currently at 6.375%). Loan secured by Rio Vista property.	154,182
Mortgage Payable - First Mortgage in name of a partner. Interest is at a variable rate, currently 3.250%. Interest only is due monthly until November 1, 2012, and the borrower has the right to prepay with no penalty. Maturity date of the mortgage is October 1, 2027	1,034,822
Mortgage Payable - First mortgage secured by 48 Hendricks property. Bank has a Secured interest in rents, leases, fixed asset and profits. Interest is variable but can never be less than 5%. Current rate is 5.5%. Payments are interest only	3,361,125
Note Payable to finance company, monthly payments are variable, including interest of 6.75%, collateralized by Grand Shell Landing Golf Course, due November 2009	6,400,000
Note Payable to finance company, monthly payments of $ 278, including imputed interest of 7%, collateralized by equipment, due October 2006	6,377
Note Payable to finance company, monthly payments of $ 277, including imputed interest of 6.49% collateralized by equipment, due May 2007	7,389
Note payable to a finance company, monthly payments of $ 814, including imputed interest of 6.75%, collateralized by equipment, due October 2006	16,029
Note Payable to a private investor with a term of 30 days and interest at 12%. This obligation was satisfied on January 25, 2005.	150,000
Note Payable to private investor, due June 30, 2005 with interest payable at 12%	450,000
Notes Payable to shareholders of acquired company, due January 31, 2005	435,598
Note Payable on acquisition of The Grand Shell Landing Golf Course to former owner. Owner has an option to purchase the Company’s stock, currently held in escrow, in lieu of payment of the note .	1,070,811
Total obligations	$13,781,333
Less: short-term portion	(3,124,783)
Long-term maturities	$10,656,550

Critical Accounting Policies

Real Estate Holdings

Real estate investments are stated at the lower of cost or market. Acquisition costs are allocated to respective properties based on appraisals of the various properties acquired in the acquisition.

Revenue Recognition

Real Property: Revenue is recognized under the full accrual method of accounting upon the completed sale of real property held for development and sale. All costs incurred directly or indirectly in acquiring and developing the real property are capitalized. Revenues for sales and rentals generated from The Grand Shell Landing, Inc. are also recognized under the full accrual method of accounting.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand; cash in banks, and any highly liquid investments with maturity of three months or less at the time of purchase. Azur and its subsidiaries maintain cash and cash equivalent balances at several financial institutions, which are insured by the Federal Deposit Insurance Corporation up to $100,000. At times, the cash balances may exceed federally insured limits. Azur has not experienced any losses in such accounts and believes the risk related to these deposits is minimal.

Property and Equipment

Property and equipment are carried at cost and are being depreciated over their useful lives using straight line depreciation methods. The estimated useful lives of significant assets are as follows:

Equipment	5 years
Land Improvements	20 years
Buildings	40 years

Leases

Leases that transfer substantially all of the risks and benefits of ownership are capital leases. Other leases are operating leases that are expensed over the terms of the lease using the straight line method. Capital leases are included in property and equipment and are amortized using the same methods as used for depreciation of property and equipment

Construction Deposits

Construction deposits amounting to $842,500 for the purchase of units in the 48 Hendricks project are held in escrow with the Escrow Agent, Adorno & Yoss, P.A., as per an Escrow Agreement dated August 25, 2004.

Allowance for Doubtful Accounts

An allowance for doubtful accounts is estimated and recorded based on Azur’s historical bad debt experience. Management believes that all accounts receivable will be collected within one year; therefore, an allowance for bad debts is not necessary.

Inventory

Inventory is stated at the lower of cost or market with cost determined using the first-in, first-out method.

Earnings/Loss per Share

Primary earnings per common share are computed by dividing the net income (loss) by the weighted average number of shares of common stock and common stock equivalents outstanding during the quarter and year-to-date. The number of shares used for the year ended December 31, 2004 was 23,462,165 and the resulting loss per share was $0.07.

Income Taxes

In February 1992, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards 109 of "Accounting for Income Taxes." Under Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The Company has net operating losses (NOL's) of approximately $ 2,708,657.

	Year ending
	December 31, 2004	December 31, 2003
Statutory federal income tax rate	34%	34%
Valuation allowance	(34)	(34)
Effective tax rate	-%	-%

Recent Accounting Pronouncements

Statement of Financial Accounting Standards (“SFAS”) No. 149 is effective for contracts entered into or modified after June 30, 2003 and all of its provisions should be applied prospectively. The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This statement

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatory redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type includes put options and forward purchase contracts, which involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this SFAS is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

Most of the provisions of SFAS No. 150 are consistent with the existing definition of liabilities in FASB Concepts Statement No. 6, "Elements of Financial Statements". The remaining provisions of this SFAS are consistent with the FASB's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares. This SFAS is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of a non-public entity, as to which the effective date is for fiscal periods beginning after December 15, 2004.

In January 2003, and as revised in December 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" "Interpretation No. 46"), an interpretation of Accounting Research Bulletin ("ARB") No. 51", "Consolidated Financial Statements". Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated support from other parties, which is provided through another interest that will absorb some or all of the expected losses of the entity; (ii) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: the direct or indirect ability to make decisions about the entity's activities through voting rights or similar rights; or the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

Interpretation No. 46, as revised, also requires expanded disclosures by the primary beneficiary (as defined) of a variable interest entity and by an enterprise that holds a significant variable interest in a variable interest entity but is not the primary beneficiary.

Interpretation No. 46, as revised, applies to small business issuers no later than the end of the first reporting period that ends after December 15, 2004. This effective date includes those entities to which Interpretation No. 46 had previously been applied. However, prior to the required application of Interpretation No. 46, a public entity that is a small business issuer shall apply Interpretation No. 46 to those entities that are considered to be special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003.

Interpretation No. 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.

In June 2003, the FASB issued an Exposure Draft for proposed SFAS entitled "Qualifying Special Purpose Entities ("QSPE") and Isolation of Transferred Assets", an amendment of SFAS No. 140 ("The Exposure Draft"). The Exposure Draft is a proposal that is subject to change and as such, is not yet authoritative. If the proposal is enacted in its current form, it will amend and clarify SFAS 140. The Exposure Draft would prohibit an entity from being a QSPE if it enters into an agreement that obliged a transferor of financial assets, its affiliates, or its agents to deliver additional cash or other assets to fulfill the special-purposes entity's obligation to beneficial interest holders.

In November 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 151, Inventory Costs, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not believe the adoption of SFAS No. 151 will have a material impact on our financial statements.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, which eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 will be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We do not believe the adoption of SFAS No. 153 will have a material impact on our financial statements.

In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB Opinion No. 25. In March 2005, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin (SAB) 107, Share-Based Payment, which expresses views of the SEC Staff about the FASB.

Management does not expect these recent pronouncements to have a material impact on the Company's consolidated financial position or results of operations.

Certain Relationships and Related Transactions

Donald Goree and Donald Winfrey are directors and executive officers of Azur and Harvest and will continue as such after the consummation of the Share Exchange. John Duggan is currently a director of Azur and will be elected as a director of Harvest after the consummation of the Share Exchange. In addition, Carl Crawford and Eduardo Naranjo beneficially own more than 5% of the common stock of Azur as of June 30, 2005. The following paragraphs discuss certain transactions since January 1, 2004 between the above persons and Azur since January 1, 2003.

Donald Goree made interest free loans to Azur of $50,000 on April 13, 2005 and $9,800 on May 18, 2005. Azur repaid such loans in full. In consideration of his making the $50,000 loan, Azur issued to Mr. Goree 100,000 shares of common stock of Azur on April 14, 2005. The stock is restricted as to resale. Since December 15, 2004 Azur has provided to Mr. Goree on a rent free basis the use of a home located on North Rio Vista Boulevard, Fort, Lauderdale, Florida (see “Background Information on Azur International. Inc. - Rio Vista”).

Donald Winfrey made interest free loans to Azur of $50,000 on April 14, 2005 and $52,818.43 on May 1, 2005. In consideration of his making the $50,000 loan, Azur issued to Mr. Winfrey 100,000 shares of common stock of Azur on April 14, 2005. In consideration of his making the $52,818.43 loan, Azur issued to Mr. Winfrey 5,282 shares of common stock of Azur on June 15, 2005. All of the foregoing stock is restricted as to resale.

Eduardo Naranjo is a partner in the Naranjo Family Limited Partnership (“NFLP”). On December 24, 2003 NFLP sold to Azur Development Corp., a wholly owned subsidiary of Azur, 1% of the outstanding membership units in Place des Arts LLC, a Florida limited liability company which owns the Place des Arts condominium project in Fort Lauderdale, Florida (see “Background Information on Azur International. Inc. - Place des Arts”). (Azur also purchased at such time additional units constituting 2% of the outstanding membership interests in Place des Arts, LLC from other persons.) The purchase price for the interest was to be payable in cash 90 days after closing, but NFLP exercised an option granted in the purchase agreement to convert such amount into 60,000 shares of common stock Azur and such shares were issued to NFLP on February 11, 2004. The shares are restricted as to resale.

On February 10, 2004 NFLP sold to Azur 48.024 Class A units of membership interests in 48 Hendricks LLC, a Florida limited liability company which owns the Meritage Project (see “Background Information on Azur International. Inc. - Meritage”). The units comprised approximately 20% of the outstanding membership interests of 48 Hendricks LLC. (Azur also purchased additional units constituting approximately 43% of the outstanding membership interests from other persons.) The purchase price for the units sold by NFLP was $318,333 which was paid $31,833 in cash at closing and $286,500 90 days after the closing, and the issuance to NFLP of 206,453 shares of common stock of Azur, which were issued on February 11, 2004 . The common stock is restricted as to resale.

On November 26, 2003 NFLP sold to Azur a 1.5% partnership interest in a Florida general partnership which owns a house located on North Rio Vista Boulevard, Fort Lauderdale, Florida (see “Background Information on Azur International. Inc. - Rio Vista”). (Azur also purchased at such time an additional 1.5% interest from another person.) The purchase price for the interest was to be payable in cash 90 days after closing, but NFLP exercised an option granted in the purchase agreement to convert such amount into 30,000 shares of common stock of Azur and such shares were issued to NFLP on February 11,2004. The shares are restricted as to resale.

On February 5, 2004 NFLP sold to Azur an additional 16.67% partnership interest in the Rio Vista partnership for a purchase price of $60,000 payable 90 days after closing. The full amount was paid on April 14, 2004. ”). (Azur also purchased on February 5, 2004 an additional 33.33% interest from other persons.) In connection with the purchase, Azur agreed to pay all carrying costs for the real estate owned by the partnership until the property is sold.

On November 16, 2004 Mr. Crawford and Azur entered into a Stock Exchange Agreement in which Mr. Crawford exchanged his 50% interest in The Grand Shell Landing, Inc., a Mississippi corporation, for 3,393,939 restricted shares of common stock of Azur. Azur thereby acquired sole ownership of The Grand Shell Landing, Inc. on that date. The Grand Shell Landing, Inc. had entered into a purchase and sale agreement on June 1, 2004 with Shell Landing Golf LLC, a Mississippi limited liability company in which Carl Crawford owned an approximately 21.2% interest, to purchase the real estate and certain other assets relating to the Shell Landing Golf Course in Gautier, Mississippi.

On November 17, 2004 the parties closed the purchase. The $8,000,000 purchase price for the real estate and assets was funded by a $6,400,000 loan from a financial institution secured by a first deed of trust on the property and by the issuance by The Grand Shell Landing, Inc. to Shell Landing Golf, LLC of a $1,400,000 promissory note secured by a second deed of trust on the property and personal guarantees of Azur and Mr. Crawford. Mr. Crawford and Azur also agreed to indemnify the lender of the $6,400,000 loan for certain claims and liabilities arising under federal bankruptcy or state insolvency laws or similar laws regarding creditors’ rights relating to the acquisition of the property by and the making of the loan to The Grand Shell Landing, Inc.

In connection with the November 16, 2004 Stock Exchange Agreement between Mr. Crawford and Azur, Mr. Crawford and Azur entered into a Put Option Agreement under which Azur granted to Mr. Crawford certain options to put back to Azur up to 2,909,091 shares of the Azur Common Stock issued in the exchange for $.55 per share during certain periods commencing nine months after the date of the agreement and ending one year and fifteen days after the date of the agreement. The shares subject to the put options were placed and continue to be held in escrow under an escrow agreement.

In addition, on November 17, 2004 Mr. Crawford agreed with the other members of Shell Landing, LLC that in exchange for the redemption of his entire interest in Shell Landing Golf, LLC, the $1,600,000 promissory note from The Grand Shell Landing, Inc. be reduced by $529,188.90. Mr. Crawford agreed to do this as partial consideration for Azur’s agreement to enter into the stock exchange agreement with Mr. Crawford.

Mr. Crawford owns 33.33% of the membership interests in Live Oak Investments, LLC, a Delaware limited liability company (“Live Oak”). On February 14, 2005 Live Oak loaned Azur $700,000. As of June 14, 2005 the entire principal amount of the loan together with $23,333 in interest on such loan was outstanding.

On April 13, 2005 Mr. Crawford personally loaned to Azur $50,000. The loan was repaid on May 4, 2005. In lieu of interest on April 14, 2005 Azur issued to Mr. Crawford 100,000 shares of common stock of Azur in consideration of the loan. The shares are restricted as to resale.

John Duggan is the beneficiary of a trust which was one of the shareholders who sold common stock of Airtek Safety Limited to Azur on February 24, 2005 (see “Background Information on Azur International. Inc. - Airtek”). The purchase price for the trust’s shares was £1,690,880 (approximately $3,111,219). The purchase price is payable on August 24, 2005. The trust has the option to acquire 1,037,073 shares of Azur common stock in lieu of receiving the cash purchase price.

Except as discussed above, none of the directors, executive officers, holders of five percent of the outstanding Azur common stock, or any associate or affiliate of such person, have, to the knowledge of Azur, had a material interest, direct or indirect, during the two fiscal years ended December 31, 2004 and 2003, in any transaction or proposed transaction which may materially affect Azur,

No executive officer, present director, proposed director or any member of these individuals' immediate families or any corporation or organization with whom any of these individuals is an affiliate is or has been indebted to Azur since the beginning of its last fiscal year.

Legal Proceedings

Azur is not a party to any pending legal proceedings nor is it aware that any proceeding are threatened.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

        The following is a discussion of Azur’s investment policies and Azur’s policies with respect to certain activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of Azur’s Board of Directors without a vote of shareholders. Any change to any of these policies would be made by Azur’s Board of Directors, however, only after a review and analysis of that change, in light of then existing business and other circumstances, and then only if, in the exercise of their business judgment, they believe that it is advisable to do so in Azur’s and its shareholders' best interests. We cannot assure you that such investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

        We intend to focus on increasing our internal growth and we expect to continue to pursue targeted acquisitions and development of luxury residential, resort and hotel properties in attractive markets with strong economic and demographic characteristics. In evaluating future investment, we seek assets with strong future growth potential. We will also consider future opportunities to invest in other properties, including commercial properties that do not meet our usual criteria on a case-by-case basis. In evaluating future investments in properties other than luxury residential, resort and hotel properties, we seek properties or transactions that have unique characteristics that present a compelling case for investment. Examples might include waterfront or beachfront properties, properties near ski slopes or destination locations. We currently expect to incur additional debt in connection with any future acquisitions of real estate.

        We expect to conduct substantially all of our investment activities through subsidiaries. Our policy is to acquire assets for development and sale as well as current income generation. In general, our investment objectives are:

•	to increase our value through increases in the cash flows and values of our properties; and

•	to achieve long-term capital appreciation, and preserve and protect the value of our interest in our properties.

        There are no limitations on the amount or percentage of our total assets that may be invested in any one property. Additionally, no limits have been set on the concentration of investments in any one location or facility type.

Investments in Mortgages

        Since our inception we have not made any investments in mortgages and do not currently intend to engage in such investment, although we reserve the right to engage in this activity in the future.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

                Since our inception we have not made any investments in the securities of other persons or entities engaged in real estate activities and do not currently intend to engage in such investment, although we reserve the right to engage in this activity in the future.

Other Investments

We may invest, including investments to obtain control of, other operating businesses that we feel are strategic investments for accomplishing the goals of our business plan or complement our existing investments. Our acquisition of Airtek Safety Limited and our proposed acquisition of A.V. I. Contractors are examples of this philosophy.

Financing Policies

        As disclosed elsewhere in this Information Statement/Proxy Statement/Prospectus, we have incurred substantial debt in order to fund operations and development and acquisition activities. Azur had total consolidated liabilities of approximately $34.86 million as of March 31, 2005. Our Board will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including the purchase price of properties to be developed or acquired with debt financing, the estimated market value of our properties upon refinancing and the ability of particular properties, as well as our company as a whole, to generate cash flow to cover expected debt service.

        Generally speaking, although we may incur any of the forms of indebtedness described below, initially, we intend to focus primarily on financing future growth through the incurrence of secured debt on an individual property or a portfolio of properties. We may incur debt in the form of purchase money obligations to the sellers of properties, or in the form of publicly or privately placed debt instruments, financing from banks, institutional investors, or other lenders, any of which may be unsecured or may be secured by mortgages or other interests in our properties. This indebtedness may be recourse, non-recourse or cross-collateralized and, if recourse, that recourse may include our general assets and, if non-recourse, may be limited to the particular property to which the indebtedness relates. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties, or may refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings for working capital, to purchase additional interests in partnerships or joint ventures in which we participate, to refinance existing indebtedness or to finance acquisitions, expansion, redevelopment of existing properties or development of new properties. We also may incur indebtedness for other purposes when, in the opinion of our Board or management, it is advisable to do so.

Lending Policies

        We do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We may make loans to joint ventures in which we or they participate or may participate in the future. We have not engaged in any significant lending activities in the past nor do we intend to in the future.

Equity Capital Policies

        Our Board has the authority, without further shareholder approval, to issue or cause our subsidiaries to issue, additional authorized common and preferred shares or otherwise raise capital, including through the issuance of senior securities, in any manner and on those terms and for that consideration it deems appropriate, including in exchange for property. Existing shareholders will have no preemptive right to common or preferred shares or other securities issued in any offering, and any offering might cause a dilution of a shareholder's investment in us. Although we have no current plans to do so, we may in the future issue common stock in connection with acquisitions. We also may issue securities in our subsidiaries in connection with acquisitions of property.

OUTSTANDING STOCK AND APPRAISAL RIGHTS

New Harvest Capital Corporation

      Harvest presently has only one class of voting stock outstanding, its common stock, which has a par value of $0.0001. As of the Record Date, there were 300,000,000 shares authorized and [100,000] shares of common stock outstanding. Azur held 50,336 shares of Common Stock, or approximately 50.4% of Harvest’s issued and outstanding Common Stock.

      Each holder of Common Stock would normally be entitled to one vote in person or by proxy for each share of Common Stock in his or her name on the books of Harvest, as of the Record Date, on any matter submitted to the vote of stockholders. However, under Section 228(a) of the Delaware Corporation Law, any action which may be taken at a stockholders’ meeting may be taken by written consent of the requisite number of stockholders required to take such action. The approval of the Share Exchange, which includes the amendment to the Certificate of Incorporation of Harvest to change its name to Azur International, Inc. upon consummation of the Share Exchange, requires the affirmative vote or written consent of a majority of Harvest’s outstanding Common Stock. On __________, 2005, the Board of Directors and the majority of stockholders, consented to the Share Exchange.

      This Information Statement is being provided for your information purposes only. Harvest shareholders do not have appraisal rights under the Delaware Corporation Law in connection with the Share Exchange.

Azur International, Inc.

      Azur presently has only one class of voting stock outstanding, namely its common stock, $.001 par value. As of the Record Date, there were 200,000,000 shares authorized and 48,614,369 shares of common stock outstanding.

      Azur is soliciting the written consent of a majority of the shareholders of Azur in favor of the Share Exchange. This Proxy Statement also constitutes your notice of the availability to you of appraisal rights pursuant to Chapter 92A of the Nevada Revised Statutes (the “NRS”).

Under Chapter 92A of the NRS, dissenters’ rights are available to a corporation’s stockholders in connection with certain mergers, consolidations and share exchanges. An Azur stockholder who follows the procedures specified in NRS Sections 92A.300 through 92A.500, inclusive, is entitled to dissent from the Share Exchange and obtain payment of the fair value of his or her shares of Azur common stock in lieu of receiving Harvest common stock in the Share Exchange. In order to exercise dissenters’ rights, a stockholder must demand and perfect the rights in accordance with NRS Chapter 92A. The following summarizes provisions of Chapter 92A of the NRS regarding dissenters’ rights that would be applicable in connection with the merger. This discussion is qualified in its entirety by reference to NRS Sections 92A.300 to 92A.500, inclusive. Exhibit B to this Information Statement/Proxy Statement/Prospectus contains a copy of NRS Sections 92A.300 through 92A.500, inclusive. If you fail to take any action required by Nevada law, your rights to dissent in connection with the Share Exchange will be waived or terminated.

If an Azur stockholder elects to exercise his or her dissenters’ rights, the stockholder must:

•
file with Azur, prior to the vote seeking approval of the Share Exchange Agreement, a written notice of the stockholder’s intent to demand payment for his or her shares if the Share Exchange is effectuated; and

•	not vote in favor of approving the Share Exchange Agreement.

A beneficial stockholder of Azur stock may assert dissenters’ rights as to shares held on the stockholder’s behalf only if the stockholder submits to Azur the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenters’ rights and the beneficial stockholder does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has the power to direct the vote. A stockholder of record may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if the stockholder dissents with respect to all shares beneficially owned by any one person and notifies Azur in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenters’ rights. The rights of a partial dissenter under NRS Chapter 92A are determined as if the Azur shares as to which the stockholder of record dissents and such stockholder’s other Azur shares were registered in the names of different stockholders.

An Azur stockholder who satisfies the requirements of the two preceding paragraphs is referred to as a “dissenter.” All notices of intent to demand dissenters’ rights should be addressed to Azur, Attn: Corporate Secretary at 101 NE 3rd Avenue, Fort Lauderdale, Florida 33301, before the vote is taken on the Share Exchange Agreement at the special meeting of stockholders of Azur and should be executed by, or on behalf of, the holder of record. Such demand reasonably must inform Azur of the identity of the stockholder and that such stockholder intends to demand appraisal of such stockholder’s shares of Azur common stock. After the effective time of the Share Exchange, any notices or demands relating to dissenters’ rights should continue to be sent to Azur, Attn: Corporate Secretary at 101 NE 3rd Avenue, Fort Lauderdale, Florida 33301. Within 10 days after the effective time of the Share Exchange, the Azur will send notice of the effective time of the Share Exchange and the availability of dissenters’ rights to each dissenter. The notice will:

•	state where the demand for payment must be sent and where and when certificates for Azur shares are to be deposited;

•	supply a form for demanding payment;

•	set a date by which Azur must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

•	be accompanied by a copy of NRS Sections 92A.300 through 92A.500, inclusive.

A dissenter must, by the date set forth in the dissenter’s notice described above:

•	demand payment;

•
certify whether the stockholder or the beneficial owner on whose behalf the stockholder is dissenting, as the case may be, acquired beneficial ownership of the shares before the date of the first announcement to the news media or to the stockholders of the terms of the Share Exchange; and

•	deposit his or her certificates in accordance with the terms of the dissenter’s notice.

Azur stockholders who do not demand payment or deposit their certificates where required, each by the date set forth in the dissenter’s notice, will not be entitled to demand payment for their shares under Nevada law governing dissenters’ rights.

Within 30 days after receipt of a demand for payment, Azur will pay each dissenter who complied with NRS Section 92A.440 the amount that Azur estimates to be the fair value of the shares, plus accrued interest. The payment will be accompanied by:

•
Azur’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that fiscal year, a statement of changes in stockholders’ equity for that fiscal year and the latest available interim financial statements, if any;

•	a statement of Azur’s estimate of the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a statement of the dissenter’s rights to demand payment under NRS Section 92A.480; and

•	a copy of NRS Sections 92A.300 through 92A.500, inclusive.

Azur may elect to withhold payment from a dissenting stockholder if such stockholder became the beneficial owner of the shares on or after the date of the first announcement to the news media or to the stockholders of the proposed terms of the merger. To the extent Azur elects to withhold payment, after effectuating the merger, it will estimate the fair value of the shares, plus accrued interest, and will offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of the stockholder’s demand. Azur will send with its offer:

•	a statement of Azur’s estimate of the fair value of the shares;

•	an explanation of how the interest was calculated; and

•	a statement of dissenters’ rights to demand payment pursuant to NRS Section 92A.480.

A dissenter may notify Azur in writing of the dissenter’s own estimate of the fair value of the shares and interest due, and demand payment of his or her estimate, less Azur’s fair value payment, or, in the case where payment to an after-acquiring dissenter has been withheld, reject the offer for payment made by the Azur and demand payment of the fair value of the dissenter’s shares and interest due if the dissenter believes that the amount paid or offered is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated. A dissenter waives his right to demand such payment unless the dissenter notifies Azur of his demand in writing within 30 days after Azur made or offered payment for the dissenter’s shares.

If a demand for payment remains unsettled, Azur will commence a proceeding within 60 days after receiving the demand for payment and petition the court of proper jurisdiction to determine the fair value of the shares of Azur common stock and accrued interest. If Azur does not commence the proceeding within the 60-day period, it will be required to pay each dissenter whose demand remains unsettled the amount demanded.

Each dissenter who is made a party to the proceeding is entitled to a judgment:

•	for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by Azur; or

•	for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which Azur elected to withhold payment pursuant to Nevada law.

Under NRS Chapter 92A, the fair value of a dissenter’s shares of Azur common stock means the value of the shares immediately before the consummation of the Share Exchange, excluding any appreciation or depreciation in value in anticipation of the Share Exchange, unless excluding such appreciation or depreciation would be inequitable.

The court will determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court will assess the costs against Azur, except that the court may assess costs against all or some of the dissenters, in the amounts the court finds equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

•	against Azur and in favor of all dissenters if the court finds Azur did not substantially comply with NRS Sections 92A.300 through 92A.500, inclusive; or

•
against either Azur or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the dissenters’ rights provided by NRS Sections 92A.300 through 92A.500, inclusive.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against Azur, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

If a proceeding is commenced because Azur did not pay each dissenter who complied with the procedures described by the Nevada dissenters’ rights statute the amount Azur estimated to be the fair value of the shares, plus accrued interest, within 30 days after receipt of a valid demand for payment, the court may assess costs against Azur, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding. The assessment of costs and fees, if any, may also be affected by Nevada law governing offers of judgment.

The foregoing summary of the rights of dissenting Azur stockholders does not purport to be a complete statement of such rights and the procedures to be followed by stockholders desiring to exercise any available dissenters’ rights. The preservation and exercise of dissenters’ rights require strict adherence to NRS Sections 92A.300 through 92A.500, inclusive, a copy of which is attached as Exhibit B to this Information Statement/Proxy Statement/Prospectus.

COMPARISON OF RIGHTS OF HARVEST STOCKHOLDERS AND AZUR STOCKHOLDERS

      After the Share Exchange, Azur shareholders will become Harvest shareholders. The following summary, which is not a complete statement of all differences between right of the holders of Azur common stock and Harvest common stock, discusses differences between Harvest’s Certificate of Incorporation, as amended, and Bylaws and Azur’s Amended and Restated Articles of Incorporation and Bylaws, as well as differences between the Delaware General Corporation Law and Chapter 78 of the Nevada Revised Statutes.

Azur	Harvest

Capitalization
The authorized capital stock of Azur consists of:	The authorized capital stock of Harvest consists of:
• 200,000,000 shares of common stock, par value $.0001 per share	• 300,000,000 shares of Common Stock, par value $.0001;
• 50,000,000 shares of preferred stock, par value $.0001 per share.	• 5,000,000 shares of preferred stock, par value $0.0001.
• No shares of preferred stock have been designated. Series A Convertible Preferred Stock.	• No shares of preferred stock have been Designated.
• 500,000 shares have been designated Series D Convertible Preferred Stock.

Azur	Harvest

Dividends
• Azur common stock is entitled to dividend rights pursuant to NRS 78.195 under which the board of directors may determine in whole or in part, the preferences, limitations, and relative rights of each class or series of shares.

• Except for and subject to the dividend rights of the Preferred Stock, Common Stock is entitled to dividends (i) when, as and if declared by the Board of Directors, and (ii) ratably on assets and funds of Harvest in the event of a distribution upon liquidation, dissolution or winding up.

• The articles of incorporation permit the Azur board to issue at any time and from time to time one or more classes of preferred stock and to determine the designations, preferences conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. At present no Azur preferred stock has been designated.
• At present no Harvest preferred stock has been designated.

Azur	Harvest

Liquidation

• In the event of a voluntary or involuntary liquidation offAzur, all assets and funds of Azur remaining after the payment to holders of preferred stock of the full amounts to which they are entitled, shall be divided and distributed among the holders of common stock according to their respective shares

• Subject to the preferences, powers and rights of the holders of preferred stock, the holders of Harvest common stock shall be entitled, on a pro rata basis, to receive all remaining assets of Harvest in the event of a liquidation, dissolution or winding up of Harvest.

Conversion

▪Not applicable.	▪ Not applicable.

Redemption

• Not applicable.	• Not applicable

Power To Call Shareholders/Stockholders Meetings

• Special meetings of the shareholders may be called by the President or Secretary at the request in writing of a majority of the directors or of the shareholders entitled to vote.
• Special meetings of the stockholders may be called by the Chairman of the Board, the President or the Board of Directors, or in their absence or disability, by a Vice President and shall be immediately called by the President, or in his absence or disability by a Vice President or the Secretary, at the written request of the holders of not less than one-tenth of the shares entitled to vote at the meeting.

Board Of Directors

• The number of directors shall be as fixed from time to time by resolution of the Board of Directors or stockholders.
• The number of directors constituting the Board of Directors shall be not less than three nor more than nine. Within such limits the number of directors shall be determined by resolution of the Board of Directors or the stockholders at the annual meeting.

Voting

• Each holder of Azur common stock is entitled to one (1) vote for each share of stock held by such shareholder on each matter submitted to vote at a meeting of the shareholders.	• Each holder of record of Harvest common stock is entitled to one (1) vote for each share of stock held by such shareholder on each matter submitted to vote at a meeting of the shareholders.

Shareholders/Stockholders Quorum

• The holders of record of a majority of the stock of Azur entitled to vote shall constitute a quorum.	• The holders of one-third of the voting power of all outstanding stock entitled to vote shall constitute a quorum.

Action By Written Consent Of Shareholders/Stockholders

• Any action permitted or required to be taken at a meeting of the shareholders may be taken without a meeting if a consent or consents in writing shall be signed by all of the shareholders of the capital stock entitled to vote.

• Any action may be taken without a meeting if a consent or consents in writing shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action.

Shareholder Approval of Certain Business Combinations

      Under Delaware and Nevada law, “business combinations” or “combinations” by corporations with “interested shareholders” are subject to a moratorium of three years unless specified conditions are met. The prohibited transactions include a merger with, disposition of assets to, or the issuance of stock to, the interested shareholder, or specified transactions that have the effect of increasing the proportionate amount of the outstanding securities held by the interested shareholders and in the case of Nevada law, the adoption of a plan or proposal for the liquidation or dissolution of the corporation. Under Delaware and Nevada law, interested shareholders are those shareholders who own 15% and 10% of the voting stock of a corporation, respectively. Interested shareholders may avoid the prohibitions against significant transactions with corporations in Delaware and Nevada under the following circumstances:

Delaware	Nevada
• Prior to becoming an interested stockholder, the board of directors approves the transaction or transactions by which the stockholder becomes an interested stockholder;	• Prior to becoming an interested shareholder, the board of directors approves the transaction or transactions by which the shareholder becomes an interested shareholder.
• the interested shareholder owns at least 85% of the voting stock, excluding specified shares, upon consummation of the transaction that results in the stockholder becoming an interested stockholder; or

• if at, or subsequent to, the time the stockholder becomes an interested stockholder, the board of directors and at least 66 2/3% of the stockholders, excluding shares held by the interested stockholder, approve the transaction.

LEGAL MATTERS

      The validity of the common stock to be issued in the Share Exchange will be passed upon by Guzov Ofsink, LLC, New York, New York.

CERTAIN SECURITIES LAWS CONSIDERATIONS

      The common stock to be issued in the Share Exchange will be registered under the Securities Act of 1933, as amended (the “Securities Act”). However, any person who received Harvest or Azur shares in a private transaction during a period of time when such company was considered a “non-operating, blank-check” company will not be able to sell their shares without an effective registration statement covering the resale of those shares. If and when it is determined that, over a designated period of time, Azur would have been considered a “non-operating company, blank check,” Harvest has agreed to register those shares purchased or received shares during that period of time.

      Shares that were issued when Azur was not a “non-operating, blank check” company will be freely transferable under the Securities Act, except for common stock issued to any person who is deemed to be an affiliate of Azur. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with Azur and include officers and directors, as well as principal stockholders.

      Azur’s affiliates may not sell their Harvest common stock acquired in the Share Exchange, except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	under paragraph (d) of Rule 145 under the Securities Act; or

•	other applicable exemption under the Securities Act.

EXPERTS

      The audited consolidated balance sheet of New Harvest Capital Corporation as of April 30, 2005 and the related consolidated statement of operations, changes in stockholders’ equity, and cash flows for the year ended April 30, 2005 included in this Information Statement/ Proxy Statement/ Prospectus and elsewhere in the registration statement have been audited by Joel Baum & Co., P.A., independent auditors as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

      The audited consolidated balance sheet of New Harvest Capital Corporation as of April 30, 2004 and the related consolidated statement of operations, changes in stockholders’ equity, and cash flows for the year ended April 30, 2004 included in this Information Statement/ Proxy Statement/ Prospectus and elsewhere in the registration statement have been audited by Goldstein, Golub Kessler LLP, independent certified public accountants as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

      The audited balance sheet of Azur International, Inc. as of December 31, 2004, and the related statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for the years ended December 31, 2004 and 2003 included in this Information Statement/ Proxy Statement/ Prospectus have been audited by Joel Baum & Co., P.A., independent auditors, as stated in their report appearing herein, and are included in reliance upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      Harvest files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchanges Commission. You may read and copy any reports, statements or other information that we file with the Commission at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at (800) SEC-0330. These Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site. The address of the SEC Website is http://www.sec.gov.

      Harvest has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to Harvest’s common stock to be issued to Azur shareholders in the Share Exchange. This Information Statement/ Proxy Statement/ Prospectus constitutes the prospectus of Harvest filed as part of the registration statement. This Information Statement/ Proxy Statement/ Prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this Information Statement/ Proxy Statement/ Prospectus and any accompanying supplement about the provisions or contents of any contract, agreement or document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You should not assume that the information in this Information Statement/ Proxy Statement/ Prospectus is accurate as of any date other than the date on the front of those documents. We do not intend to distribute annual reports or audited financial statements to our shareholders. This information may be found in our filings with the Securities and Exchange Commission.

      THIS INFORMATION STATEMENT/ PROXY STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS INFORMATION STATEMENT/ PROXY STATEMENT/ PROSPECTUS IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT/ PROXY STATEMENT/ PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS INFORMATION STATEMENT/ PROXY STATEMENT/ PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS INFORMATION STATEMENT/ PROXY STATEMENT/ PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS INFORMATION STATEMENT/ PROXY STATEMENT/ PROSPECTUS.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Harvest pursuant to the foregoing provisions or otherwise, Harvest has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such act, and is therefore unenforceable.

HARVEST FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BAUM & COMPANY, P.A.
Certified Public Accountants
1515 University Drive, Suite 209
Coral Springs, Florida 33071

Board of Directors and Stockholders
New Harvest Capital Corporation

We have audited the accompanying balance sheet of New Harvest Capital Corporation as of April 30, 2005 and the related statements of operations, stockholders' equity (deficit) and cash flows for the year than ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of New Harvest Capital Corporation as of April 30, 2004, were audited by other auditors whose report dated August 6, 2004, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Harvest Capital Corporation as of April 30, 2005 and the results of their operations and their cash flows for the year than ended, in conformity with U.S. generally accepted accounting principles.

/s/ BAUM & COMPANY, P.A.

Coral Springs, Florida
July 12, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
New Harvest Capital Corporation

We have audited the accompanying statements of operations, shareholders' equity and cash flows for the year ended April 30, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of New Harvest Capital Corporation for the year ended April 30, 2004 in conformity with United States generally accepted accounting principles.

/s/ GOLDSTEIN GOLUB KESSLER LLP
GOLDSTEIN GOLUB KESSLER LLP

New York, New York
August 6, 2004

NEW HARVEST CAPITAL CORPORATION
BALANCE SHEET
April 30, 2005

ASSETS
Current Assets
Cash and Cash Equivalents	$139,556

TOTAL ASSETS	$139,556

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable and Accrued Expenses	$1,800
Total Current Liabilities	1,800

Stockholders' Equity
Preferred Stock - $.0001 par value, 5,000,000 shares
authorized; no shares issued and outstanding	-
Common Stock - $.0001 par value, 300,000,000 shares
authorized; shares issued and outstanding 136,959,999	13,696
Additional Paid in Capital	592,984
Accumulated Deficit	(468,924)
Total Stockholders' Equity	137,756

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$139,556

The accompanying notes are an integral part of the financial statements.

NEW HARVEST CAPITAL CORPORATION
STATEMENTS OF OPERATIONS
For the Years Ended April 30, 2005 and 2004

	2005	2004
	(Audited)	(Audited)
Revenues
Interest	$798	$746

Operating Expenses
General & Administrative Expenses	9,470	38,664
Total Operating Expenses	9,470	38,664

Net Income (Loss)	$(8,672)	$(37,918)

Net loss per weighted average number of
Common Shares	$-	$-

Weighted average number
of Common Shares outstanding	130,659,999	128,559,999

The accompanying notes are an integral part of the financial statements.

NEW HARVEST CAPITAL CORPORATION
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
For the years ended April 30, 2005 and 2004

	Preferred	Preferred	Common	Common	Additional	Accumulated
	Shares	Stock	Shares	Stock	Paid-In Capital	Deficit

Balance at May 1, 2003	-	$-	128,559,999	$12,856	$574,324	$(422,334)

Net Loss for the Year						(37,918)

Balance at April 30, 2004	-	-	128,559,999	12,856	574,324	(460,252)

Issuance of Common Stock for Services			8,400,000	840	18,660

Net Loss for the Year						(8,672)

Balance at April 30, 2005	-	$-	136,959,999	$13,696	$592,984	$(468,924)

The accompanying notes are an integral part of the financial statements.

NEW HARVEST CAPITAL CORPORATION
STATEMENT OF CASH FLOWS
For the Years Ended April 30, 2005 and 2004

	2005	2004
	(Audited)	(Audited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(8,672)	$(37,918)

Adjustments to Reconcile Net Loss to Net Cash
Used for Operating Activities:
Increase (Decrease) in Accounts Payable & Accruals	(1,200)	16,285

Net Cash Used for Operations	(9,872)	(21,633)

Net Decrease in Cash	(9,872)	(21,633)

Cash at Beginning of Year	149,428	171,061

Cash at End of Year	$139,556	$149,428

SCHEDULE OF NONCASH ACTIVITIES:
Common Stock Issued for Services	$19,500

The accompanying notes are an integral part of the financial statements.

NEW HARVEST CAPITAL CORPORATION
NOTES TO FINANCIAL STATEMENTS
April 30, 2005 and 2004

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

New Harvest Capital Corporation was organized under the laws of the state of Delaware on August 29, 1985. The Company is currently engaged in the activity of searching for and investigating business opportunities (see Note 2-Subsequent Events).

Basis of Accounting

The Company utilizes the accrual method of accounting, whereby revenue is recognized when earned and expenses when incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Risk

The cash balances are currently in excess of Federal insured limits of $ 100,000. The Company has not experienced any losses in such accounts and the risk is believed to be minimal.

Income Taxes

The Company accounts for income taxes under the accrual method established by Statement of Financial Accounting Standards (SFAS) No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences and events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on assets and liabilities using enacted rates for the year in which the differences are expected to reverse.

Stock Based Compensation

The Company has issued shares of its common stock for services rendered and valued at estimated fair market value.

Earnings Per Share

Statement of Financial Accounting Standards No. 128, “Earnings Per Share”, which the Company adopted effective November 1, 1998, establishes standards for computing and presenting earnings per share. The standard requires the presentation of basic EPS and diluted EPS. Basic EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period.

Accounting Pronouncements

Management does not believe that any of the recently issued accounting pronouncements will be applicable to the Company.

NOTE 2 SUBSEQUENT EVENTS

On June 1, 2005, pursuant to a Stock Purchase Agreement, Azur International, Inc. acquired 68,960,000 shares of the Company’s common stock. This constituted approximately 50.4% of the Company’s total issued and outstanding common shares.

AZUR FINANCIAL STATEMENTS

75

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BAUM & COMPANY, P.A.
Certified Public Accountants
1515 University Drive, Suite 209
Coral Springs, Florida 33071

Board of Directors and Stockholders
Azur International, Inc. and subsidiaries
Fort Lauderdale, Florida

We have audited the accompanying consolidated balance sheet of Azur International, Inc. and subsidiaries as of December 31, 2004 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Azur International, Inc. and subsidiaries as of December 31, 2004 and the results of their operations and their cash flows for the years ended December 31, 2004 and 2003, in conformity with U.S. generally accepted accounting principles.

/s/ BAUM & COMPANY, P.A.

Coral Springs, Florida
April 22, 2005

AZUR INTERNATIONAL, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
December 31, 2004
ASSETS
Current Assets
Cash and Cash Equivalents	$611,763
Accounts Receivable	37,407
Inventory	65,441
Prepaid Expenses	135,451
Other Receivables	41,003
Total Current Assets	891,065

Property, Plant & Equipment (net of accumulated depreciation of $30,432)	14,151,198

Other Assets
Loan Acquisition Costs (net of amortization of $61,743.93)	253,226
Investments in Real Estate	240,000
Construction Deposits	842,500
Goodwill	152,172
Total Other Assets	1,487,898

TOTAL ASSETS	$16,530,161

AZUR INTERNATIONAL, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
December 31, 2004

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable and Accrued Expenses	$416,333
Current Portion-Notes and Mortgages Payable	3,124,783
Current Portion-Capital Lease Obligation	49,422
Total Current Liabilities	3,590,538

Long-Term Debt
Notes and Mortgages Payable	10,656,549
Capital Lease Obligations	75,783
Liabilities Subject to Compromise from Bankruptcy	752,971
Total Long-Term Debt	11,485,303

Other Liabilities
Real Estate Deposits Held	842,500
Total Other Liabilities	842,500

Total Liabilities	15,918,341

Stockholders' Equity
Common Stock - $.01 par value, 200,000,000 shares authorized; shares issued and outstanding 39,225,600	392,256
Non Controlling Interest in Subsidiary	890,337
Additional Paid in Capital	2,037,884
Accumulated Deficit	(2,708,657)
Total Stockholders' Equity	611,820

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$16,530,161

The accompanying notes are an integral part of the consolidated financial statements.

AZUR INTERNATIONAL, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2004 and 2003

	2004	2003
Revenues
Sales	$229,496	$-
Rents	210,693	-
Total Revenue	440,189	-

Cost of Sales	33,379	-
Gross Income	406,810	-

Operating Expenses
General & Administrative Expenses	1,830,761	-
Total Operating Expenses	1,830,761	-

Net Income (Loss) Before
Other Income/(Expense)	(1,423,952)	-

Other Income and (Expense)
Other Income	230	-
Other Expense	(452,925)	-
Total Other Income and (Expense)	(452,695)	-

Net Income (Loss) from Continuing Operations	(1,876,647)	-

Net Income (Loss) before adjustments for minority interest	(1,876,647)	-

Non Controlling Interest in Subsidiary	(150,843)	-

Income (Loss) before Provision for Income Taxes	(1,735,804)	-

Provision for Income Taxes	-	-

Net Income (Loss)	$(1,725,804)	$-

The accompanying notes are an integral part of the consolidated financial statements.

AZUR INTERNATIONAL, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
As of December 31, 2004

	Common	Common	Additional	Accumulated
	Shares	Stock	Paid-In Capital	Deficit

Balance at 12/31/03	369,086	$3,691	$226,191	$(982,853)

Net Loss for
the Year Ended 12/31/04				(1,725,804)

Issuance of Common Stock for Cash	5,435,000	54,350	1,120,650

Issuance of Common Stock for Services	21,305,841	213,058

Issuance of Common Stock for Acquisitions	12,115,677	121,157	691,043
Balance 12/31/04	39,225,604	$392,256	$2,037,884	$(2,708,657)

The accompanying notes are an integral part of the consolidated financial statements.

AZUR INTERNATIONAL, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Years Ended December 31, 2004 and 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(1,725,804)	$-
Adjustments to Reconcile Income (Loss) to Net Cash
Provided (Used) for Operating Activities:
Depreciation and Amortization	80,759	-
Services paid by Isuance of Common Stock	213,058	-
Minority Shareholder Loss	(150,843)
Changes in Assets and Liabilities:
(Increase) Decrease in Accounts Receivable	(37,406)	-
(Increase) Decrease in Inventory	11,102	-
(Increase) Decrease in Prepaid Expenses	(61,157)	-
(Increase) Decrease in Other Assets	182,828	-
Increase (Decrease) in Other Current Liabilities	(24,957)	-
Increase (Decrease) in Accounts Payable & Accruals	357,426	-

Net Cash Provided (Used) In Operations	(1,154,994)	$-

CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) in Building in Progress	(43,688)	-
(Increase) in Real Estate Holdings	(10,775)	-
(Increase) in Real Estate Deposits	(50,000)	-
(Purchase) of Fixed Assets	(2,252)	-
Cash acquired on Acquisitions	3,907	-

Net Cash Provided (Used) in Investing Activities:	(102,808)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Sale of Common Stock	1,175,000	-
Minority Shareholder Contributions	541,527
Proceeds From Notes and LoansPayable	1,295,000	-
Payments on Capital Leases	(4,319)	-
Payment of Notes and Loans Payable	(1,137,643)	-
Net Cash Provided (Used) in Financing Activities:	1,869,565	-

Net Increae (Decrease) in Cash	611,763	-

Beginning Cash	-	-

Ending Cash	$611,763	$-

AZUR INTERNATIONAL, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Years Ended December 31, 2004 and 2003

SCHEDULE OF NONCASH ACTIVITIES:
Common Stock Issued for Services	$213,058	-
Common Stock Issued for Acquisitions	812,200	-
Property & equipment valued at $ 8,329,282 was acquired through issuance of debt and the assumption of capital leases and notes payable of $ 8,329,282.

SUPPLEMENTAL CASH FLOW INFORMATION
Interest Expense Paid	389,368	-
Income Taxes Paid	-	-

The accompanying notes are an integral part of the consolidated financial statements.

AZUR INTERNATIONAL, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

A. BACKGROUND

The Company was originally incorporated in the State of Nevada in June 1997 under the name of Union Chemical Corporation in order to be a partner in a joint venture that was never consummated. In June 1999, the Company changed its name to Hotyellow98.com, Inc. as it acquired an Arizona corporation, Hotyellow98.com. The Company subsequently changed its name to the current name of Azur International, Inc.

In November of 2001 the Company entered bankruptcy under chapter 7 of the bankruptcy laws in the United States Bankruptcy Court for the district of Arizona. It emerged from bankruptcy in July 2003.

On February 9, 2004 Azur International, Inc. acquired Azur Development Corp. (formally known as Mingo Bay Development Corp) in a stock for stock transaction.

The Company is in the business of developing and marketing luxury residential and resort properties. A subsidiary, The Grand Shell Landing, Inc. operates an 18-hole golf course, pro shop and restaurant. At the present time, The Grand Shell Landing, Inc. generates golf-related revenues only; there is no real estate activity.

B. PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include accounts of Azur International, Inc. and its wholly-owned subsidiaries. All material transactions have been eliminated. The following is a list of subsidiaries and their respective controlling interests:

Rio Vista  - 53%
48 Hendricks. LLC - 63%
Azur Development Corp. - 100%
The Grand Shell Landing, Inc. - 100%

C. REAL ESTATE HOLDINGS

Real estate investments are stated at the lower of cost or market. Acquisition costs are allocated to respective properties based on appraisals of the various properties acquired in the acquisition.

D. REVENUE RECOGNITION

Real Property: Revenue is recognized under the full accrual method of accounting upon the completed sale of real property held for development and sale. All costs incurred directly or indirectly in acquiring and developing the real property are capitalized. Revenues for sales and rentals generated from The Grand Shell Landing, Inc. are also recognized under the full accrual method of accounting.

E. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

AZUR INTERNATIONAL, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

F. CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand; cash in banks, and any highly liquid investments with maturity of three months or less at the time of purchase. The Company and its subsidiaries maintain cash and cash equivalent balances at several financial institutions, which are insured by the Federal Deposit Insurance Corporation up to $100,000. At times, the cash balances may exceed federally insured limits. We have not experienced any losses in such accounts and we believe the risk related to these deposits is minimal.

G. PROPERTY AND EQUIPMENT

Property and equipment are carried at cost and are being depreciated over their useful lives using straight line depreciation methods.

The estimated useful lives of significant assets are as follows:

Equipment	5 years
Land Improvements	20 years
Buildings	40 years

H. LEASES

Leases that transfer substantially all of the risks and benefits of ownership are accounted for as capital leases. Other leases are operating leases that are expensed over the terms of the lease using the straight line method. Capital leases are included in property and equipment and are amortized using the same methods as used for depreciation of property and equipment

I. CONSTRUCTION DEPOSITS

Construction deposits amounting to $842,500 for the purchase of units in the 48 Hendricks project are held in escrow with the Escrow Agent, Adorno & Yoss, P.A., as per Escrow Agreement dated August 25, 2004.

J. ALLOWANCE FOR DOUBTFUL ACCOUNTS

An allowance for doubtful accounts is estimated and recorded based on the Company’s historical bad debt experience. Management believes that all accounts receivable will be collected within one year; therefore, an allowance for doubtful accounts is not necessary.

K. INVENTORY

Inventory is stated at the lower of cost or market with cost determined using the first-in, first-out method.

L. EARNINGS/LOSS PER SHARE

Primary earnings per common share are computed by dividing the net income (loss) by the weighted average number of shares of common stock and common stock equivalents outstanding during the quarter and year-to-date. The number of shares used for the year ended December 31, 2004 was 23,462,165 and the resulting loss per share was $0.07.

M. INCOME TAXES

In February 1992, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards 109 of "Accounting for Income Taxes." Under Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The Company has net operating losses (NOL's) of approximately $ 2,708,657.

	Year ending
	December 31, 2004	December 31, 2003
Statutory federal income tax rate	34%	34%
Valuation allowance	(34)	(34)
Effective tax rate	-%	-%

AZUR INTERNATIONAL, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 2 - RELATED PARTY TRANSACTIONS

Rio Vista, a subsidiary of Azur Development Corp. has mortgages with banks on property owned that were financed in the individual name of a principal of the company. There are also bank accounts that are titled in the name of the same principal that belong to Rio Vista.

A major shareholder of Azur International is also a minority owner in both Rio Vista and 48 Hendricks, LLC.

An officer of the company is currently using a property owned by the corporation personally.

NOTE 3 - EMPLOYMENT/CONSULTING AGREEMENTS

The following employment and consulting agreements are in effect as of December 31st, 2004:

A.
The Chief Executive Officer, who also serves as the chairman of the Board of Directors of the Company, has a consulting agreement with a 36 month term, commencing on February 1, 2004. His compensation for the duration of the agreement is as follows:

Year 1 - 500,000 restricted shares of Azur International common stock at $.01.

Year 2 - $360,000 per year, plus 500,000 restricted shares of Azur International common stock at $.01.

Year 3 - $480,000 per year, plus 500,000 restricted shares of Azur International stock at $.01.

Under this Consulting Agreement, the Corporation provides said executive with an automobile.

B.
The President of the Company, who also serves on the Board of Directors, has an employment agreement with a term of 3 years, commencing on September 1, 2004. His compensation, beginning on January 1, 2005, is $240,000 per annum. He also received a signing bonus in the form of 166,666 restricted shares of the Company’s common stock valued at $3.00 per share. The Signing Bonus was paid sixty days from the effective date of the contract, which was September 1, 2004.

C.
The Vice President of Operations of the Company has an employment agreement with a term of 3 years, commencing on September 1, 2004. His compensation, beginning on January 1, 2005, is $120,000 per annum. He also received a signing bonus in the form of 50,000 restricted shares of the Company’s common stock valued at $3.00 per share. The Signing Bonus was paid sixty days from the effective date of the contract, which was September 1, 2004.

D.
The General Counsel & Corporate Secretary has and Employment Agreement with a term of 1 year, commencing on April 15, 2004. After the initial term, the agreement shall renew automatically for additional 1 year periods, unless terminated by either party. His compensation is $120,000 per annum, to be increased at a rate of no less than 10% per annum.

E.
The Vice President of Development, who is also the President of the Azur Development subsidiary, has a Consulting Agreement with a term of 12 months, commencing on November 1, 2004. After the initial term, the agreement shall renew automatically for additional 12 month terms, unless terminated by either party. His compensation is 10% of the net profits of any developments that he initiates. He shall be paid 50% in cash payment, and 50% in restricted common shares of Azur at $.01.

F.
The CEO of Azur Development UK, who has been engaged to develop home building and  commercial development projects, as well as oversee any European projects, has a Consulting  agreement with a term of 3 years, commencing on October 5, 2004. His compensation is a base  fee of 3,000,000 of shares of common stock at $.01.

AZUR INTERNATIONAL, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 3 - EMPLOYMENT/CONSULTING AGREEMENTS (continued)

G.
An international consulting company has a Consulting Agreement focusing on developing business in the European market, commencing on March 10, 2004, for a term of 12 months. Compensation is composed of a listing fee of $12,500 for listing application at a German Stock Exchange, and an engagement fee of 400,000 shares of common stock at $.01, paid on March 10, 2004.

H.
An advisory agreement is in effect between the Company and another consulting firm for services related to the acquisition of new companies and the listing of shares on the American Stock Exchange and other foreign exchanges. The agreement commences on August 1, 2004, for a term of 2 years, ending on August 1, 2006. The compensation is 2,000,000 shares of common stock at $.01, plus 10% of the acquisition price of new companies identified by the consulting company. The 10% shall be paid in shares of common stock valued at the previous day’s bid price.

NOTE 4 - CAPITAL TRANSACTIONS

In February 2004 the Company issued 9,050,000 shares of its common stock for the acquisition of Azur Development Corp. Also as part of the overall transaction the Company issued 4,330,000 shares of its common stock pursuant to a “Membership Interest Agreement” in 48 Hendricks, LLC and 10,197,649 shares of common stock to various individuals for their efforts, cooperation and/or services performed on behalf of the Company. All shares were valued at $.01.

In February 2004 the Company sold 4,000,000 common shares for $200,000 in an exempt transaction.

In April 2004 the Company cancelled two certificates for an aggregate of 3,500,000 common shares at $.01 per share.

In April 2004 the Company issued 230,769 shares of common stock at $.01 in consideration of the acquisition of a 100% interest in a Commercial Agreement relating to a property in Ft. Lauderdale, Florida.

In April 2004 the Company issued 606,250 shares of common stock for fees, at $.01 per share.

In April 2004 the Company issued 1,791,250 shares of common stock for stock subscriptions for a value of $975,000.

In June 2004, the Company entered into an agreement with a European company to exchange stock for the Company, at which time 6,050,000 shares were issued at $.01. The agreement was rescinded on September 30, 2004 and the Company is to receive and cancel all shares issued in the transaction.

In July 2004 the Company issued 761,101 shares of common stock for services rendered at $.01 per share.

In August 2004 the Company issued 20,000 shares of common stock as additional consideration for loans at $.01 per share.

In September 2004 the Company issued 5,000,000 shares of common stock, at .01 per share, for services rendered, at $.01 per share.

In October 2004 the Company issued 1,216,666 shares of common stock as additional compensation for executives signing employment contracts, at $.01 per share.

AZUR INTERNATIONAL, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 4 - CAPITAL TRANSACTIONS (continued)

In November 2004, 3,393,939 shares of common stock were issued for a value of $2,000,000 in consideration of the acquisition of The Grand Shell Landing.; 1,447,010 of these shares are outstanding. The remaining 1,946,929 shares were issued in escrow towards payment of the balance of $1,070,811 on the purchase of the Grand Shell Landing, at the discretion of the seller.

In November 2004, the Company also issued 1,443,734 shares of common stock in partial consideration of the acquisition of a United Kingdom Company, Airtek Ltd. This stock is being held in escrow pending consummation of the terms of the acquisition.

In November 2004, 24,000 shares of common stock were issued in consideration of an extension on an existing agreement, valued at $.01 per share, 50,000 shares at $.01 were issued in consideration of a loan agreement, 25,000 shares were issued at $.01 per share for services, 10,000 shares valued at $.01 per share, as a bonus to a corporate officer.

In December 2004, the company cancelled 4,350,000 of the subscriptions, valued at $.01 per share, as part of the cancellation of the agreement entered into in June 2004, with the European company.

NOTE 5 - ACCOUNTS RECEIVABLE

Accounts receivable consist of the following amount as of December 31, 2004:

Golf Membership	$16,106
Special Events	21,300
$37,406

NOTE 6 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of December 31, 2004:

Land and Improvements	$11,495,704
Less accumulated depreciation	(19,182)
Net Land and Improvements	$11,476,522

Buildings	$2,295,616
Less accumulated depreciation	(4,782)
Net buildings	$2,290,833

Equipment & Fixtures	$359,878
Less accumulated depreciation	(6,468)
Net Equipment & Fixtures	$383,843

Total Property & Equipment	$14,151,198

* Total Depreciation Expense for the year ended December 31, 2004 was $30,432.

AZUR INTERNATIONAL, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 7 - CAPITAL LEASES

Property held under capital Leases, included with property and equipment at December 31, 2004 consists of the following:

Equipment	$256,027
Less: Accumulated depreciation	(4,267)
Equipment capital lease-net	$251,760

Capital lease obligations consist of the following at December 31, 2004:

Non-cancelable leases, through 2008, Secured by equipment	$125,205
Less: current portion of lease obligations	(49,422)
Long-term capital lease obligations	$75,783

The following is a schedule of future lease payments under capital leases for years ending December 31:

2005	$49,422
2006	43,757
2007	42,813
2008	1,830
Thereafter	0
Total minimum lease payment	137,822
Less: Interest imputed at various rates	(12,617)
Present value of minimum lease payments	$125,205

NOTE 8- LONG TERM DEBT

Long term debt consists of the following

Note Payable -Unsecured revolving line from finance company, with interest payable at 6% per annum, commencing on October 1, 2004. Principal and interest to be paid on January 24, 2005, unless amended in writing. This obligation was paid in full, in 3 installments as follows: 1/15/05 - $295,000, 1/26/05 -$200,000 and 2/16/05 - $200,000.	$695,000

Equity Line of credit -Loan is in the name of shareholder. Interest rate is variable (currently at 6.375%). Loan secured by Rio Vista property.	154,182

Mortgage Payable - First Mortgage secured by Rio Vista property in name of shareholder. Interest is at a variable rate, currently 3.250%. Interest only is due monthly until November 1, 2012, and the borrower has the right to prepay with no penalty. Maturity date of the mortgage is October 1, 2027	1,034,822

Mortgage Payable - First mortgage secured by 48 Hendricks property. Bank has a Secured interest in rents, leases, fixed asset and profits. Interest is variable but can never be less than 5%. Current rate is 5.5%. Payments are interest only	3,361,125

AZUR INTERNATIONAL, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 8- LONG TERM DEBT (continued)

Note Payable to finance company, monthly payments are variable, including interest of 6.75%, collateralized by Grand Shell Landing golf course property, due November 2009	6,400,000

Note Payable to finance company, monthly payments of $ 278, including imputed interest of 7%, collateralized by equipment, due October 2006	6,377

Note Payable to finance company, monthly payments of $ 277, including imputed interest of 6.49% collateralized by equipment, due May 2007	7,389

Note payable to a finance company, monthly payments of $ 814, including imputed interest of 6.75%, collectivized by equipment, due October 2006	16,029

Note Payable to a private investor with a term of 30 days and interest at 12%. This obligation was satisfied on January 25, 2005.	150,000

Note Payable to private investor, due June 30, 2005 with interest payable at 12%, subsequently extended to January 2006	450,000

Notes Payable to shareholders of acquired company, due January 31, 2005	435,598

Note Payable bearing interest at 6% on acquisition of The Grand Shell Landing Golf Course to former owner. Owner has an option to purchase 1,946,929 shares of Company’s common stock, currently held in escrow, in lieu of payment of the note due on November 16, 2005	1,070,811

Total obligations	$13,781,333

Less: short-term portion	(3,124,783)

Long-term maturities	$10,656,550

Maturities on the long-term obligations:

2005	$3,124,783
2006	3,553,487
2007	191,500
2008	202,761
Thereafter	6,708,802

NOTE 9 - LOAN ACQUISITION COSTS

Loan acquisition costs consist of the following:

The Grand Shell Landing	$180,038
Rio Vista, LLC mortgage	10,350
48 Hendricks, LLC	124,582
314,970
Less Accumulated Amortization	(61,744)
Total Loan Acquisition Costs	$253,226

AZUR INTERNATIONAL, INC. & SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 9 - LOAN ACQUISITION COSTS (continued)

Loan costs are amortized as follows:

The Grand Shell Landing	60 months
Rio Vista, LLC	120 months
48 Hendricks, LLC	35 months

Amortization Expense for the year ended December 31st, 2004 totaled $50,327

NOTE 10 - COMMITMENTS & SUBSEQUENT EVENTS

A.	Current portion of Long-Term Debt with payment due dates through March 31, 2004 have been paid or extended. See Footnote 8 - Long term debt.

B.	The Company has a commitment for $3,000,000 in loans from an investor, of which $450,000 was received through December 31, 2004. The balance of $2,550,000 was received during 2005.

C.	The $3,361,125 Mortgage secured by property held by 48 Hendricks, LLC was consolidated during January 2005, bringing the loan balance to $10,000,000.

D.	The Company entered into an agreement to acquire up to 80% of the entity which owns 100% of the land surrounding Grand Shell Landing Golf Course in Mississippi.

E.	Acquisition of Airtek Safety Limited. On February 24, 2005, the Company acquired 100% of the outstanding shares of Airtek Safety Limited (a United Kingdom corporation). Pursuant to the purchase agreement with the shareholders of Airtek, Azur has agreed to pay 6.1 million pounds (approximately $11,224,000) on August 21, 2005. The shareholders have the option to acquire an aggregate of 3,741,333 shares of common stock in lieu of cash payment due. The shares of Airtek are being held in escrow pending payment of the purchase consideration. In the event that the company defaults on its obligation, the agreement will be recinded and the escrowed shares will be returned to the Airtek shareholders.

AZUR INTERNATIONAL, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
March 31, 2005

ASSETS	Unaudited
Current Assets
Cash and Cash Equivalents	$671,077
Accounts Receivable	2,646,354
Inventory	414,884
Prepaid Expenses	901,015
Other Receivables	872,668
Total Current Assets	5,505,997

Property, Plant & Equipment (net of accumulated depreciation of $190,850)	18,696,619

Other Assets
Loan Acquisition Costs (net of amortization of $72,825.39)	242,145
Investments in Real Estate	240,000
Construction Deposits	1,675,509
Deposits - Land Purchase	1,250,309
Security Deposits	11,416
Goodwill	9,322,846
Total Other Assets	12,742,225

TOTAL ASSETS	$36,944,841

AZUR INTERNATIONAL, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
March 31, 2005

LIABILITIES & STOCKHOLDERS' EQUITY	Unaudited

Current Liabilities
Accounts Payable and Accrued Expenses	$2,566,705
Current Portion-Notes and Mortgages Payable	17,272,002
Current Portion-Capital Lease Obligation	260,839
Other Current Liabilities	97,284
Total Current Liabilities	20,196,830

Long-Term Debt
Notes and Mortgages Payable	11,012,270
Capital Lease Obligations	647,634
Liabilities Subject to Compromise from Bankruptcy	752,971
Total Long-Term Debt	12,412,876

Other Liabilities
Real Estate Deposits Held	2,020,000
Deferred Income Taxes	231,840
Total Other Liabilities	2,251,840

Total Liabilities	34,861,546

Stockholders' Equity
Common Stock - $.01 par value, 200,000,000 shares
authorized; shares issued and outstanding 41,972,266	419,723
Non Controlling Interest in Subsidiaries	2,736,576
Additional Paid in Capital	2,037,884
Accumulated Deficit	(3,073,604)
Accumulated Other Comprehensive Loss	(37,284)
Total Stockholders' Equity	2,083,295

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$36,944,841

The accompanying notes are an integral part of the consolidated financial statements.

AZUR INTERNATIONAL, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2005 and 2004

	2005	2004
	(Unaudited)	(Unaudited)
Revenues
Sales	$1,529,855	$-
Rents	2,263,895	22,791
Total Revenue	3,793,750	22,791

Cost of Sales	1,391,813	-
Gross Income	2,401,937	22,791

Operating Expenses
General & Administrative Expenses	2,444,032	219,559
Total Operating Expenses	2,444,032	219,559

Net Income (Loss) Before
Other Income and Expense	(42,095)	(196,768)

Other Income and (Expense)
Interest Income	1,739	2
Other Income	219	-
Interest Expense	(178,193)	(15,373)
Other Expense	(37,210)	-
Total Other Income and (Expense)	(213,445)	(15,371)

Net Income (Loss) from Continuing Operations	(255,540)	(212,139)

Net Income (Loss) before adjustment for non-controlling interests in subsidiary	(255,540)	(212,139)

Non Controlling Interest in Subsidiary	(34,493)	(5,121)

Income (Loss) before Provision for Income Taxes	(290,033)	(207,018)

Provision for Income Taxes	(74,914)	-

Net Income (Loss)	$(364,947)	$(207,018)

The accompanying notes are an integral part of the consolidated financial statements.

AZUR INTERNATIONAL, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Three Months Ended March 31, 2005 and 2004

	2005	2004
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(364,947)	$(207,018)
Adjustments to Reconcile Income (Loss) to Net Cash
Provided (Used) for Operating Activities:
Depreciation and Amortization	289,026	7,388
Services and Interest paid by Isuance of Common Stock	6,000	139,998
Deposit for Acquisition paid by Issuance of Common Stock	21,467	-
Changes in Assets and Liabilities:
Increase in Accounts Receivable	(262,810)	-
Increase in Inventory	(36,168)	-
Increase in Prepaid Expenses	(542,646)	-
Increase in Other Assets	(86,150)	-
Decrease in Deferred Taxes	(33,387)
Increase in Other Current Liabilities	97,284	-
Increase in Accounts Payable & Accruals	49,407	-

Net Cash Provided (Used) In Operations	(862,924)	$(59,632)

CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) in Building in Progress	(245,889)	(5,020)
(Increase) in Real Estate Holdings		(10,876)
(Increase) in Real Estate Deposits	(1,250,309)	(50,000)
(Purchase) of Fixed Assets	(299,739)	-
Cash acquired on Acquisitions	24,128	3,206

Net Cash Provided (Used) in Investing Activities:	(1,771,809)	(62,690)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Sale of Common Stock		200,000
Proceeds From Stock Subscriptions		320,000
Proceeds From Notes and Loans Payable	3,314,131	6,297
Proceeds From Customer Deposit Escrows	344,491
Minority Shareholder Contributions	131,723	-
Payments on Capital Leases	(71,043)	-
Payment of Notes and Loans Payable	(1,025,255)	(97,708)
Net Cash Provided (Used) in Financing Activities:	2,694,047	428,589

Net Increase in Cash	59,314	306,267

Beginning Cash	611,763	-

Ending Cash	$671,077	$306,267

AZUR INTERNATIONAL, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Three Months Ended March 31, 2005 and 2004
SCHEDULE OF NONCASH ACTIVITIES:
Common Stock Issued for Services and Interest	$6,000	139,998
Common Stock Issued for Deposit on Acquisition	21,467	98,800
Property and equipment valued at $ 11,224,000 were
acquired through the issuance of an obligation payable in
the amount of $ 11, 224,000.	11, 224,000

SUPPLEMENTAL CASH FLOW INFORMATION
Interest Expense Paid	53,977	$15,371
Income Taxes Paid	-	-

The accompanying notes are an integral part of the consolidated financial statements.

AZUR INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2005 and 2004

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

A. BACKGROUND

The Company was originally incorporated in the State of Nevada in June 1997 under the name of Union Chemical Corporation in order to be a partner in a joint venture that was never consummated. In June 1999, the Company changed its name to Hotyellow98.com, Inc. as it acquired an Arizona corporation, Hotyellow98.com. The Company subsequently changed its name to the current name of Azur International, Inc.

In November of 2001 the Company entered bankruptcy under chapter 7 of the bankruptcy laws in the United States Bankruptcy Court for the district of Arizona. It emerged from bankruptcy in July 2003.

On February 9, 2004 Azur International, Inc. acquired Azur Development Corp. (formally known as Mingo Bay Development Corp) in a stock for stock transaction.

In November of 2004, the company acquired The Grand Shell Landing, Inc., which operates an 18-hole golf course, pro shop and restaurant in Mississippi. At the present time, The Grand Shell Landing, Inc. generates golf-related revenues only; there is no real estate activity

On February 24, 2005 the Company purchased Airtek Safety Limited, a British company which derives income from the rental of cranes and equipment and services to the construction industry. The purchase, which was effective January 1, 2005, was a cash transaction whereby the sellers have the option of taking stock in lieu of cash.

Azur International, Inc. is in the business of developing and marketing luxury residential and resort properties.

B. PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include accounts of Azur International, Inc. and its wholly-owned subsidiaries its wholly owned subsidiaries. All material inter-company transactions have been eliminated. The following is a list of subsidiaries and their respective controlling interests:

Rio Vista - 53%
48 Hendricks. LLC - 63%
Azur Development Corp. - 100%
The Grand Shell Landing, Inc. - 100%
Airtek Safety Limited - 100%
Azur Shell Landing Development LLC - 100%

C. REAL ESTATE HOLDINGS

Real estate investments are stated at the lower of cost or market. Acquisition costs are allocated to respective properties based on appraisals of the various properties acquired in the acquisition.

D. REVENUE RECOGNITION

Real Property: Revenue is recognized under the full accrual method of accounting upon the completed sale of real property held for development and sale. All costs incurred directly or indirectly in acquiring and developing the real property are capitalized. Revenues for sales and rentals generated from The Grand Shell Landing, Inc. are also recognized under the full accrual method of accounting. Airtek Safety Limited reports under the historical cost convention and in accordance with the Financial Reporting for Smaller Entities (effective June 2002).

AZUR INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2005 and 2004

E. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

F. CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand; cash in banks, and any highly liquid investments with maturity of three months or less at the time of purchase. The Company and its subsidiaries maintain cash and cash equivalent balances at several financial institutions, which are insured by the Federal Deposit Insurance Corporation up to $100,000. At times, the cash balances may exceed federally insured limits. We have not experienced any losses in such accounts and we believe the risk related to these deposits is minimal.

G. PROPERTY AND EQUIPMENT

Property and equipment are carried at cost and are being depreciated over their useful lives using straight line depreciation methods.
The estimated useful lives of significant assets are as follows:

Equipment  5 years
Land Improvements 20 years
Buildings 40 years
Hire Equipment 12 years

H. LEASES

Leases that transfer substantially all of the risks and benefits of ownership are accounted for as capital leases. Other leases are operating leases that are expensed over the terms of the lease using the straight line method. Capital leases are included in property and equipment and are amortized using the same methods as used for depreciation of property and equipment

I. CONSTRUCTION DEPOSITS

Construction deposits amounting to $2,020,000 for the purchase of units in the 48 Hendricks project have been collected and deposited in an escrow account with the escrow agent, Adorno & Yoss, P.A., as per our Escrow Agreement dated August 25, 2004. As per said agreement, the first $1,117,500 deposited, which represent 10% of the purchase price due at signing, must remain in the escrow account at all times. The second 10% deposit, due at the start of construction, may be used to towards hard construction costs only. At March 31, 2005, the balance in the escrow account is $1,675,509.

J. ALLOWANCE FOR DOUBTFUL ACCOUNTS

An allowance for doubtful accounts is estimated and recorded based on the Company’s historical bad debt experience. Management believes that all accounts receivable will be collected within one year; therefore, an allowance for doubtful accounts is not necessary.

K. INVENTORY

Inventory is stated at the lower of cost or market with cost determined using the first-in, first-out method.

AZUR INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2005 and 2004

L. EARNINGS/LOSS PER SHARE

Primary earnings per common share are computed by dividing the net income (loss) by the weighted average number of shares of common stock and common stock equivalents outstanding during the quarter and year-to-date. The number of shares used for the three months ended March 31, 2005 was 42,693,500 and the resulting loss per share was $0.008 per share.

M. INCOME TAXES

In February 1992, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards 109 of "Accounting for Income Taxes." Under Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The Company has net operating losses (NOL's) of approximately $ 3,039,242

Statutory federal income tax rate	34%
Valuation allowance	(34)
Effective Tax Rate	--%

The provision for British income taxes for Airtek Safety Limited, the British subsidiary, is equal to $231,840.

NOTE 2 - RELATED PARTY TRANSACTIONS

Rio Vista LLC, a subsidiary of Azur Development Corp. has mortgages with banks on property owned that were financed in the individual name of a principal of the company. There are also bank accounts that are titled in the name of the same principal that belong to Rio Vista, LLC.

A major shareholder of Azur International is also a minority owner in both Rio Vista, LLC and 48 Hendricks, LLC.

An officer of the company is currently using a property owned by the corporation personally.

NOTE 3 - EMPLOYMENT/CONSULTING AGREEMENTS

The following employment and consulting agreements are in effect as of March 31, 2005:

A. The Chief Executive Officer, who also serves as the chairman of the Board of Directors of the Company, has a consulting agreement with a 36 month term, commencing on February 1, 2004. His compensation for the duration of the agreement is as follows:

Year 1 - 500,000 restricted shares of Azur International common stock at $.01.

Year 2 - $360,000 per year, plus 500,000 restricted shares of Azur International common stock at $.01.

Year 3 - $480,000 per year, plus 500,000 restricted shares of Azur International common stock at $.01.

Under this Consulting Agreement, the Company provides said executive with an automobile.

B. The President of the Company, who also serves on the Board of Directors, has an employment agreement with a term of 3 years, commencing on September 1, 2004. His compensation, beginning on January 1, 2005, is $240,000 per annum. He also received a signing bonus in the form of 166,666 restricted shares of the Company’s common stock valued at $3.00 per share. The signing bonus was paid sixty days from the effective date of the contract, which was September 1, 2004.

C. The Vice President of Operations of the Company’s has an employment agreement with a term of 3 years, commencing on September 1, 2004. His compensation, beginning on January 1st, 2005, is $120,000 per annum. He also received a signing bonus in the form of 50,000 restricted shares of the Company’s common stock at $3.00 per share. The Signing Bonus was paid sixty days from the effective date of the contract, which was September 1, 2004.

AZUR INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2005 and 2004

NOTE 3 - EMPLOYMENT/CONSULTING AGREEMENTS (continued)

D. The General Counsel & Corporate Secretary has an employment agreement with a term of one year, commencing on April 15, 2004. After the initial term, the agreement shall renew automatically for additional one year periods, unless terminated by either party. His compensation is $120,000 per annum, to be increased at a rate of no less than 10% per annum.

E. The Vice President of Development, who is also the President of the Azur Development subsidiary, has a Consulting Agreement with a term of twelve months, commencing on November 1, 2004. After the initial term, the agreement shall renew automatically for additional twelve month term, unless terminated by either party. His compensation is 10% of the net profits of any developments that he initiates. He shall be paid 50% in cash payment, and 50% in restricted common shares at $.01.

F. The CEO of Azur Development UK, who has been engaged to develop home building and  commercial development projects, as well as oversee any European projects, has a Consulting  agreement with a term of three years, commencing on October 5, 2004. His compensation is a  base fee of 3,000,000 of shares of common stock at $.01.

G. An international consulting company has a consulting agreement focusing on developing business in the European market, commencing on March 10, 2004, for a term of twelve months. Compensation is composed of a listing fee of $12,500 for listing application at a German Stock Exchange, and an engagement fee of 400,000 shares of stock at $.01, paid on March 10, 2004.

H. An advisory agreement is in effect between the Company and another consulting firm for services related to the acquisition of new companies and the listing of shares on the American Stock Exchange and other foreign exchanges. The agreement commences on August 1st, 2004, for a term of 2 years, ending on August 1st, 2006. The compensation is 2,000,000 shares of common stock at $.01, plus 10% of the acquisition price of new companies identified by the consulting company. The 10% shall be paid in shares of common stock valued at the previous day’s bid price.

NOTE 4 - CAPITAL TRANSACTIONS

In February 2004 the Company issued 9,050,000 shares of its common stock for the acquisition of Azur Development Corp. Also as part of the overall transaction the Company issued 4,330,000 shares of its common stock pursuant to a “Membership Interest Agreement” in 48 Hendricks, LLC and 10,197,649 shares of common stock to various individuals for their efforts, cooperation and/or services performed on behalf of the Company. All shares were valued at $.01.

In February 2004 the Company sold 4,000,000 common shares for $200,000 in an exempt transaction.

In April 2004 the Company cancelled two certificates for an aggregate of 3,500,000 common shares at $.01 per share.

In April 2004 the Company issued 230,769 shares of common stock at $.01 in consideration of the acquisition of a 100% interest in a Commercial Agreement relating to a property in Ft. Lauderdale, Florida.

In April 2004 the Company issued 606,250 shares of common stock for fees, at $.01 per share.

In April 2004 the Company issued 1,791,250 shares of common stock for stock subscriptions for a value of $975,000.

AZUR INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2005 and 2004

NOTE 4 - CAPITAL TRANSACTIONS (continued)

In June 2004, the Company entered into an agreement with a European company to exchange stock for the Company, at which time 6,050,000 shares were issued at $.01. The agreement was rescinded on September 30, 2004 and the Company is to receive and cancel all shares issued in the transaction.

In July 2004 the Company issued 761,101 shares of common stock for services rendered at $.01 per share.

In August 2004 the Company issued 20,000 shares of common stock as additional consideration for loans at $.01 per share.

In September 2004 the Company issued 5,000,000 shares of common stock, at .01 per share, for services rendered, at $.01 per share.

In October 2004 the Company issued 1,216,666 shares of common stock as additional compensation for executives signing employment contracts, at $.01 per share.

In November 2004, 3,393,939 shares of common stock were issued for a value of $2,000,000 in consideration of the acquisition of The Grand Shell Landing.; 1,447,010 of these shares are outstanding. The remaining 1,946,929 shares were issued in escrow towards payment of the balance of $1,070,811 on the purchase of the Grand Shell Landing, at the discretion of the seller.

In November 2004 and January 2005, the Company issued 1,443,734 and 2,146,666 shares of common stock, respectively, in consideration of the acquisition of Airtek Safety Ltd., (a United Kingdom company). This stock of Azur is being held in escrow pending consummation of the terms of the acquisition. This consideration is due on August 21, 2005.

In November 2004, 24,000 shares of common stock were issued in consideration of an extension on an existing agreement, valued at $.01 per share, 50,000 shares at $.01 were issued in consideration of a loan agreement, 25,000 shares were issued at $.01 per share for services, 10,000 shares valued at $.01 per share, as a bonus to a corporate officer.

In December 2004, the Company cancelled 4,350,000 of the subscriptions, valued at $.01 per share, as part of the cancellation of the agreement entered into in June 2004, with the European company.

In January 2005 the Company issued 50,000 shares to corporate attorney in consideration of an employment contract.

In January 2005 the Company issued 50,000 shares to a director in consideration of directors fees.

NOTE 5 - ACCOUNTS RECEIVABLE

Accounts receivable consist of the following amount as of March 31, 2005:

Golf Membership & Events	$369,161
Trade Receivables	2,277,193
$2,646,354

AZUR INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2005 and 2004

NOTE 6 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of March 31, 2005:

Land and Improvements	$11,757,847
Less accumulated depreciation	(132,070)
Net Land and Improvements	$11,625,777

Buildings	$2,305,892
Less accumulated depreciation	(19,399)
Net buildings	$2,286,493

Equipment & Fixtures	$4,823,730
Less accumulated depreciation	(39,381)
Net Equipment & Fixtures	$4,784,349

Total Property & Equipment	$18,696,619

* Total Depreciation Expense for the three months ended March 31, 2005 was $ 190,850.

NOTE 7 - CAPITAL LEASES

Property held under capital Leases, included with property and equipment at March 31, 2005 consists of the following:

Equipment	$256,027
Less: Accumulated depreciation	(25,312)
Equipment capital lease-net	$230,715

Capital lease obligations consist of the following at March 31, 2005:

Non-cancelable leases, through 2008, Secured by equipment	$114,354
Less: current portion of lease obligations	(49,422)
Long-term capital lease obligations	$64,932

The following is a schedule of future lease payments under capital leases for years ending December 31:

2005	$38,571
2006	43,757
2007	42,813
2008	1,830
Thereafter	0
Total minimum lease payment	126,971
Less: Interest imputed at various rates	(12,617)
Present value of minimum lease payments	$114,354

AZUR INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2005 and 2004

NOTE 8- LONG TERM DEBT

Long term debt consists of the following:

Equity Line of credit -Loan is in the name of a partner. Interest rate is variable (currently at 6.375%). Loan secured by Rio Vista property.	151,360

Mortgage Payable - First Mortgage in name of a partner. Interest is at a variable rate, currently 3.250%. Interest only is due monthly until November 1, 2012, and the borrower has the right to prepay with no penalty. Maturity date of the mortgage is October 1, 2027	1,034,822

Mortgage Payable - First mortgage secured by 48 Hendricks property. Bank has a Secured interest in rents, leases, fixed asset and profits. Interest is variable but can never e less than 5%. Current rate is 5.5%. Payments are interest only	3,750,828

Note Payable to finance company, monthly payments are variable, including interest of 6.75%, collateralized by Grand Shell Landing golf course property, due November 2009	6,374,767

Note Payable to finance company, monthly payments of $ 278, including imputed interest of 7%, collateralized by equipment, due October 2006	5,650

Note Payable to finance company, monthly payments of $ 277, including imputed interest of 6.49% collateralized by equipment, due May 2007	6,671

Note payable to a finance company, monthly payments of $ 814, including imputed interest of 6.75%, collectivized by equipment, due October 2006	13,845

Note Payable to private investor, due January 1, 2006 with interest payable at 12%	3,000,000

Notes Payable to private investor with maturity date of August 14, 2005.	700,000

Notes Payable - Various installment obligations for cranes and safety equipment	951,519

Note Payable bearing interest at 6% on acquisition of The Grand Shell Landing Golf Course to former owner. Owner has an option to purchase the Company’s stock, currently held in escrow, in lieu of payment of the note due on November 16, 2005.	1,070,811

Obligation payable for acquisition of Airtek Safety Ltd., non-interest bearing, secured by common stock held in escrow, due on August 21, 2005. Shareholders of Airtek can choose to accept common stock of Azur in lieu of cash payment.	11,224,000

Total obligations	$28,284,272

Less: short-term portion	(17,272,002)

Long-term maturities	$11,012,270

Maturities on the long-term obligations:

2005	$17,272,002
2006	3,553,487
2007	191,500
2008	202,761
Thereafter	7,064,522

AZUR INTERNATIONAL INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2005 and 2004

NOTE 9 - LOAN ACQUISITION COSTS

Loan acquisition costs consist of the following:

The Grand Shell Landing, Inc.	$180,038
Rio Vista mortgage	10,350
48 Hendricks, LLC	124,582
314,970
Less Accumulated Amortization	(72,825)
Total Loan Acquisition Costs	$242,145

Loan costs are amortized as follows:

The Grand Shell Landing, Inc.	60 months
Rio Vista	120 months
48 Hendricks, LLC	35 months

Amortization Expense for the three months ended March 31, 2005 totaled $ 78,825

NOTE 10 - COMMITMENTS & SUBSEQUENT EVENTS

A.The construction loan agreement secured by property held by 48 Hendricks, LLC has a credit line of $10,685,000. The current balance on the loan is $3,361,125.

B. The Company entered into an agreement to acquire up to 80% of the entity which owns 100% of the land surrounding Grand Shell Landing Golf Course in Mississippi.

NOTE 11 - ACQUISITION OF AIRTEK SAFETY LTD.

On February 24, 2005, the Company acquired 100% of the outstanding shares of Airtek Safety Limited (a United Kingdom company). Pursuant to the purchase agreement witht the shareholders of Airtek, Azur has agreed to pay 6.1 million pounds (approximately $11,224,000) on August 21, 2005. The shareholders have the option to acquire an aggregate of 3,741,533 shares of common stock in lieu of cash payment due. The shares of Airtek are being held in escrow pending payment of the purchase consideration. In the event that the Company defaults on its obligation, the agreement will be recinded and the escrowed shares will be returned to the Airtek shareholders.

EXHIBIT A

PLAN AND AGREEMENT TO EXCHANGE STOCK

by and among

NEW HARVEST CAPITAL CORPORATION,

and

AZUR INTERNATIONAL, INC.

Dated as of  ______, 2005

PLAN AND AGREEMENT TO EXCHANGE STOCK

THIS PLAN AND AGREEMENT TO EXCHANGE STOCK (this "Agreement") is made and entered into as of ______ , 2005, by and among NEW HARVEST CAPITAL CORPORATION, a Delaware corporation ("Harvest"), and AZUR INTERNATIONAL, INC., a Nevada corporation ("Azur").

WHEREAS, Azur and Harvest intend to effect a reorganization pursuant to Section 368(a)(1)(B) of the Code (as hereinafter defined) whereby Harvest will acquire all of the outstanding shares of stock of Azur from the shareholders of Azur (the “Azur Shareholders”) in exchange for newly issued shares of common stock of Harvest.

NOW, THEREFORE, for and in consideration of these premises and the mutual covenants, promises, agreements, representations and warranties set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Harvest and Azur hereby agree as follows:

ARTICLE I

THE SHARE EXCHANGE

SECTION 1.01 The Share Exchange. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Chapters 78 and 92A of the Nevada Revised Statutes (the “NRS”) and the General Corporation Law of the State of Delaware ("GCDL"), Harvest will acquire all of the outstanding shares of stock of Azur from the Azur Shareholders in exchange for validly issued, fully paid and nonassessable shares of common stock of Harvest, and, after giving effect to all of the transactions contemplated by this Agreement, (a) the Harvest shareholders and the Azur Shareholders will jointly own all of the issued and outstanding shares of Harvest and (b) Azur will be a wholly-owned subsidiary of Harvest (the "Share Exchange").

SECTION 1.02 Time and Place of Closing. The "Closing" shall mean the consummation of the exchange of Harvest Shares and the Azur Shares, as set forth in Article III, as well as the consummation of any other transactions which are contemplated by this Agreement to occur at Closing. Closing shall take place within three business days following the date upon which all of the conditions precedent contained in Articles VIII and IX of this Agreement have occurred and all regulatory matters have been complied with, at 10:00 a.m., local time, at the offices of Guzov Ofsink, LLC, 600 Madison Avenue, 14th Floor, New York, New York 10022, or at such other time and place as the parties may agree in writing. The date the Closing actually occurs is the "Closing Date."

SECTION 1.03 Effective Time. Subject to the provisions of this Agreement, the parties shall file Articles of Exchange in such form as is required by, and executed in accordance with, the relevant provisions of NRS 92A.200, and shall make all other filings required as soon as practicable on or after the Closing Date. The Share Exchange and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Share Exchange reflecting the Share Exchange is duly filed with the Secretary of State of the State of Nevada, or at such other time and date as Azur, Harvest, and the Azur Shareholders shall agree and as specified in the Articles of Share Exchange (the "Effective Time").

SECTION 1.04 Reverse Stock Split; Amendments to the Certificate of Incorporation of Harvest and Azur. (a) Prior to the Closing, Harvest will effect a 1-for-1,370 reverse split of its authorized and outstanding common stock so that Harvest will have approximately 100,000 shares of authorized common stock after the reverse split (the "Reverse Split"). Harvest shall use its best efforts to obtain the written consent of shareholders owning a majority of the shares of common stock of Harvest entitled to vote in favor of the Reverse Split, and shall timely comply with all applicable state and federal laws in connection with the shareholder consent, including the filing and mailing of a Schedule 14C pursuant to the Exchange Act to all shareholders as of the record date that did not provide Harvest with their written consent to the Reverse Split.

(b) At the Effective Time or as soon as practicable thereafter Harvest shall amend its Certificate of Incorporation to (i) change the name of Harvest to “Azur International, Inc.” and (ii) add the following provision:

“No director shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the Corporation’s directors to the corporation or its stockholders to the fullest extent permitted by Section 102 (b)(7) of the Delaware General Corporation Law, as amended from time to time. The Corporation shall indemnify to the fullest extent permitted by Sections 102 (b)(7) and 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Sections grant the corporation the power to indemnify.”

Harvest shall use its best efforts to obtain the written consent of shareholders owning a majority of the shares of common stock of Harvest entitled to vote in favor of the foregoing amendments, and shall timely comply with all applicable state and federal laws in connection with the shareholder consent, including the filing and mailing of a Schedule 14C pursuant to the Exchange Act to all shareholders as of the record date that did not provide Harvest with their written consent to such amendments. Such information statement may be the Information Statement/Proxy Statement/Prospectus to be contained in the Registration Statement on Form S-4 that Harvest shall file with the Securities and Exchange Commission (the “SEC”) in connection with the issuance of Harvest Common Stock pursuant to the Share Exchange.

(c) At the Effective Time or as soon as practicable thereafter Azur shall amend its Articles of Incorporation to change the name of Harvest to “Azur 2004, Inc.”

ARTICLE II

MANNER OF CONVERTING SHARES

SECTION 2.01 Share Exchange Consideration. Upon the terms and subject to the conditions of this Agreement, the Azur Shareholders shall receive, as consideration for the Share Exchange of all of the issued and outstanding shares of Azur's Common Stock, par value $.001 per share ("Azur Common Stock"), shares of the Common Stock, par value $.0001, of Harvest ("Harvest Common Stock"), such shares of Harvest Common Stock to be issuable at the Closing in accordance with the terms of this Agreement. At the Effective Time, all such shares of Harvest Common Stock shall be duly and validly issued, fully paid and nonassessable.

SECTION 2.02 Conversion of Shares. Subject to the provisions of this Article II, at the Effective Time, by virtue of the Share Exchange and without any action on the part of the parties hereto or the shareholders of any of the parties, each share of Azur Common Stock issued and outstanding at the Effective Time shall, by virtue of the Share Exchange and without any action on the part of the holder thereof, automatically be converted into .5 of a share of Harvest Common (the Exchange Ratio”). The Exchange Ratio shall not change as a result of fluctuations in the market price of Harvest Common Stock between the date of this Agreement and the Effective Time. The aggregate number of shares of Harvest Common Stock issued pursuant to this Section 2.02 shall be referred to as "Share Exchange Shares."

SECTION 2.03 Adjustments of Exchange Ratio. The Exchange Ratio shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Harvest Common Stock or Azur Common Stock), reorganization, recapitalization or other like change with respect to Harvest Common Stock or Azur Common Stock occurring after the date of this Agreement and prior to the Effective Time. Any such change for which a record date is established shall be deemed for the purposes of this Section 2.03 to have occurred on the record date. Notwithstanding the foregoing, the Exchange Ratio shall not be adjusted for any effects that the Reverse Split shall have on the Harvest Common Stock.

SECTION 2.04 Shares Held By Azur. Each share of Azur Common Stock held in treasury by Azur, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

SECTION 2.05 Fractional Shares. No certificates representing fractional shares of Harvest Common Stock will be issued as a result of the Share Exchange. Any fractional share interest to which an Exchanging Shareholder would otherwise be entitled to receive shall be rounded up to the nearest whole share.

ARTICLE III

EXCHANGE OF SHARES

SECTION 3.01 Exchange Agent. Harvest's transfer agent shall serve as the exchange agent (the "Exchange Agent") in the Share Exchange.

SECTION 3.02 Instructions to Exchange Agent. At or prior to the Effective Time, Harvest shall give instructions to the Exchange Agent concerning the issuance of such certificates representing the aggregate number of shares of Harvest Common Stock issuable pursuant to Section 2.02 in exchange for outstanding shares of Azur Common Stock.

SECTION 3.03 Exchange Procedures. Upon surrender of a certificate for cancellation to the Exchange Agent, together with a letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such certificate shall be entitled to receive in exchange therefor, a Harvest certificate representing that number of whole shares of Harvest Common Stock that such holder has the right to receive pursuant to the provisions of this Article III, and the certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.03, each certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the number of shares of Harvest Common Stock that the holder thereof has right to receive pursuant to the provisions of this Article III. No interest will be paid or will accrue on any cash payable to holders of certificates pursuant to the provisions of this Article.

Harvest shall not be obligated to deliver any Harvest Shares to any Azur Shareholder as a result of the Share Exchange until such Azur Shareholder surrenders his or her certificate or certificates representing the shares of Azur Common Stock for exchange as provided in this Article III or such holder provides an appropriate affidavit regarding loss of such certificate and an agreement of indemnification in favor of Harvest pursuant to Section 3.07 hereof.

SECTION 3.04 Rights of Former Azur Owners. At the Effective Time, the stock transfer books of Azur shall be closed and no transfer of Azur Common Stock by any such holder shall thereafter be made or recognized. Until surrendered in accordance with the provisions of Section 3.03 of this Agreement, each certificate theretofore representing shares of Azur Common Stock (other than shares to be canceled pursuant to Section 2.04 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 2.01 of this Agreement in exchange therefor.

SECTION 3.05 No Further Ownership Rights in Azur Stock All shares of Harvest Common Stock issued upon the surrender for exchange of shares of Azur Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Azur Common Stock, and there shall be no further registration of transfers on the records of Azur of shares of Azur Common Stock which were outstanding immediately prior to the Effective Time.

SECTION 3.06 No Liability. None of Harvest, Azur, the Exchange Agent or any party hereto shall be liable to any Person in respect of any shares of Harvest Common Stock properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

SECTION 3.07 Lost Certificates. If any certificate representing Azur Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by Harvest, the posting by such Person of a bond in such reasonable amount as Harvest may direct as indemnity against any claim that may be made against either of them with respect to such certificate, the transfer agent will issue in exchange for such lost, stolen or destroyed certificate the number of shares of Harvest Common Stock and unpaid dividends and distributions on shares of Harvest Common Stock deliverable in respect thereof, in each case pursuant to this Agreement.

SECTION 3.08 Withholding Rights. Harvest shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Harvest Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Harvest such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Azur Common Stock in respect of which such deduction and withholding was made by Harvest.

SECTION 3.09 Further Assurances. At and after the Effective Time, the officers and directors of Harvest shall be authorized to execute and deliver, in the name and on behalf of Azur, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Azur, any other actions and things to vest, perfect or confirm of record or otherwise in Azur, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Azur as a result of, or in connection with, the Share Exchange.

SECTION 3.10 No Fractional Shares. No certificates or scrip representing fractional shares of Harvest Common Stock shall be issued upon the surrender for exchange of certificates, no dividend or distribution of Harvest Common Stock shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Harvest. The procedure with respect to fractional shares is set forth in Section 2.05 hereof.

ARTICLE IV

FURTHER TERMS AND COVENANTS

SECTION 4.01 Azur Shareholder Approval. Azur shall (a) take all steps required by Chapter 78 of the NRS to obtain the approval of this Agreement by its shareholders at a special meeting of shareholders to be held as soon as reasonably practicable, (b) take all action required under the NRS with respect to the holders of Dissenting Shares, if any, and (c) in cooperation with Harvest mail to its shareholders a transmittal letter to be used by such shareholders in forwarding their certificates for surrender and exchange.

SECTION 4.02 Harvest Stockholder Approval. Harvest shall take all steps required by the Delaware General Corporation Law and the federal securities laws to obtain the of a majority of its shareholders in favor of this Agreement and the amendment of the Certificate of Incorporation of Harvest to change the name of the company to Azur International, Inc. upon consummation of the Share Exchange (the “Amendment”) and to notify the remaining shareholders of the approval of this Agreement and the Amendment.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF AZUR

Azur represents and warrants the following to Harvest:

SECTION 5.01 Organization, Authority and Capacity. Azur is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has the full corporate power and authority necessary to (a) execute, deliver and perform its obligations under this Agreement and the other documents and instruments to be executed and delivered by Azur pursuant to this Agreement (collectively, the "Share Exchange Documents") and (b) carry on its business as it has been and is now being conducted and to own and lease the properties and assets which it now owns or leases. Azur is duly qualified to do business and is in good standing in the jurisdictions set forth in Schedule 5.01, which includes, to its knowledge, every state of the United States in which the conduct of the business and the ownership of such properties and assets requires it to be so qualified.

SECTION 5.02 Authorization and Validity. The execution, delivery and performance of the Share Exchange Documents to be executed and delivered by Azur have been duly authorized by all necessary corporate action on the part of Azur. The Share Exchange Documents to be executed and delivered by Azur have been or will be, as the case may be, duly executed and delivered by Azur and constitute or will constitute the legal, valid and binding obligations of Azur, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors' rights generally, or as may be modified by a court of equity.

SECTION 5.03 Absence of Conflicting Agreements or Required Consents. Except as set forth on Schedule 5.03, the execution, delivery and performance by Azur of the Share Exchange Documents to be executed and delivered by Azur: (a) do not require the consent of or notice to any Authority or any other third party; (b) do not conflict with any provision of Azur's articles or certificate of incorporation or bylaws; (c) do not violate any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which Azur is subject or by which Azur or any of its respective properties are bound; (d) do not conflict with, constitute grounds for termination of, result in a breach of, or constitute a default under the terms of any agreement, instrument, license or permit to which Azur is a party or by which Azur or any of its properties are bound; and (e) will not create any lien, encumbrance or restriction upon any of the assets or properties of Azur.

SECTION 5.04 Governing Documents of Azur. True and correct copies of the organizational documents of Azur and all amendments thereto in effect on the date hereof have been or will be provided to Harvest. Harvest has been or will be provided with access to the minutes of Azur, and such minutes accurately reflect all proceedings of the board of directors of Azur (and all committees thereof) required to be reflected in such records through the date hereof.

SECTION 5.05 Capitalization of Azur. All authorized and outstanding shares of Azur Common Stock are accurately described on Schedule 5.05. All outstanding shares of Azur Common Stock are listed and held of record as indicated on Schedule 5.05 and all shares of outstanding Azur Common Stock have been duly and validly issued, and are fully paid and nonassessable. No shares of Azur Common Stock were issued in violation of preemptive rights of any past or present holder of any Azur Common Stock. Except as set forth on Schedule 5.05, there are no outstanding warrants, options, rights, calls or other commitments of any nature relating to Azur Common Stock and there are no outstanding securities of Azur convertible into or exchangeable for any Azur Common Stock. Except as set forth on Schedule 5.05, Azur is not obligated to issue or repurchase any Azur Common Stock for any reason and no person or entity has any right or privilege (whether preemptive or contractual) for the purchase, subscription or issuance of any unissued Azur Common Stock.

SECTION 5.06 Financial Statements. Attached hereto as Schedule 5.06(a), is the audited consolidated financial statements of Azur and its subsidiaries as of December 31, 2004 and for the year then ended, which reflect the results of operation and financial condition of Azur for such period and at such date (the "Azur Financial Statements"). Except as disclosed in Schedule 5.06(b), to the best of Azur's or the Azur Shareholders' knowledge, as of their respective dates (or if amended or superseded by a subsequent report created prior to the date of this Agreement, then as of the date of such subsequent report), the Azur Financial Statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as disclosed in Schedule 5.06(b), to the best of Azur's or the Azur Shareholders' knowledge, the Azur Financial Statements present fairly the financial position of Azur as of the dates indicated and present fairly the results of operations of Azur for the periods then ended, and are in accordance with the books and records of Azur, which are complete and correct in all material respects.

SECTION 5.07 Absence of Changes. Since December 31, 2004, Azur has conducted its business only in the ordinary course and has not, except as set forth in Schedule 5.07

(a) suffered any material adverse change in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations;

(b) paid, discharged or satisfied any material liability other than in the ordinary course of business;

(c) written off as uncollectible any account receivable other than in the ordinary course of business or suffered an impairment of any other asset (or is aware of any facts that would result in such write-off or impairment);

(d) compromised any debts, claims or rights or disposed of any of its properties or assets other than in the ordinary course of business;

(e) entered into any commitments or transactions not in the ordinary course of business involving aggregate value in excess of $25,000 or made aggregate capital expenditures or commitments in excess of $25,000;

(f) made any material change in any method of accounting or accounting practice;

(g) subjected any of its assets, tangible or intangible, to any Lien, encumbrance or restriction of any nature whatsoever, except for liens for current property taxes not yet due and payable;

(h) hired, committed to hire or terminated any employee other than in the ordinary course of business;

(i) except for payments, dividends or distributions consistent with past practices for prior periods, declared, set aside or made any payment, dividend or other distribution to any holder of Azur Common Stock or purchased, redeemed or otherwise acquired, directly or indirectly, any Azur Common Stock;

(j) terminated or amended any material contract, license or other instrument to which Azur is a party or suffered any loss or termination or threatened loss or termination of any existing business arrangement or material supplier, the termination or loss of which, in the aggregate, would have an Azur Material Adverse Effect;

(k) effected any change in its capital structure;

(l) (i) incurred, assumed or refinanced any Indebtedness other than in the ordinary course of business consistent with past practice, or (ii) made any loans, advances or capital contributions to, or investments in, any Person other than an Azur Subsidiary or any employee or officer, as a cash advance, in each case in the ordinary course of business and consistent with past practice;

(m) paid, discharged or satisfied any liability, obligation, or Lien other than payment, discharge or satisfaction of (i) Indebtedness as it matures and become due and payable or (ii) liabilities, obligations or Liens in the ordinary course of business consistent with past practice;

(n) changed any of the accounting or tax principles, practices or methods used by Azur, except as required by changes in applicable Tax Laws or changed reserve amounts or policies;

(o) (i) entered into any employment contract or other arrangement or made any change in the compensation payable or to become payable to any of the officers of Azur or Persons acting in a similar capacity or Affiliates in the ordinary course consistent with past practice, (ii) terminated or entered into or amended any employment, severance, consulting, termination or other agreement or employee benefit plan, and except for cash advances made in the ordinary course of business consistent with past practice, (iii) paid any bonuses payable or to become payable to any of the officers of Azur or Persons acting in a similar capacity or (iv) made any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

(p) (i) paid or made any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any Affiliate, officer, employee or Person acting in a similar capacity, or paid or agreed to pay or made any accrual or arrangement for payment to any Affiliate, officers, employees or Persons acting in a similar capacity of any amount relating to unused vacation days, except payments and accruals made in the ordinary course consistent with past practice, (ii) granted, issued, accelerated or accrued salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Affiliate, officer, employee, agent or consultant or Person acting in a similar capacity, whether past or present or (iii) amended in any material respect any such existing plan, agreement or arrangement to effect any of the foregoing;

(q) made any payments (other than regular compensation and cash advances payable to officers and employees or Persons acting in a similar capacity of Azur in the ordinary course consistent with past practice), loans, advances or other distributions, or enter into any transaction, agreement or arrangement with, the Azur Shareholders, any Azur Affiliates, officers, employees, agents, consultants or Persons acting in a similar capacity, stockholders of their Affiliates, associates or family members;

(r) settled or compromised any Tax liability or agreed to any adjustment of any Tax attribute or made any election with respect to Taxes;

(s) (i) made any change in its working capital practices generally, including accelerating any collections of cash or accounts receivable or deferring payments or (ii) failed to make timely accruals, including with respect to accounts payable and liabilities incurred in the ordinary course of business;

(t) failed to renew (at levels consistent with presently existing levels), terminated or amended or failed to perform any of its obligations or permitted any material default to exist or caused any material breach under, or entered into (except for renewals in the ordinary course of business consistent with past practice), any policy of insurance;

(u) except in the ordinary course of business consistent with past practice pursuant to appropriate confidentiality agreements, and except as required by any Law or any existing agreements set forth on Schedule 5.19 or as may be reasonably necessary to secure or protect intellectual or other property rights of Azur, provided any confidential information to any Person other than Harvest; or

(v) agreed, whether in writing or otherwise, to take any action described in this Section 5.07.

SECTION 5.08. No Undisclosed Liabilities. To the best of Azur's knowledge, Azur does not have any liabilities, other than those liabilities which have been adequately reflected in or provided for in the Azur Financial Statements or as shown on Schedule 5.08 hereto.

SECTION 5.09. Litigtion. Except as listed on Schedule 5.09 hereto and except for matters that are covered by Azur's insurance (taking into account any applicable limits on coverage), (a) there are no claims, lawsuits, actions, arbitrations, administrative or other proceedings pending (a "Claim") against Azur, or to the knowledge of Azur, no such matter is threatened, and there is no basis for any such action, (b) to the knowledge of Azur, there are no governmental or administrative investigations or inquiries pending that involve Azur, (c) there are no judgments against or consent decrees binding on Azur or its assets or which may have an adverse effect on, the business or goodwill of Azur; and (d) all Claims have been reported to the appropriate insurance carrier and, to the knowledge of Azur, Azur has not received a notice of denial of coverage or a reservation of rights. A list of all outstanding Claims against Azur is set forth on Schedule 5.15.

SECTION 5.10. No Violation of Law. Azur has not been or is not currently in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices, except for any such violations as would not individually or in the aggregate have an Azur Material Adverse Effect.

SECTION 5.11. Real and Personal Property.

(a) Schedule 5.11(a) sets forth a list of all items of material personal and mixed, tangible and intangible property, rights and assets owned or leased by Azur. Except as set forth on Schedule 5.11(a), Azur (i) has good and valid title to all of the personal and mixed, tangible and intangible property, rights and assets which it purports to own, including all the personal property and assets reflected in the Azur Financial Statements; and (ii) owns such rights, assets and personal property free and clear of all Liens, encumbrances or restrictions of any nature whatsoever (except for current year ad valorem taxes).

(b) Schedule 5.11(b) contains a true and correct description of all real property owned or leased by Azur, including all improvements located thereon. Except as set forth on Schedule 5.11(b), Azur has good and marketable title to all real property owned by it, free and clear of any Liens, encumbrances or restrictions of any nature whatsoever. Harvest has been furnished with true, correct and complete copies of all leases, deeds, easements and other documents and instruments concerning the matters listed on Schedule 5.11(b). No condemnation or similar actions are currently in effect or pending against any part of any real property owned or leased by Azur or, to the knowledge of Azur, no such action is threatened against any such real property. There are no encroachments, leases, easements, covenants, restrictions, reservations or other burdens of any nature which might impair in any material respect the use of any owned or leased real property in a manner consistent with past practices nor does any part of any building structure or any other improvement thereon encroach on any other property.

(c) The assets owned or leased by Azur (including all buildings and improvements in connection therewith) are in good operating condition and repair, ordinary wear and tear excepted, and such assets (together with any assets leased by Azur) include all rights, properties, interests in properties, and assets necessary to permit Azur to carry on its business as presently conducted following the Share Exchange.

SECTION 5.12. Contracts and Commitments.

(a) Schedule 5.12 contains a complete and accurate list of all contracts, agreements, commitments, instruments and obligations (whether written or oral, contingent or otherwise) of Azur of or concerning the following matters which involve (i) payments by or to Azur in excess of $25,000, (ii) performance by or for Azur of services or obligations the value of which is in excess of $25,000, or (iii) performance by or for Azur of services or obligations for greater than 90 days (the "Azur Agreements"):

(i) the lease (as lessee or lessor) or license (as licensee or licensor) of any real or personal property (tangible or intangible);

(ii) the employment or engagement of any officer, director, employee, consultant or agent;

(iii) any relationship with any Azur Shareholder, or any person or entity affiliated with or related to any Azur Shareholder or any officer, director, employee, consultant or agent of Azur;

(iv) any arrangement limiting the freedom of Azur to compete in any manner in any line of business;

(v) any arrangement that could reasonably be anticipated to have an Azur Material Adverse Effect;

(vi) any arrangement not in the ordinary course of business;

(vii) any power of attorney, whether limited or general, granted by or to Azur;

(viii) any agreements relating to the making of any loan or advance by Azur;

(ix) any agreements providing for the indemnification by Azur of any Person;

(x) any agreements with any Authority except those entered into in the ordinary course of business which are not material to Azur;

(xi) any broker, distributor, dealer or representative or agency agreements pursuant to which Azur made payments in excess of $25,000 during the preceding fiscal year;

(xii) any agreements (including settlement agreements) currently in effect pursuant to which Azur licenses the right to use any Intellectual Property to any Person or from any Person (other than license agreements related to off-the-shelf software products);

(xiii) any confidentiality agreements entered into by Azur during the period commencing three years prior to the date hereof pursuant to which confidential information has been provided to a third party or by which Azur was restricted from providing information to third parties, other than confidentiality agreements entered into in the normal course of business;

(xiv) any voting trust or similar agreements relating to any of the ownership interests in Azur to which any of the Azur Shareholders or Azur is a party;

(xv) any joint venture, partnership or similar documents or agreements; and

(xvi) any agreement that materially limits or purports to materially limit the ability of Azur to own, operate, sell, transfer, pledge or otherwise dispose of any assets.

(b) Azur has delivered or will deliver to Harvest true and complete copies of all Azur Agreements. Except as indicated on Schedule 5.12, the Azur Agreements are valid and enforceable in accordance with their terms (except to the extent limited by equitable principles or bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally) and there is not under any of such contracts (i) any existing or claimed default by Azur or event which with the notice or lapse of time, or both, would constitute a default by Azur or (ii) to the knowledge of Azur, any existing or claimed default by any other party or event which with notice or lapse of time, or both, would constitute a default by any such party. Except as indicated on Schedule 5.12, the continuation validity and enforceability of the Azur Agreements will not be affected by the Share Exchange and the Share Exchange will not result in a breach of, or default under, or require the consent of any other party to any of the Azur Agreements. Except as set forth on Schedule 5.12, there is no actual or, to the knowledge of Azur, threatened, termination, cancellation or limitation of any Azur Agreements that would have an Azur Material Adverse Effect. To the knowledge of Azur, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the Azur Agreements.

SECTION 5.13. Employment and Labor Matters.

(a) Schedule 5.13(a) sets forth (i) the number of full-time and part-time employees of Azur and (ii) the name and compensation paid to each employee of or consultant to Azur who currently receives or has received salary, benefits and bonuses for the two most recently ended fiscal years in excess of $50,000.

(b) To the best of its knowledge, Azur is in compliance in all material respects with all applicable laws respecting employment and employment practices,terms and conditions of employment, wages and hours, occupational safety and health, including the National Labor Relations Act, the Immigration Reform and Control Act of 1986, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Americans With Disabilities Act, the Fair Labor Standards Act, ERISA, the Occupational Safety and Health Act, the Family Medical Leave Act, and any other law, ordinance or regulation respecting the terms and conditions of employment, including authorization to work in the United States, equal employment opportunity (including prohibitions against discrimination, harassment, and retaliation), payment of wages, hours of work, occupational safety and health, and labor practices.

(c) Except as disclosed on Schedule 5.13(c),

(i) there are no charges, governmental audits, investigations, administrative proceedings or complaints concerning Azur's employment practices pending or, to the knowledge of Azur, threatened before any federal, state or local agency or court, and, to the knowledge of Azur, no basis for any such matter exists;

(ii) Azur is not a party to any union or collective bargaining agreement, and, to the knowledge of Azur, no union attempts to organize the employees of Azur have been made, nor are any such attempts now threatened; and

(iii) there are no pending or, to the knowledge of Azur, threatened, material claims by any current or former employee of Azur or any employment-related claims or investigations by any Authority, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding compliance with federal, state or local wage and hour laws, audits by the Office of Federal Contractor Compliance Programs, complaints of sexual harassment or any other form of unlawful harassment, discrimination, or retaliation.

SECTION 5.14. Employee Benefit Matters. Schedule 5.14 attached hereto sets forth a description of all "Employee Welfare Benefit Plans" and "Employee Pension Benefit Plans" (as defined in Sections 3(1) and 3(2), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) existing on the date hereof that are or have been maintained or contributed to by Azur. Except as listed on Schedule 5.14, Azur does not maintain any retirement or deferred compensation plan, savings, incentive, stock option or stock purchase plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangement for any employee, consultant or agent of Azur, whether pursuant to contract, arrangement, custom or informal understanding, which do not constitute an "Employee Benefit Plan" (as defined in Section 3(3) of ERISA), for which Azur may have any ongoing material liability after Closing. Azur does not maintain nor has it ever contributed to any Multi-Employer Plan as defined by Section 3(37) of ERISA. Azur does not currently maintain any Employee Pension Benefit Plan subject to Title IV of ERISA. There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Pension Benefit Plan or Employee Welfare Benefit Plan maintained by Azur as to which Azur has been a party. As to any employee pension benefit plan listed on Schedule 5.14 and subject to Title IV of ERISA, there have been no reportable events (as such term is defined in Section 4043 of ERISA).

SECTION 5.15. Insurance Policies. Attached hereto as Schedule 5.15 is a list of all insurance policies of Azur setting forth with respect to each policy the name of the insurer, a description of the policy, the dollar amount of coverage, the amount of the premium, the date through which all premiums have been paid, and the expiration date. Each insurance policy relating to the insurance referred to in Schedule 5.15 is in full force and effect, is valid and enforceable, and Azur is not in breach of or in default under any such policy. All policies listed on Schedule 5.15 will be outstanding and duly in force at the Closing Date, the premiums payable in respect of such policies have been paid or will be paid in full prior to the closing date, and none of such policies provide for any retrospective premium adjustment or other experience based liability on the part of Azur. Azur has not received any notice of or any reason to believe that there is or has been any actual, threatened, or contemplated termination or cancellation of any insurance policy relating to the said insurance. Azur has not since inception (a) been denied or had revoked, canceled or rescinded any policy of insurance, or (b) self insured against any risk ordinarily insured against by similar businesses. Schedule 5.15 contains a true, correct and complete list and summary of all claims which have been made under each insurance policy relating to the said insurance. Azur has not failed to give any notice or to present any claim under any insurance policy in a due and timely fashion, and to the best of its knowledge, all insurable risks are adequately covered by insurance except for any exposure occasioned by lack of Directors' and Officers' insurance coverage.

SECTION 5.16. Taxes. Except as set forth on Schedule 5.16, Azur has filed or obtained filing extensions for all tax returns, federal, state, county, and local, including payroll taxes, required to be filed by it, and Azur has paid or established adequate reserves (in accordance with generally accepted accounting principles) for the payment of all taxes shown to be due by such returns as well as all other taxes, assessments, and governmental charges which have become due or payable, including, without limitation, all taxes which Azur is obligated to withhold from amounts owing to employees, creditors, and third parties. The federal income tax returns of Azur have never been audited by the Internal Revenue Service and no state income or sales tax returns of Azur have been audited. No deficiency assessment with respect to or proposed adjustment of
Azur's federal, state, county, or local taxes, including payroll taxes, is pending or, to the best of Azur's knowledge, threatened. There is no tax lien, whether imposed by any federal, state, county, or local taxing authority, outstanding against the assets, properties, or business of Azur (other than liens for taxes not yet due and payable). Neither Azur nor any of its shareholders have ever filed a consent pertaining to Azur pursuant to Section 341(f) of the IRC (as hereinafter defined), relating to collapsible corporations.

SECTION 5.17. Interested Transactions. Except as provided on Schedule 5.17, Azur is not a party to any contract, loan or other transaction with any Azur Shareholder nor does Azur have any direct or indirect interest in or affiliation with any Azur Shareholder to any such contract, loan or other transaction. No Azur Shareholder is an employee, consultant, partner, principal, director or owner of, or has any other direct or indirect interest in or affiliation with, any person or business entity that is engaged in a business that competes with or is similar to the business of Azur.

SECTION 5.18. Intellectual Property.

(a) Attached hereto as Schedule 5.18 is a true, correct and complete list of all of Azur's patents, trademarks, trade names, or trademark or trade name registrations, domain name registrations, service marks, and copyrights or copyright registrations (the "Proprietary Rights"). All of Azur's Proprietary Rights are valid, enforceable, in full force and effect and free and clear of any and all security interests, liens, pledges and encumbrances of any nature or kind. Azur has not infringed upon and are not infringing upon any patent, trademark, trade name, or trademark or trade name registration, service mark, copyright, or copyright registration of any other Person.

(b) No trade secret or confidential know-how material to the business of Azur as currently operated has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects Azur's proprietary interests in and to such trade secrets and confidential know-how, and other than disclosures to employees, officers, directors, agents, attorneys, accountants, consultants, independent contractors or other representatives of Azur, each of whom is obligated (by contract, employment policy, cannons of ethics or the like) to maintain the confidentiality of such information.

(c) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Harvest or any of its successors to own, use, license or sublicense any of the Intellectual Property currently owned, used, licensed or sublicensed by Azur nor will it require the consent of any Authority or third party in respect of any such Intellectual Property and no present or former employee, or officer of Azur has any right, title or interest, directly or indirectly, in whole or in part, in any Intellectual Property.

SECTION 5.19. Brokerage. Except as disclosed on Schedule 5.19, neither Azur, nor any Exchanging Shareholder has employed any broker, finder, advisor, consultant or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from Azur, or from Harvest or its Affiliates, upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. Such fee shall be borne by the Azur Shareholders and not by Azur or Harvest.

SECTION 5.20. Statements True and Correct. No representation or warranty made herein by Azur nor in any statement, certificate or instrument to be furnished to Harvest by Azur pursuant to any Share Exchange Document, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary, in light of the circumstances under which it was made, to make these statements contained herein and therein not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF HARVEST

Harvest hereby represents and warrants to Azur as follows:

SECTION 6.01. Organization, Authority and Capicity. Harvest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Harvest has the full power and authority necessary to (a) execute, deliver and perform its obligations under the Share Exchange Documents to be executed and delivered by it, and (b) carry on its business as it has been and is now being conducted and to own and lease the properties and assets which it now owns or leases. Harvest is duly qualified to do business and is in good standing in the jurisdictions set forth on Schedule 6.01, which includes, to its knowledge, every state of the United States in which the conduct of the business and the ownership of such properties and assets requires it to be so qualified.

SECTION 6.02. Authorization and Validity. The execution, delivery and performance of the Share Exchange Documents to be executed and delivered by Harvest have been duly authorized by all necessary corporate action by Harvest. The Share Exchange Documents to be executed and delivered by Harvest have been or will be, as the case may be, duly executed and delivered by Harvest and constitute or will constitute the legal, valid and binding obligations of Harvest, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors' rights generally, or as may be modified by a court of equity.

SECTION 6.03. Absence of Conflicting Agreements or Required Consents. Except as set forth on Schedule 6.03, the execution, delivery and performance by Harvest of the Share Exchange Documents to be executed and delivered by it: (a) do not require the consent of or notice to any Authority or any other third party; (b) will not conflict with any provision of Harvest's articles or certificate of incorporation or bylaws; (c) do not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which Harvest is a party or by which Harvest or any of its respective properties are bound; (d) do not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any Harvest Material Agreement; and (e) will not create any lien, encumbrance or restriction upon any of the assets or properties of Harvest.

SECTION 6.04. Governing Documents. True and correct copies of the organizational documents and all amendments thereto of Harvest and copies of the bylaws of Harvest have been provided to Azur. Azur has previously been provided with access to Harvest's minutes, and such minutes accurately reflect all proceedings of the shareholders and board of directors of Harvest (and all committees thereof).

SECTION 6.05. Capitalization. The authorized capital stock of Harvest consists of 300,000,000 shares of Harvest Common Stock and 5,000,000 shares of Harvest Preferred Stock. As of the date of this Agreement, Harvest has __________ shares of Harvest Common Stock and no shares of Preferred Stock issued and outstanding. All issued and outstanding shares of Harvest Common Stock have been duly and validly issued, and are fully paid and non-assessable. Except as set forth in Schedule 6.05, there are no outstanding warrants, options, rights, calls or other commitments of any nature relating to shares of capital stock of Harvest, no outstanding securities convertible into or exchangeable for shares of capital stock of Harvest, and, Harvest is not obligated to issue or repurchase any of its shares of capital stock for any reason and no person or entity has any right or privilege (whether preemptive or contractual) for the purchase, subscription or issuance of any unissued shares of capital stock of Harvest. Except as set forth in Schedule 6.05 or the Certificate of Incorporation, as amended, of Harvest, Harvest has no obligation or right (contingent or other) to purchase, redeem, or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any other distribution in respect thereof. Except as set forth in Schedule 6.05, there are no voting trusts or agreements nor any preemptive rights relating to any outstanding securities of Harvest (whether or not Harvest is a party thereto). No shares of Harvest Common Stock are held in Harvest's treasury. All outstanding securities of Harvest were issued in compliance with all applicable federal and state securities laws. All Harvest Common Stock to be issued in connection with the Share Exchange will be duly and validly issued, fully paid and nonassessable.

SECTION 6.06. Reports and Finanial Statements. Prior to the closing, Harvest shall complete, file and make available to Azur (including through the SEC's EDGAR system) true and complete copies of Harvest's Annual Report on Form 10-KSB filed with the SEC for the fiscal year ended April 30, 2005 (the “Harvest 2005 10-KSB”). To the best of Harvest's knowledge, the audited consolidated financial statements included in the Harvest 2005 10-KSB (including any related notes and schedules) complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto) and fairly presented the financial position of Harvest as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended.

SECTION 6.07. Absence of Changes. Since April 30, 2005, Harvest has conducted its business only in the ordinary course and has not, except as set forth in the 2005 10-KSB or Schedule 6.07:

(a) suffered any material adverse change in its working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations;

(b) paid, discharged or satisfied any material liability other than in the ordinary course of business;

(c) written off as uncollectible any account receivable other than in the ordinary course of business or suffered an impairment of any other asset (or is aware of any facts that would result in such write-off or impairment);

(d) compromised any debts, claims or rights or disposed of any of its properties or assets other than in the ordinary course of business;

(e) entered into any commitments or transactions not in the ordinary course of business involving aggregate value in excess of $25,000 or made aggregate capital expenditures or commitments in excess of $25,000;

(f) made any material change in any method of accounting or accounting practice;

(g) subjected any of its assets, tangible or intangible, to any Lien, encumbrance or restriction of any nature whatsoever, except for liens for current property taxes not yet due and payable;

(h) hired, committed to hire or terminated any employee other than in the ordinary course of business;

(i) except for payments, dividends or distributions consistent with past practices for prior periods, declared, set aside or made any payment, dividend or other distribution to any holder of Harvest Common Stock or purchased, redeemed or otherwise acquired, directly or indirectly, any Harvest Common Stock;

(j) terminated or amended any material contract, license or other instrument to which Harvest is a party or suffered any loss or termination or threatened loss or termination of any existing business arrangement or material supplier, the termination or loss of which, in the aggregate, would have a Harvest Material Adverse Effect;

(k) effected any change in its capital structure;

(l) (i) incurred, assumed or refinanced any Indebtedness other than in the ordinary course of business consistent with past practice, or (ii) made any loans, advances or capital contributions to, or investments in, any Person other than an Harvest Subsidiary or any employee or officer as a cash advance, in each case in the ordinary course of business and consistent with past practice;

(m) paid, discharged or satisfied any liability, obligation, or Lien other than payment, discharge or satisfaction of (i) Indebtedness as it matures and becomes due and payable or (ii) liabilities, obligations or Liens in the ordinary course of business consistent with past practice;

(n) changed any of the accounting or tax principles, practices or methods used by Harvest, except as required by changes in applicable Tax Laws or changed reserve amounts or policies;

(o) (i) entered into any employment contract or other arrangement or made any change in the compensation payable or to become payable to any of the officers of Harvest or Persons acting in a similar capacity or Affiliates in the ordinary course consistent with past practice, (ii) terminated or entered into or amended any employment, severance, consulting, termination or other agreement or employee benefit plan, and except for cash advances made in the ordinary course of business consistent with past practice, (iii) paid any bonuses payable or to become payable to any of the officers of Harvest or Persons acting in a similar capacity or (iv) made any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

(p) (i) paid or made any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any Affiliate, officer, employee or Person acting in a similar capacity, or paid or agreed to pay or made any accrual or arrangement for payment to any Affiliate, officers, employees or Persons acting in a similar capacity of any amount relating to unused vacation days, except payments and accruals made in the ordinary course consistent with past practice, (ii) granted, issued, accelerated or accrued salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Affiliate, officer, employee, agent or consultant or Person acting in a similar capacity, whether past or present or (iii) amended in any material respect any such existing plan, agreement or arrangement to effect any of the foregoing;

(q) made any payments (other than regular compensation and cash advances payable to officers and employees or Persons acting in a similar capacity of Harvest in the ordinary course consistent with past practice), loans, advances or other distributions, or enter into any transaction, agreement or arrangement with, the Harvest Shareholders, any Harvest Affiliates, officers, employees, agents, consultants or Persons acting in a similar capacity, stockholders of their Affiliates, associates or family members;

(r) settled or compromised any Tax liability or agreed to any adjustment of any Tax attribute or made any election with respect to Taxes;

(s) (i) made any change in its working capital practices generally, including accelerating any collections of cash or accounts receivable or deferring payments or (ii) failed to make timely accruals, including with respect to accounts payable and liabilities incurred in the ordinary course of business;

(t) failed to renew (at levels consistent with presently existing levels), terminated or amended or failed to perform any of its obligations or permitted any material default to exist or caused any material breach under, or entered into (except for renewals in the ordinary course of business consistent with past practice), any policy of insurance;

(u) except in the ordinary course of business consistent with past practice pursuant to appropriate confidentiality agreements, and except as required by any Law or as may be reasonably necessary to secure or protect intellectual or other property rights of Harvest, provided any confidential information to any Person other than Harvest; or

(v) agreed, whether in writing or otherwise, to take any action described in this Section 6.07.

SECTION 6.08. No Undisclosed Liabiities. To the best of Harvest's knowledge, Harvest does not have any Liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) Liabilities or obligations reflected in the 2005 10-KSB, (b) Liabilities incurred in the ordinary course of business since April 30, 2005, or (c) Liabilities or obligations that would not, individually or in the aggregate, have a Harvest Material Adverse Effect.

SECTION 6.09. Litigation. Except as listed on Schedule 6.09 hereto and except for matters that are covered by Harvest's insurance (taking into account any applicable limits on coverage), (a) there are no claims, lawsuits, actions, arbitrations, administrative or other proceedings pending (a "Claim") against Harvest, or to the knowledge of Harvest, no such matter is threatened, and there is no basis for any such action, (b) to the knowledge of Harvest, there are no governmental or administrative investigations or inquiries pending that involve Harvest, (c) there are no judgments against or consent decrees binding on Harvest or its assets or which may have an adverse effect on, the business or goodwill of Harvest; and (d) all Claims have been reported to the appropriate insurance carrier and, to the knowledge of Harvest, Harvest has not received a notice of denial of coverage or a reservation of rights. A list of all outstanding Claims against Harvest is set forth on Schedule 6.15.

SECTION 6.10. No Violation of Law. The business of Harvest has not been and is not currently in violation of any local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body except (a) as described in the 2005 10-KSB and (b) for violations that would not, individually or in the aggregate, have a Harvest Material Adverse Effect.

SECTION 6.11. Real and Personal Property.

(a) Schedule 6.11(a) sets forth a list of all items of material personal and mixed, tangible and intangible property, rights and assets owned or leased by Harvest. Except as set forth on Schedule 6.11(a), Harvest (i) has good and valid title to all of the personal and mixed, tangible and intangible property, rights and assets which it purports to own, including all the personal property and assets reflected in the Harvest Financial Statements; and (ii) owns such rights, assets and personal property free and clear of all Liens, encumbrances or restrictions of any nature whatsoever (except for current year ad valorem taxes).

(b) Schedule 6.11(b) contains a true and correct description of all real property owned or leased by Harvest, including all improvements located thereon. Except as set forth on Schedule 6.11(b), Harvest has good and marketable title to all real property owned by it, free and clear of any Liens, encumbrances or restrictions of any nature whatsoever. Azur has been furnished with true, correct and complete copies of all leases, deeds, easements and other documents and instruments concerning the matters listed on Schedule 6.11(b). No condemnation or similar actions are currently in effect or pending against any part of any real property owned or leased by Harvest or, to the knowledge of Harvest, no such action is threatened against any such real property. There are no encroachments, leases, easements, covenants, restrictions, reservations or other burdens of any nature which might impair in any material respect the use of any owned or leased real property in a manner consistent with past practices nor does any part of any building structure or any other improvement thereon encroach on any other property.

(c) The assets owned or leased by Harvest (including all buildings and improvements in connection therewith) are in good operating condition and repair, ordinary wear and tear excepted, and such assets (together with any assets leased by Harvest) include all rights, properties, interests in properties, and assets necessary to permit Harvest to carry on its business as presently conducted following the Share Exchange.

SECTION 6.12. Contracts and Commitments.

(a) Schedule 6.12 contains a complete and accurate list of all contracts, agreements, commitments, instruments and obligations (whether written or oral, contingent or otherwise) of Harvest of or concerning the following matters which involve (i) payments by or to Harvest in excess of $25,000, (ii) performance by or for Harvest of services or obligations the value of which is in excess of $25,000, or (iii) performance by or for Harvest of services or obligations for greater than 90 days (the "Harvest Agreements"):

(i) the lease (as lessee or lessor) or license (as licensee or licensor) of any real or personal property (tangible or intangible);

(ii) the employment or engagement of any officer, director, employee, consultant or agent;

(iii) any relationship with any Harvest Shareholder, or any person or entity affiliated with or related to any Harvest Shareholder or any officer, director, employee, consultant or agent of Harvest;

(iv) any arrangement limiting the freedom of Harvest to compete in any manner in any line of business;

(v) any arrangement that could reasonably be anticipated to have a Harvest Material Adverse Effect;

(vi) any arrangement not in the ordinary course of business;

(vii) any power of attorney, whether limited or general, granted by or to Harvest;

(viii) any agreements relating to the making of any loan or advance by Harvest;

(ix) any agreements providing for the indemnification by Harvest of any Person;

(x) any agreements with any Authority except those entered into in the ordinary course of business which are not material to Harvest;

(xi) any broker, distributor, dealer or representative or agency agreements pursuant to which Harvest made payments in excess of $25,000 during the preceding fiscal year;

(xii) any agreements (including settlement agreements) currently in effect pursuant to which Harvest licenses the right to use any Intellectual Property to any
Person or from any Person (other than license agreements related to off-the-shelf software products);

(xiii) any confidentiality agreements entered into by Harvest during the period commencing three years prior to the date hereof pursuant to which confidential information has been provided to a third party or by which Harvest was restricted from providing information to third parties, other than confidentiality agreements entered into in the normal course of business;

(xiv) any voting trust or similar agreements relating to any of the ownership interests in Harvest to which any of the Harvest Shareholders or Harvest is a party;

(xv) any joint venture, partnership or similar documents or agreements; and

(xvi) any agreement that materially limits or purports to materially limit the ability of Harvest to own, operate, sell, transfer, pledge or otherwise dispose of any assets.

(b) Harvest has delivered or will deliver to Azur true and complete copies of all Harvest Agreements. Except as indicated on Schedule 6.12, the Harvest Agreements are valid and enforceable in accordance with their terms (except to the extent limited by equitable principles or bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally) and there is not under any of such contracts (i) any existing or claimed default by Harvest or event which with the notice or lapse of time, or both, would constitute a default by Harvest or (ii) to the knowledge of Harvest, any existing or claimed default by any other party or event which with notice or lapse of time, or both, would constitute a default by any such party. Except as indicated on Schedule 6.12, the continuation, validity and enforceability of the Harvest Agreements will not be affected by the Share Exchange and the Share Exchange will not result in a breach of, or default under, or require the consent of any other party to any of the Harvest Agreements. Except as set forth on Schedule 6.12, there is no actual or, to the knowledge of Harvest, threatened termination, cancellation or limitation of any Harvest Agreements that would have a Harvest Material Adverse Effect. To the knowledge of Harvest, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the Harvest Agreements.

SECTION 6.13. Employment and Labor Matters.

(a) Schedule 6.13(a) sets forth (i) the number of full-time and part-time employees of Harvest and (ii) the name and compensation paid to each employee of or consultant to Harvest who currently receives or has received salary, benefits and bonuses for the two most recently ended fiscal years in excess of $50,000.

(b) To the best of its knowledge, Harvest is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, including the National Labor Relations Act, the Immigration Reform and Control Act of 1986, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Americans With Disabilities Act, the Fair Labor Standards Act, ERISA, the Occupational Safety and Health Act, the Family Medical Leave Act, and any other law, ordinance or regulation respecting the terms and conditions of employment, including authorization to work in the United States, equal employment opportunity (including prohibitions against discrimination, harassment, and retaliation), payment of wages, hours of work, occupational safety and health, and labor practices.

(c) Except as disclosed on Schedule 6.13(c),

(i) there are no charges, governmental audits, investigations, administrative proceedings or complaints concerning Harvest's employment practices pending or, to the knowledge of Harvest, threatened before any federal, state or local agency or court, and, to the knowledge of Harvest, no basis for any such matter exists;

(ii) Harvest is not a party to any union or collective bargaining agreement, and, to the knowledge of Harvest, no union attempts to organize the employees of Harvest have been made, nor are any such attempts now threatened; and

(iii) there are no pending or, to the knowledge of Harvest, threatened material claims by any current or former employee of Harvest or any employment-related claims or investigations by any Authority, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding compliance with federal, state or local wage and hour laws, audits by the Office of Federal Contractor Compliance Programs, complaints of sexual harassment or any other form of unlawful harassment, discrimination, or retaliation.

SECTION 6.14. Employee Benefit Matters. There are no "Employee Welfare Benefit Plans" or "Employee Pension Benefit Plans" (as defined in Sections 3(1) and 3(2), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) existing on the date hereof that are or have been maintained or contributed to by Harvest. Harvest does not maintain any retirement or deferred compensation plan, savings, incentive, stock option or stock purchase plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangement for any employee, consultant or agent of Harvest, whether pursuant to contract, arrangement, custom or informal understanding, which do not constitute an "Employee Benefit Plan" (as defined in Section 3(3) of ERISA), for which Harvest may have any ongoing material liability after Closing. Harvest does not maintain nor has it ever contributed to any Multi-Employer Plan as defined by Section 3(37) of ERISA. Harvest does not currently maintain any Employee Pension Benefit Plan subject to Title IV of ERISA.

SECTION 6.15. Insurance Policies. Attached hereto as Schedule 6.15 is a list of all insurance policies of Harvest setting forth with respect to each policy the name of the insurer, a description of the policy, the dollar amount of coverage, the amount of the premium, the date through which all premiums have been paid, and the expiration date. Each insurance policy relating to the insurance referred to in Schedule 6.15 is in full force and effect, is valid and enforceable, and Harvest is not in breach of or in default under any such policy. All policies listed on Schedule 6.15 will be outstanding and duly in force at the Closing Date, the premiums payable in respect of such policies have been paid or will be paid in full prior to the closing date, and none of such policies provide for any retrospective premium adjustment or other experience based liability on the part of Harvest. Harvest has not received any notice of or any reason to believe that there is or has been any actual, threatened, or contemplated termination or cancellation of any insurance policy relating to the said insurance. Harvest has not since inception (a) been denied or had revoked, canceled or rescinded any policy of insurance, or (b) self insured against any risk ordinarily insured against by similar businesses. Schedule 6.15 contains a true, correct and complete list and summary of all claims which have been made under each insurance policy relating to the said insurance. Harvest has not failed to give any notice or to present any claim under any insurance policy in a due and timely fashion, and to the best of its knowledge, all insurable risks are adequately covered by insurance except for any exposure occasioned by lack of Directors' and Officers' insurance coverage.

SECTION 6.16. Taxes. Except as set forth on Schedule 6.16, Harvest has filed or obtained filing extensions for all tax returns, federal, state, county, and local, including payroll taxes, required to be filed by it, and Harvest has paid or established adequate reserves (in accordance with generally accepted accounting principles) for the payment of all taxes shown to be due by such returns as well as all other taxes, assessments, and governmental charges which have become due or payable, including, without limitation, all taxes which Harvest is obligated to withhold from amounts owing to employees, creditors, and third parties. The federal income tax returns of Harvest have never been audited by the Internal Revenue Service and no state income or sales tax returns of Harvest have been audited. No deficiency assessment with respect to or proposed adjustment of Harvest's federal, state, county, or local taxes, including payroll taxes, is pending or, to the best of Harvest's knowledge, threatened. There is no tax lien, whether imposed by any federal, state, county, or local taxing authority, outstanding against the assets, properties, or business of Harvest (other than liens for taxes not yet due and payable). Neither Harvest nor any of its shareholders have ever filed a consent pertaining to Harvest pursuant to Section 341(f) of the IRC (as hereinafter defined), relating to collapsible corporations.

SECTION 6.17. Interested Transactions. Except as provided on Schedule 6.17, Harvest is not a party to any contract, loan or other transaction with any Harvest Shareholder nor does Harvest have any direct or indirect interest in or affiliation with any Harvest Shareholder to any such contract, loan or other transaction. No Harvest Shareholder is an employee, consultant, partner, principal, director or owner of, or has any other direct or indirect interest in or affiliation with, any person or business entity that is engaged in a business that competes with or is similar to the business of Harvest.

SECTION 6.18. Intellectual Property.

(a) Attached hereto as Schedule 6.18 is a true, correct and complete list of all of Harvest's patents, trademarks, trade names, or trademark or trade name registrations, domain name registrations, service marks, and copyrights or copyright registrations (the "Proprietary Rights"). All of Harvest's Proprietary Rights are valid, enforceable, in full force and effect and free and clear of any and all security interests, liens, pledges and encumbrances of any nature or kind. Harvest has not infringed upon and are not infringing upon any patent, trademark, trade name, or trademark or trade name registration, service mark, copyright, or copyright registration of any other Person.

(b) No trade secret or confidential know-how material to the business of Harvest as currently operated has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects Harvest's proprietary interests in and to such trade secrets and confidential know-how, and other than disclosures to employees, officers, directors, agents, attorneys, accountants, consultants, independent contractors or other representatives of Harvest, each of whom is obligated (by contract, employment policy, cannons of ethics or the like) to maintain the confidentiality of such information.

(c) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Harvest or any of its successors to own, use, license or sublicense any of the Intellectual Property currently owned, used, licensed or sublicensed by Harvest nor will it require the consent of any Authority or third party in respect of any such Intellectual Property and no present or former employee, or officer of Harvest has any right, title or interest, directly or indirectly, in whole or in part, in any Intellectual Property.

SECTION 6.19. Brokerage. Except as disclosed on Schedule 6.20, Harvest has not employed any broker, finder, advisor, consultant or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from Harvest, or from Azur or its Affiliates, upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. Such fee shall be borne by Harvest.

SECTION 6.20. Subsidiaries. Harvest does not have any subsidiaries and does not, directly or indirectly, own a controlling interest in any corporation, partnership, joint venture or other entity.

SECTION 6.21. Statements True and Correct. No representation or warranty made herein by Harvest, nor in any statement, certificate or instrument to be furnished to Azur or the Azur Shareholders by Harvest pursuant to any Share Exchange Document, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary, in light of the circumstances under which it was made, to make these statements contained herein and therein not misleading.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01. Access to Information. From the date of this Agreement through the Closing Date, Azur will afford the officers and authorized representatives of Harvest access during regular business hours and upon reasonable notice to Azur's properties, books and records that may relate to or concern the Share Exchange and will furnish such parties with such additional financial, operating and other information as to the business and properties of Azur as such parties may from time to time reasonably request. Such parties shall also be allowed access, upon reasonable notice, to consult with the officers, employees, accountants, counsel and agents of Azur in connection with such investigation of the properties and business of Azur. In addition, from the date of this Agreement through the Closing Date, Harvest will afford the officers and authorized representatives of Azur access during regular business hours and upon reasonable notice to all of Harvest's properties, books and records that may relate to or concern the Share Exchange and will furnish such parties with such additional financial, operating and other information as to the business and properties of Harvest as such parties may from time to time reasonably request. Such parties shall also be allowed access, upon reasonable notice, to consult with the officers, employees, accountants, counsel and agents of Harvest in connection with such investigation of the properties and business of Harvest. In each case, such access or investigation shall be subject to Section 7.07.

SECTION 7.02. Sale of Shares.

(a) The Harvest Common Stock to be issued in the Share Exchange will be issued by Harvest pursuant to an effective registration statement under the Securities Act.

SECTION 7.03. Affirmative Covenants of Azur. From the date hereof until the earlier of the Effective Time or the termination of this Agreement, Azur covenants and agrees that, unless the prior written consent of Harvest shall have been obtained, and except as otherwise expressly contemplated herein, Azur shall:

(a) operate its business only in the usual, regular, and ordinary course of business, consistent with past practices;

(b) use reasonable commercial efforts to preserve intact its business organization, licenses, permits, government programs, private programs and customers;

(c) use reasonable commercial efforts to retain the services of its employees, agents and consultants on terms and conditions not less favorable than those existing prior to the date hereof and to ensure that there are no material or adverse changes to employee relations;

(d) keep and maintain its assets in their present condition, repair and working order, except for normal depreciation and wear and tear, and maintain its insurance, rights and licenses;

(e) pay all accounts payable of Azur in accordance with past practice and collect all accounts receivable in accordance with past practice;

(f) consult with Harvest prior to undertaking any new business opportunity outside the ordinary course of business and not undertake such new business opportunity without the prior written consent of Harvest;

(g) perform in all material respects all obligations under agreements relating to or affecting its assets, properties or rights;

(h) keep in full force and effect present insurance policies or other comparable insurance coverage; and

(i) notify Harvest of (i) any event or circumstance which has caused or constituted, or is reasonably likely to have an Azur Material Adverse Effect or would cause or constitute, a breach of any of the representations, warranties or covenants contained herein by Azur or the Azur Shareholders; or (ii) any material change in the normal course of business or in the operation of the assets, and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings, budget meetings or submissions involving Azur or any material property of Azur. Azur agrees to keep Harvest fully informed of such events and to permit Harvest's representatives prompt access to all materials prepared in connection therewith.

SECTION 7.04. Negative Covenants of Azur. From the date hereof until the earlier of the Effective Time or the termination of this Agreement, Azur covenants and agrees that it will not do any of the following without the prior written consent of Harvest:

(a) take any action which would (i) adversely affect the ability of any party to the Share Exchange Documents to obtain any consents required for the transactions contemplated thereby, or (ii) adversely affect the ability of any party hereto to perform its covenants and agreements under the Share Exchange Documents;

(b) amend any of its organizational or governing documents;

(c) incur any additional debt obligation or other obligation for borrowed money, except in the ordinary course of the business of Azur consistent with past practices, or impose, or suffer the imposition, on any asset of Azur of any lien or permit any such lien to exist;

(d) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any Azur Common Stock, or declare or pay any dividend or make any other distribution in respect of Azur Common Stock;

(e) other than pursuant to the Share Exchange Documents, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional Azur Common Stock or any rights with respect to any Azur Common Stock;

(f) purchase or acquire any assets or properties, whether real or personal, tangible or intangible, or sell or dispose of any assets or properties, whether real or personal, tangible or intangible, except in the ordinary course of business and consistent with past practices;

(g) adjust, split, combine or reclassify any Azur Common Stock or issue or authorize the issuance of any other securities in respect of or in substitution for Azur Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration;

(h) take any action, or omit to take any action, which would cause any of the representations and warranties contained in Article V to be untrue or incorrect; and

(i) shall not agree, in writing or otherwise, to take any of the foregoing actions or take any action that would result in any of the conditions to the Share Exchange not being satisfied, or, except as otherwise allowed hereunder, that could reasonably be expected to prevent, impede, interfere with or significantly delay the transactions contemplated hereby.

SECTION 7.05. Affirmative Covenants of Harvest. From the date hereof until the earlier of the Effective Time or the termination of this Agreement, Harvest covenants and agrees that, unless the prior written consent of Azur shall have been obtained, and except as otherwise expressly contemplated herein, Harvest shall:

(a) use reasonable commercial efforts to preserve intact its business organization, licenses, permits, government programs, private programs and customers; and

(b) notify Azur of (i) any event or circumstance which has caused or constituted, or is reasonably likely to have a Harvest Material Adverse Effect or would cause or constitute, a breach of any of Harvest's representations, warranties or covenants contained herein; or (ii) any material change in the normal course of business or in the operation of Harvest's assets, and of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or adjudicatory proceedings.

SECTION 7.06. Negative Covenants of Harvest. From the date hereof until the earlier of the Effective Time or the termination of this Agreement, Harvest covenants and agrees that Harvest, will not do any of the following without the prior written consent of Azur:

(a) take any action which would (i) adversely affect the ability of any party to the Share Exchange Documents to obtain any consents required for the transactions contemplated thereby, or (ii) adversely affect the ability of any party hereto to perform its covenants and agreements under the Share Exchange Documents;

(b) take any action, or omit to take any action, which would cause any of the representations and warranties contained in Article VI to be untrue or incorrect.

SECTION 7.07. Confidentiality. Harvest and Azur agree that each shall hold in confidence any confidential information about the other that it has received, or hereafter receives, pursuant to any provision of this Agreement under circumstances indicating the confidentiality of such information unless (a) such information shall have been publicly disclosed other than as a result of any wrongful action by the recipient of such information or (b) the recipient of such information independently develops or is aware of such information.

SECTION 7.08. Public Announcements. Harvest and Azur will consult with each other before issuing any press releases or otherwise making any public statements or filings with governmental entities with respect to this Agreement or the transactions contemplated hereby and shall not issue any press releases or make any public statements or filings with governmental entities prior to such consultation and shall modify any portion thereof if the other party objects thereto, unless the same may be required by applicable law.

SECTION 7.09. Filings With State Offices. Upon the terms and subject to the conditions of this Agreement, Azur and Harvest shall execute and file Articles of Exchange with the Secretary of State of the State of Nevada in connection with the Closing.

SECTION 7.10. Conditions to Closing. Azur and Harvest agree to use their commercially reasonable best efforts to satisfy the closing conditions set forth in Articles VIII and IX of this Agreement within three (3) business days after all regulatory matters have been complied with.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF HARVEST

The obligation of Harvest to consummate the Share Exchange is subject to the satisfaction or written waiver, at or prior to Closing, of each of the following conditions:

SECTION 8.01. Representations and Warranties. The representations and warranties of Azur set forth in this Agreement, or any document or instrument delivered to Harvest hereunder, shall be true and correct in all material respects as of the Effective Time with the same force and effect as if such representations and warranties had been made at and as of the Effective Time, except with respect to any of such representations and warranties referring to a state of facts existing on a specified date prior to the Closing Date, it shall be sufficient if at the Effective Time such representation and warranty continues to describe accurately the state of facts existing on the date so specified; provided, however, that Azur shall have five days to cure any such material breach of a representation or warranty (it being agreed that such five day period shall commence as to such breach upon Harvest becoming aware thereof and that disclosure of a matter subsequent to the date hereof shall not constitute a cure).

SECTION 8.02. Performance; Covenants. All of the terms, covenants and conditions of the Share Exchange Documents to be complied with or performed by Azur at or prior to Closing shall have been complied with and performed in all material respects including, but not limited to, the delivery of the following documents:

(a) A good standing certificate regarding Azur, certified by the Secretary of State of Nevada and the respective Secretaries of State of all states where Azur is qualified to do business, dated within 30 business days of the Closing;

(b) A certificate dated as of the Closing Date signed by the duly authorized officers of Azur certifying that the representations and warranties of Azur set forth herein are true and correct in all material respects as of the Effective Time and that Azur and each of the Azur Shareholders have fulfilled all of the conditions of this Article VIII;

(c) Written consents of all third parties necessary for the consummation of the transactions contemplated by the Share Exchange Documents;

(d) Resolutions duly adopted by Azur’s Board of Directors approving the execution, delivery and performance of this Agreement and the consummation of the Share Exchange, certified by an appropriate officer of Azur; and

(e) All books and records of Azur, including all corporate and other records, minute books, stock record books, stock registers, books of accounts, contracts, agreements and such other documents or certificates as shall be reasonably requested by Harvest, which the parties acknowledge will at the Closing be located at the corporate offices of Azur.

SECTION 8.03. Necessary Consents and Approvals. Harvest and Azur shall have obtained all licenses, consents and permits, provided all notices, and all waiting periods required by Law, shall have expired, necessary in order for Harvest and Azur to consummate the Share Exchange.

SECTION 8.04. No Material Adverse Change. There shall not have occurred an Azur Material Adverse Effect between the date hereof and the Effective Time or a material change in the financial condition of Azur as represented in the Azur Financial Statements and the Schedules attached to this Agreement.

SECTION 8.05. No Injuction, etc. No action, proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency, or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, arises out of, this Agreement or the consummation of the Share Exchange, or which is related to or arises out of the business or operations of Azur, if such action, proceeding, investigation or legislation, in the reasonable judgment of Harvest or its counsel, would make it inadvisable to consummate such transactions. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable efforts to remove any such order, decree or injunction.

SECTION 8.06. Azur Shareholder Approval. This Agreement and all other documents and instruments to be delivered in connection herewith, shall have been approved by the Azur Shareholders.

SECTION 8.07. Articles of Exchange. Azur shall have executed and delivered to Harvest the Articles of Exchange to be filed with the Secretary of State of the State of Nevada in connection with the Share Exchange.

SECTION 8.08. Tax-Free Share Exchange. The Parties are reasonably satisfied that as of the Closing Date, the transactions contemplated by the Share Exchange will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

SECTION 8.09. Registration Statement Effective. The Registration Statement on Form S-4 covering the issuance of the Harvest Common Stock to be issued to the Azur Shareholders in the Share Exchange shall have been declared effective by the SEC and the effectiveness of such registration statement shall not have been suspended.

ARTICLE IX

CONDITIONS TO OBLIGATIONS OF AZUR AND AZUR SHAREHOLDERS

The obligations of Azur and the Azur Shareholders to close the Share Exchange are subject to the satisfaction or waiver, at or prior to Closing, of each of the following conditions:

SECTION 9.01. Representations and Warranties. The representations and warranties of Harvest set forth in this Agreement, or any document or instrument delivered to any party hereunder, shall be true and correct in all material respects as of the Effective Time with the same force and effect as if such representations and warranties had been made at and as of the Effective Time, except with respect to any of such representations and warranties referring to a state of facts existing at a specified date prior to the Closing Date, it shall be sufficient if at the Effective Time such representation and warranty continues to describe accurately in all material respects the state of facts existing on the date so specified; provided, however, that Harvest shall have five days to cure any such material breach of a representation or warranty (it being agreed that such five day period shall commence as to such breach upon Azur becoming aware thereof and that disclosure of a matter subsequent to the date hereof shall not constitute a cure).

SECTION 9.02. Performance; Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by Harvest at or prior to the Closing shall have been complied with and performed in all material respects, including, but not limited to delivery of the following documents:

(a) A good standing certificate regarding Harvest certified by the Secretary of State of the State of Delaware, dated within 30 days prior to Closing;

(b) A certificate dated as of the Closing Date signed by a duly authorized officer of Harvest certifying that the representations and warranties of Harvest set forth herein are true and correct in all material respects as of the Effective Time and that Harvest has fulfilled all of the conditions of this Article; and

(c) Resolutions duly adopted by the Board of Directors of Harvest approving the execution, delivery and performance of this Agreement and the consummation of the Share Exchange, certified by an appropriate officer of Harvest;

SECTION 9.03. Necessary Consents and Approvals. Harvest and Azur shall have obtained all licenses, consents and permits, provided all notices, and all waiting periods required by Law, shall have expired, necessary in order for Harvest and Azur to consummate the Share Exchange.

SECTION 9.04. No Material Adverse Change. There shall not have occurred a Harvest Material Adverse Effect between the date hereof and the Effective Time.

SECTION 9.05. No Injunction, etc. No action, proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency, or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, arises out of, this Agreement or the consummation of the Share Exchange, or which is related to or arises out of the business or operations of Harvest, if such action, proceeding, investigation or legislation, in the reasonable judgment of Azur or its counsel, would make it inadvisable to consummate such transactions. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable efforts to remove any such order, decree or injunction.

SECTION 9.06. Articles of Exchange. Harvest shall have executed and delivered to Azur the articles of exchange to be filed with the Secretary of State of the State of Nevada in connection with the Share Exchange.

SECTION 9.07. Tax-Free Share Exchange. The Parties are reasonably satisfied that as of the Closing Date, the transactions contemplated by the Share Exchange will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

SECTION 9.08. Harvest Shareholder Approval. Harvest shall have taken all steps required by the GCDL and the federal securities laws to obtain the consent of a majority of its shareholders in favor of the Amendment and to notify the remaining shareholders of the Amendment.

SECTION 9.09. Registration Statement Effective. The Registration Statement on Form S-4 covering the issuance of the Harvest Common Stock to be issued to the Azur Shareholders in the Share Exchange shall have been declared effective by the SEC and the effectiveness of such registration statement shall not have been suspended.

ARTICLE X

TERMINATION

SECTION 10.01. Right of Termination. This Agreement and the Share Exchange may be terminated at any time prior to the Closing Date:

(a) By the mutual written consent of Harvest and Azur.

(b) by either Harvest or Azur if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the exchange of stock and such order, judgment or decree shall have become final and nonappealable; provided that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the completion of the Closing to occur on or before such date; or

(c) by Harvest if there has been (i) a material breach of any covenant or agreement or of a representation or warranty herein on the part of Azur which has not been cured, or adequate assurance (acceptable to Harvest in its sole discretion) of cure given, in either case, within fifteen (15) business days following receipt of notice of such breach; or

(d) by Azur if (i) there has been a material breach of any covenant or agreement or of a representation or warranty herein on the part of Harvest which has not been cured, or adequate assurance (acceptable to Azur in its sole discretion) of cure given, in either case, within fifteen (15) business days following receipt of notice of such breach or (ii) at Closing Harvest shall not be listed on the Over-the-Counter Bulletin Board; or

(e) by either Harvest or Azur (and the Azur Shareholders) if either of such party's due diligence investigation has disclosed the existence of (i) any matter relating to the other party or its business that is materially and adversely (to the investigating party) at variance with those matters theretofore disclosed to the investigating party, or (ii) any matter which, in the investigating party's reasonable judgment, (A) indicates a material adverse change in the condition, assets or prospects of the other party, or (B) would make it inadvisable to consummate the exchange of stock and other transactions contemplated by this Agreement.

SECTION 10.02. Effect of Termination. In the event of termination in accordance with this Article X, this Agreement shall become void and of no further force or effect, without any liability on the part of any of the parties hereto or their respective owners, directors, officers or employees, except the obligations of each party to preserve the confidentiality of documents, certificates and information furnished to such party pursuant thereto and for any obligation or liability of any party based on or arising from any breach or default by any such party with respect to his or its particular representations, warranties, covenants or agreements, as to his or its particular actions or inactions, contained in the Share Exchange Documents.

ARTICLE XI

SURVIVAL OF TERMS; INDEMNIFICATION

SECTION 11.01. INDEMNIFICATION BY HARVEST. Harvest shall defend, indemnify and hold harmless Azur and the Azur Shareholders and their respective heirs, personal and legal representatives, guardians, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including attorneys' and experts' fees and court costs) of every kind and nature arising out of, resulting from or in connection with any misrepresentation or omission or breach by Harvest of any representation or warranty contained in this Agreement.

SECTION 11.02. Indemnification by Azur. Azur shall defend, indemnify and hold harmless Harvest and its respective representatives, successors and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs and expenses (including attorneys' and experts' fees and court costs) of every kind and nature arising out of, resulting from, or in connection with any misrepresentation or omission or breach by Azur of any representation or warranty contained in this Agreement.

ARTICLE XII

MISCELLANEOUS PROVISIONS

SECTION 12.01. Notices.

(a) Any notice sent in accordance with the provisions of this Section 12.01 shall be deemed to have been received (even if delivery is refused or unclaimed) on the date which is: (i) the date of proper posting, if sent by certified U.S. mail or by express U.S. mail or private overnight courier; or (ii) the date on which sent, if sent by facsimile transmission, with confirmation and with the original to be sent by certified U.S. mail, addressed as follows:

If to Azur:	Azur International, Inc.
101 NE 3rd Avenue, Suite 1220
Fort Lauderdale, Florida 33301
Attention: Albert Lazo, Esq.
Facsimile: 954-763-1516

If to Harvest:	New Harvest Capital Corporation
101 NE 3rd Avenue, Suite 1220
Fort Lauderdale, Florida 33301
Attention: Donald Winfrey
Facsimile: 954-763-1516

(b) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 12.01.

SECTION 12.02. Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including any fees of brokers, finders investment bankers or other agents or incurred to obtain a fairness opinion.

SECTION 12.03. Further Assurances. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

SECTION 12.04. Waiver. Any failure on the part of any party to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

SECTION 12.05. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of all other parties.

SECTION 12.06. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns. This Agreement shall survive the Closing and not be merged therein.

SECTION 12.07. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 12.08. Entire Agreement. This Agreement and the Exhibits, Schedules, certificates and other documents delivered pursuant hereto or incorporated herein by reference, contain and constitute the entire agreement among the parties and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties relating to the transactions contemplated by this Agreement. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

SECTION 12.09. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable conflicts of Laws, except that all matters concerning corporate governance and the procedure for and effect of the Share Exchnage shall be governed by the laws of the States of Nevada, in the case of Azur, and Delaware, in the case of Harvest. The Agreement are severable and the invalidity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision.

SECTION 12.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 12.11. Brokers and Finders. Except as set forth on Schedule 12.11, neither Azur, on the one hand, nor Harvest, on the other hand, has employed or otherwise incurred in any manner any liability for any brokerage fees, agents commissions or finder's fees concerning the transactions contemplated hereby.

SECTION 12.12. Schedules and Exhibits. All Schedules and Exhibits attached to this Agreement are by reference made a part hereof. All Schedules will be attached to this Agreement prior to the Closing. All Exhibits will be attached to this Agreement within five (5) after this Agreement is signed by all parties.

SECTION 12.13. Enforcement of Agreement. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Azur hereby agrees that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by it and that in addition to all other remedies available to Harvest, Harvest shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

ARTICLE XIII

CERTAIN DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

"Affiliate" shall mean, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person, (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent or more of the equity or voting securities, (c) any Person that holds, of record or beneficially, five percent or more of the equity or voting securities of such Person, (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person's affairs, (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person, or (f) any director, officer, partner or individual holding a similar position in respect of such Person.

"Agreement" shall mean this Plan and Agreement to Exchange Stock.

"Authority" shall mean any governmental, regulatory or administrative body, agency, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory agency, arbitrator authority, whether international, national, federal, state or local.

"Claim" shall have the meaning set forth in Section 5.09.

"Closing Date" shall have the meaning set forth in Section 1.02.

"Closing" shall mean the meaning set forth in Section 1.02.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"GCDL" shall mean the General Corporation Law of the State of Delaware.

"Effective Time" shall have the meaning set forth in Section 1.03.

"ERISA" shall mean the Employee Retirement Security Act of 1974, as amended.

"Exchange Agent" shall have the meaning set forth in Section 3.01.

"Exchange Ratio" shall have the meaning set forth in Section 2.02.

"Intellectual Property" shall mean all letters patent, patent applications, inventions upon which patent applications have not yet been filed, trade names, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, copyrights and copyright registrations and applications, both domestic and foreign, owned, possessed or used by a Party.

"Knowledge" or "known," "to the knowledge of," or similar references shall mean the actual knowledge of any of the directors, officers or managerial personnel of Azur with respect to the matter in question, and such knowledge as any of the directors, officers or managerial personnel of Azur reasonably should have obtained upon diligent investigation and inquiry into the matter in question.

"Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance (including, without limitation, any easement, right-of-way, zoning or similar restriction or title defect), lien (statutory or other) or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction).

"Azur" shall mean Azur International, Inc., a Nevada corporation.

"Azur Agreements" shall have the meaning set forth in Section 5.12.

"Azur Common Stock" shall mean the Common Stock, par value $.001 per share, of Azur.

"Azur Material Adverse Effect" shall have mean a material adverse effect on (a) Azur's ability to perform its obligations under the Share Exchange Documents to be executed and delivered by it or (b) the assets, results of operations or prospects of Azur taken as a whole.

"Person" shall mean any corporation, partnership, joint venture, Azur, syndicate, organization, association, trust, entity, joint stock Azur, unincorporated organization, Authority or natural person.

"Harvest" shall mean New Harvest Capital Corporation, a Delaware corporation.

"Harvest Common Stock" shall mean the common stock, $.0001 par value, of Harvest.

"Harvest Material Adverse Effect" shall mean a material adverse effect on (a) Harvest's ability to perform its obligations under the Share Exchange Documents to be executed and delivered by it or, (b) the assets, results of operations or prospects of Harvest and its Subsidiaries taken as a whole.

"SEC" shall mean the Securities and Exchange Commission.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Share Exchange" shall have the meaning set forth in Section 1.01.

"Share Exchange Documents" shall have the meaning set forth in Section 5.01.

"Shareholders" shall mean all of the holders of Azur Common Stock.

"Subsidiary" shall mean any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly.

"Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

"Tax" shall mean any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and "Taxes" means any or all of the foregoing collectively.

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

IN WITNESS WHEREOF, each of the Parties has caused this Plan and Agreement to Exchange Stock to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

NEW HARVEST CAPITAL CORPORATION

By
Name
Title

AZUR INTERNATIONAL, INC.

By
Name
Title

EXHIBIT B

NEVADA APPRAISAL RIGHTS STATUTE

NRS 92A.300 DEFINITIONS. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

NRS 92A.305 "BENEFICIAL STOCKHOLDER" DEFINED. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

NRS 92A.310 "CORPORATE ACTION"DEFINED. "Corporate action" means the action of a domestic corporation.

NRS 92A.315 "DISSENTER" DEFINED. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

NRS 92A.320 "FAIR VALUE" DEFINED. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

NRS 92A.325 "STOCKHOLDER" DEFINED. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

NRS 92A.330 "STOCKHOLDER OF RECORD" DEFINED. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

NRS 92A.335 "SUBJECT CORPORATION" DEFINED. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

NRS 92A.340 COMPUTATION OF INTEREST. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

NRS 92A.350 RIGHTS OF DISSENTING PARTNER OF DOMESTIC LIMITED PARTNERSHIP. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

NRS 92A.360 RIGHTS OF DISSENTING MEMBER OF DOMESTIC LIMITED-LIABILITY COMPANY. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

NRS 92A.370 RIGHTS OF DISSENTING MEMBER OF DOMESTIC NONPROFIT CORPORATION.

1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in CHAPTER 704 OF NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

NRS 92A.380 RIGHT OF STOCKHOLDER TO DISSENT FROM CERTAIN CORPORATE ACTIONS AND TO OBTAIN PAYMENT FOR SHARES.

1. Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

(a) Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if his shares are to be acquired in the plan of exchange.

(c) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

NRS 92A.390 LIMITATIONS ON RIGHT OF DISSENT: STOCKHOLDERS OF CERTAIN CLASSES OR SERIES; ACTION OF STOCKHOLDERS NOT REQUIRED FOR PLAN OF MERGER.

1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

(a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

(b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

(1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

(I) The surviving or acquiring entity; or

(II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

(2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

NRS 92A.400 LIMITATIONS ON RIGHT OF DISSENT: ASSERTION AS TO PORTIONS ONLY TO SHARES REGISTERED TO STOCKHOLDER; ASSERTION BY BENEFICIAL STOCKHOLDER.

1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

(a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

(b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

NRS 92A.410 NOTIFICATION OF STOCKHOLDERS REGARDING RIGHT OF DISSENT.

1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

NRS 92A.420 PREREQUISITES TO DEMAND FOR PAYMENT FOR SHARES.

1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b) Must not vote his shares in favor of the proposed action.

2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

NRS 92A.430 DISSENTER'S NOTICE: DELIVERY TO STOCKHOLDERS ENTITLED TO ASSERT RIGHTS; CONTENTS.

1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.440 DEMAND FOR PAYMENT AND DEPOSIT OF CERTIFICATES; RETENTION OF RIGHTS OF STOCKHOLDER.

1. A stockholder to whom a dissenter's notice is sent must:

(a) Demand payment;

(b) Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

(c) Deposit his certificates, if any, in accordance with the terms of the notice.

2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

NRS 92A.450 UNCERTIFICATED SHARES: AUTHORITY TO RESTRICT TRANSFER AFTER DEMAND FOR PAYMENT; RETENTION OF RIGHTS OF STOCKHOLDER.

1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

NRS 92A.460 PAYMENT FOR SHARES: GENERAL REQUIREMENTS.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the corporation's registered office is located; or

(b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

(b) A statement of the subject corporation's estimate of the fair value of the shares;

(c)An explanation of how the interest was calculated;

(d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

(e) A copy of NRS 92A.300 to 92A.500, inclusive.

NRS 92A.470 PAYMENT FOR SHARES: SHARES ACQUIRED ON OR AFTER DATE OF DISSENTER'S NOTICE.

1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

NRS 92A.480 DISSENTER'S ESTIMATE OF FAIR VALUE: NOTIFICATION OF SUBJECT CORPORATION; DEMAND FOR PAYMENT OF ESTIMATE.

1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

NRS 92A.490 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: DUTIES OF SUBJECT CORPORATION; POWERS OF COURT; RIGHTS OF DISSENTER.

1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

NRS 92A.500 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: ASSESSMENT OF COSTS AND FEES.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

Exhibit C

[FORM OF PROXY FOR HOLDERS OF AZUR COMMON STOCK]

AZUR INTERNATIONAL, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON , 2005

THE UNDERSIGNED HEREBY APPOINTS [ ] AND [ ], EACH WITH POWER TO ACT WITHOUT THE OTHER AND WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, AS PROXIES TO VOTE, AS DESIGNATED HEREIN, ALL STOCK OF AZUR INTERNATIONAL, INC. OWNED BY THE UNDERSIGNED AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD AT ______________________________ ON     ,              , 2005, AT       A.M., LOCAL TIME, AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, UPON THE MATTER SET FORTH ON THE REVERSE SIDE OF THIS PROXY, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, AND ANY SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX. SEE REVERSE SIDE. YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

(CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE)

AZUR INTERNATIONAL, INC.

PLEASE MARK VOTE IN THE BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE FOLLOWING PROPOSAL:

1.	To adopt the Plan and Agreement to	For	Against	Abstain
	Exchange Stock by and between New Harvest Capital Corporation	☐	☐	☐
and Azur International, Inc., dated as of ____________, and
approve the transaction contemplated thereby in which all of the outstanding shares of Azur common stock will be
converted into the right to receive a number of shares of
New Harvest common stock based on the exchange ratio of one
shares of New Harvest common stock for each two shares of
Azur common stock

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR THE ADOPTION OF THE SHARE EXCHANGE AGREEMENT AND APPROVAL OF THE SHARE EXCHANGE AND, IN THE DISCRETION OF THE PROXY HOLDERS, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

C-1

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THIS PROXY CARD PROMPTLY.

If you plan to attend the Special Meeting, please mark this box: ☐

Date:

_______________________________, 2005

____________________________________
(SIGNATURE)

____________________________________
(SIGNATURE)

Please sign exactly as your name appears hereon and mail this proxy in the enclosed envelope. Joint owners should each sign. When signing as attorney, administrator, executor, guardian or trustee, please give your full title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If executed by a partnership, please sign in the partnership name by an authorized person.

TO VOTE BY MAIL:

– Mark, sign and date your proxy card.
– Return your proxy card in the postage-paid envelope provided.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

C-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

Azur

Article X of the Restated Articles of Incorporation of Azur eliminate the personal liability of each director of Azur for monetary damages incurred for any breach of duty as a director. However, this does not apply to any liability of a director for any action for which the Nevada Corporation Law proscribes this limitation.

Article IX of the Restated Articles of Incorporation of Azur provides that Azur shall indemnify any director who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, judicial, administrative or investigative, by reason of the fact that the director is or was serving at the request of Azur as a director or officer or member of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him/her in connection with such action, suit or proceeding, including any appeal thereof, if he/she acted in good faith or in a manner he/she reasonably believed to be in, or not opposed to, the best interests of Azur, and with respect to any criminal action or proceeding, if he/she had no reasonable cause to believe his/her conduct was unlawful. However, with respect to any action by or in the right of Azur to procure a judgment in its favor, no indemnification shall be made in respect of any claim, issue or matter as to which such person is adjudged liable for negligence or misconduct in the performance of his/her duty to Azur unless, and only to the extent that, the court in which such action or suit was brought determines, on application, that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity in view of all of the circumstances of the case.

Article VIII, Section 3 of Azur’s By-laws also provides for indemnification of directors, officers, agents and employees of Azur under certain conditions.

Pursuant to the provisions of Nevada Revised Statutes 78.751, Azur shall indemnify its directors, officers and employees as follows: Every director, officer, or employee of Azur shall be indemnified by Azur against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been a director, officer, employee or agent of Azur or is or was serving at the request of Azur as a director, officer, employee or agent of Azur, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of Azur.  Azur shall provide to any person who is or was a director, officer, employee or agent of Azur or is or was serving at the request of Azur as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable law.

Harvest

Reference is made to Section 145 of the DGCL, which provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a “derivative action”)), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Item 21.     Exhibits and Financial Statement Schedules

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of Hotyellow98.com, Inc. (n/k/a Azur International, Inc.).*

3.2.	By-laws of Union Chemical Corp. (n/k/a Azur International, Inc.).*

3.3	Certificate of Incorporation of Harvest, dated August 28, 1985.*

3.4	Amendment to the Certificate of Incorporation of Harvest, filed November 22, 1985.*

3.5	Certificate of Renewal of Harvest filed August 3, 2000.*

3.6	By-laws of Harvest.*

4.1	Warrant to Purchase 100, 000 shares of Common Stock of Azur issued to Lippert/Heilshorn & Associates, Inc. *

4.2	Warrant to Purchase 4,093,708 shares of Common Stock of Azur issued to Newpoint Advisors LLC.*

5.1	Opinion of Guzov Ofsink, LLC with respect to the validity of the shares of Harvest being offered.**

10.1	Stock Exchange Agreement dated as of January 23, 2004 between the shareholders of Mingo Bay Development Corp. (“Mingo Bay”) and Azur.*

10.2	Form of Plan and Agreement to Exchange Stock among Harvest and Azur. Incorporated by reference to Exhibit A to the Information Statement/Proxy Statement/Prospectus contained in this Registration Statement.

10.3	Partnership Interest Purchase Agreement dated November 26, 2003 between Naranjo Family Limited Partnership (“NFLP”), Randy Herscovici (“Herscovici”) and Mingo Bay.*

10.4	Partnership Interest Purchase Agreement dated February 5, 2004 between NFLP, Herscovici and Mingo Bay.*

10.5	Membership Interest Purchase Agreement dated November 26, 2003 between NFLP, Herscovici, Navarro Family Limited Partnership (“Navarro’) and Mingo Bay.*

10.6	Membership Interest Purchase Agreement dated February 10, 2004 between NFLP, Herscovici, Navarro and Mingo Bay.*

10.7	Amended Operating Agreement of 48 Hendricks, LLC.*

10.8	Real Estate Partnership Agreement (Rio Vista), dated August 25, 2002.*

10.9	Purchase and Sale Agreement dated May 26, 2004 among Shell Landing Golf LLC, The Grand Shell Landing Golf, LLC and Richards & Polansky, P.A.*

10.10	Addendum to Purchase and Sale Agreement, dated September 27, 2004 between Shell Landing Golf LLC, The Grand Shell Landing Golf, LLC.*

10.11	Addendum to Purchase and Sale Agreement, dated November 7, 2004 between Shell Landing Golf LLC, The Grand Shell Landing Golf, LLC.*

10.12	Addendum to Purchase and Sale Agreement, dated November 12, 2004 between Shell Landing Golf LLC, The Grand Shell Landing Golf, LLC.*

10.13	Indemnity Agreement dated November 17, 2004 among The Grand Shell Landing, Inc., Carl Crawford (“Crawford”) and Azur.*

10.14	Warranty Deed from Shell Landing Golf, LLC to The Grand Shell Landing, Inc.*

10.15	Purchase Money Promissory Note in the principal amount of $1,600,000 dated November 17, 2004 from The Grand Shell Landing, Inc. and Crawford to the order of Shell Landing Golf, LLC.*

10.16	Employment Agreement dated July 12, 2005 between Azur and Jeffrey Grene.*

10.17	Promissory Note in the principal amount of $6,400,000 dated November 17, 2004 from The Grand Shell Landing, Inc. to the order of Textron Financial Corporation (“Textron”) .*

10.18	Assignment of Leases, Rents and Contracts from The Grand Shell Landing, Inc. to Textron.*

10.19	Deed of Trust, Security Agreement and Fixture Filing dated as of November 17, 2004 from The Grand Shell Landing, Inc. to Textron.*

10.20	Stock Exchange Agreement dated November 16, 2004 between Crawford and Azur.*

10.21	Put Option Agreement dated November 16, 2004 between Crawford and Azur.*

10.22	Escrow Agreement dated November 16, 2004 between Crawford, Azur and Stephen Burrow.*

10.23	Design Contract dated July 20, 1999 among Shell Landing Development, Inc. and McIntyre Golf Development and Love Enterprises and Associates, Inc. and Davis Love III.*

10.24	Letter, dated November 10, 2004 from Love Enterprises and Associates, Inc. to The Grand Shell Landing, Inc.*

10.25	Convertible Secured Promissory Note dated December 29, 2004 in the principal amount of $3,000,000 from Azur to Efficient Management Co. and amendment thereto.*

10.26	Promissory Note dated March 8, 2005 in the principal amount of $100,000 from Azur to Stepping Stones Partners, L.P. *

10.27	Loan Agreement dated February 14, 2005 between Azur and Live Oak Investments Group, LLC (“Live Oak”).*

10.28	Promissory Note dated February 14, 2005 in the principal amount of $700,000 from Azur to Live Oak.*

10.29	Stock Purchase Agreement dated February 24, 2005 between Azur and the shareholders of Airtek Safety Limited (the “Airtek Shareholders”).*

10.30	Escrow Agreement dated February 24, 2005 among Azur, the Airtek Shareholders and Marrache & Co.*

10.31	Consulting Agreement dated February 1, 2004 between Azur and Donald Goree.*

10.32	First Addendum, dated March 28, 2005 to Consulting Agreement with Donald Goree.*

10.33	Employment Agreement dated April 15, 2004 between Azur, Azur Development Corp. and Albert Lazo.*

10.34	First Addendum, dated January 13, 2005 to Employment Agreement with Albert Lazo.*

10.35	Employment Agreement dated September 1, 2004 between Azur and Donald Winfrey.*

10.36	Consulting Agreement dated November 1, 2004 between Jeffrey Grene and Azur.*

10.37	Consulting Agreement dated October 5, 2004 between Azur and John Duggan.*

10.38	Consulting Services Agreement dated March 10, 2004 between United Investments Management, Inc. and Azur.*

10.39	Stock Purchase Agreement dated June 1, 2005 between Azur and HVST Acquisition Corp. Incorporated by reference to Exhibit 1 to the Schedule 13D filed by Azur on June 15, 2005 to report ownership in Harvest. **

10.40	Consulting and Investment Banking Services Agreement dated June 1, 2005 between Venture Fund I, Inc. and Azur.**

10.41	Office Lease Agreement dated February 28, 2005 between CAPROC Third Avenue, LLC and Azur.**

10.42	Amended and Restated Operating Agreement of Place Des Arts LLC effective May 5, 2005.**

10.43	Convertible Secured Promissory Note dated May 31, 2005 in the principal amount of $840,000 from Azur to Efficient Management Trading Co.**

10.44	Amended Purchase and Sale Agreement dated January 12, 2005 among Shell Landing Development, Inc., Shell Landing Residences, LLC and Williams, Heidelberg, Steinberger & McElhaney, P.A.**

10.45	Purchase and Sale Agreement dated January 13, 2005 among Shell Landing Residences LLC, Azur-Shell Landing Development LLC and Michael L. Fondren.**

10.46	Consulting Agreement dated February 1, 2005 between Newpoint Advisors, LLC and Azur.**

10.47	Securities Purchase Agreement dated June 1, 2005 between Azur, Omicrom Master Trust and Robert and Kathleen Cohen Family Trust.**

10.48	Membership Interest Security Agreement dated June 1, 2005 between Omicrom Master Trust and Azur.**

10.49	Retainer Agreement dated February 3, 2005 between Pittman Poe & Associates, Inc. (“Pittman”) and Azur.**

10.50	First Addendum to Retainer Agreement between Azur and Pittman.**

10.51	12% Convertible debenture Due June 1, 2006 in the principal amount of $700,000 from Azur to Omicrom.**

10.52	12% Convertible debenture Due June 1, 2006 in the principal amount of $700,000 from Azur to Robert and Kathleen Cohen Family Trust.**

10.53	Promissory Note dated June 15, 2005 in the principal amount of $250,000 from Azur to NFLP.**

10.54	Construction Loan Agreement dated January 5, 2005 between 48 Hendricks, LLC and Colonial Bank, N.A.**

10.55	Consolidated Promissory Note in the principal amount of $10,685,000 dated January 5, 2005 from 48 Hendricks, LLC to the order of Colonial Bank, N.A.**

10.56	Adjustable Rate Note in the principal amount of $1,035,000 dated September 12, 2002 from Eduardo Naranjo (assignor to Rio Vista partnership) and HomeBanc Mortgge Corporation.**

10.57	Mortgage dated September 12, 2002 from Eduardo Naranjo (assignor to RioVista general partnership)and HomeBanc Mortgage Corporation.**

10.58	Extension Agreement dated May 6, 2005 between Azur and Efficient Mnagement Trading Co., Inc.**

10.59	Motor Vehicle Lease Agreement dated April 27, 2005 between Azur and Alpine Jaguar.**

10.60	Consulting Agreement, dated May 31, 2005 between Azur and Lippert/Heilshorn & Associates, Inc.**

16.1	Letter, dated June 3, 2005 from Goldstein Golub Kessler LLP to the Securities and Exchange Commission. Incorporated by reference to Exhibit 16.2 to Harvest’s Current Report on Form 8-K filed June 6, 2005.

22.1	Subsidiaries of Azur.**

23.1	Consent of Guzov Ofsink, LLC (set forth in Exhibit 5.1)**

23.2	Consent of Baum & Co., P.A.*

23.3	Consent of Goldstein Golub Kessler LLP.*

*	Filed herewith.
**	To be filed by amendment.

Item 22. Undertakings

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 (the “Act”), and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(6) The undersigned registrant hereby undertakes:

(A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(i) and (A)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into the registration statement.

(B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly in the City of Fort Lauderdale, State of Florida, on July 19, 2005.

NEW HARVEST CAPITAL CORPORATION

By:	/s/ Donald Goree
Donald Goree
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Title	Date

/s/ Donald Goree
Donald Goree	July 19, 2005
Chairman, Chief Executive Officer And Director (Principal Executive Officer)

/s/ Donald Winfrey
Donald Winfrey	July 19, 2005
President and Director (Principal Accounting Officer and Principal Financial Officer)

/s/ Albert Lazo
Albert Lazo	July 19, 2005
Secretary and Director